Filed Pursuant to Rule 424(b)(3)
File Number 333-151723

Prospectus

INFOSMART GROUP, INC.

19,303,970 Class A Warrants

19,303,970 shares of Common Stock

This prospectus covers the resale by selling securityholders of up to 19,303,970 Class A Warrants and 19,303,970 shares of our common stock, no par value.

These securities will be offered for sale from time to time by the selling securityholders identified in this prospectus in accordance with the terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock by the selling securityholders.

Our securities are not listed on any national securities exchange. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “IFSG.OB,” but our Class A Warrants are currently not quoted on the OTC Bulletin Board. The last reported per share price for our common stock was $0.165, as quoted on the OTC Bulletin Board on June 16, 2008.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 19.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 7, 2008

No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date in the front of this prospectus only. Our business, financial condition, results of operations and prospectus may have changed since that date.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

References to “we,” “our,” “us,” the “Company,” or “Infosmart” refer to Infosmart Group, Inc., a California corporation, and its consolidated subsidiaries.

Our Business

Infosmart Group, Inc., through our wholly owned subsidiary Infosmart Group Limited (“Infosmart BVI”), is in the business of developing, manufacturing, marketing and sales of recordable digital versatile disc (“DVDR”) optical media, and manufacturing recordable compact discs (“CDR”). We manufacture DVDRs with 8x and 16x writable speeds as well as CDRs with 52x writable speed. We are also preparing for the manufacturing of Blu-Ray format DVDR discs. We have customers in Western Europe, Australia, China and South America. We manufacture and ship our products from Hong Kong where we operate state-of-the-art DVDR and CDR manufacturing facilities.

Corporate Structure

We own all of the capital stock of Infosmart BVI, a holding company incorporated in the British Virgin Islands. Infosmart BVI beneficially owns 100% of the issued and outstanding capital stock of: (i) Info Smart Technology Limited (“IS Technology”), a company incorporated under the laws of Hong Kong; (ii) Info Smart International Enterprises Limited (“IS International”), a company incorporated under the laws of Hong Kong; and (iii) Portabello Global Limited (“Portabello”), a company incorporated under the laws of the British Virgin Islands. IS Technology owns all of the issued and outstanding capital stock of Infoscience Media Limited (“IS Media”), a company incorporated under the laws of Hong Kong. IS Media owns 99.42% of the issued and outstanding capital stock of Discobras Industria E Comercio de Eletro Eletronica Ltda., a company incorporated under the laws of Brazil (“Discobras”), the remaining 0.58% ownership interest in Discobras is held by our local Brazilian partner. During the year 2006, the Company acquired all the issued and outstanding capital stock of Infoscience Holdings Limited (“IS Holdings”), a company incorporated under the laws of Hong Kong, through IS Media. IS Media has a Cooperation Agreement with IS Holdings wherein it manufactures its DVDRs using certain patent licenses and manufacturing licenses owned by IS Holdings. IS Media acquired IS Holdings to guarantee the continuation of this agreement and obtained the right to use the relevant patent licenses and manufacturing licenses.

New Brazilian Facility

In March 2006, IS Media formed Discobras, a Brazilian company, with a local partner, with registered capital of US$8 million for our new Brazilian DVDR production facility. We relocated some of our DVDR manufacturing equipment to Brazil in November 2006 and installed them in January 2007. Trial production in Brazil began in March 2007, and is currently producing at full capacity. In addition, the owners of the technologies and intellectual property necessary for the production of our products require that we obtain separate Patent Licenses for the use of intellectual property in our new DVDR manufacturing facility in Brazil. We are currently in the process of obtaining these Patent Licenses.

$5 Million Commercial Secured Loan

On April 30, 2008, we closed a $5,000,000 commercial secured lending transaction (the “Loan”) with two institutional investors (the “Lenders”). We entered into a Securities Purchase Agreement, pursuant to which the Lenders loaned to us an aggregate of $4,000,000 at a 20% original issue discount from the aggregate $5,000,000 principal amount. The proceeds of this financing were marked for our development of Blu-Ray Disc (DB) sales and marketing efforts in local and international markets.

Class A Warrant Offering

On June 12, 2008, we closed a private offering of Class A Warrants exercisable for an aggregate 220,000 shares of our common stock and received an aggregate purchase price of $220.00. We entered into a Securities Purchase Agreement with each Class A Warrant-holder from this offering. The proceeds of this financing shall be used for working capital.

Financial Results

Our consolidated financial statements for the years ended December 31, 2007, 2006, and 2005 are included in this prospectus. In 2005, 2006, and 2007, we had approximately $24.6 million, $27.1 million, and $105 million in sales, respectively. In 2005, 2006, and 2007, we had approximately $4.2 million, $1.1 million and $10.2 million in net income, respectively.

We have also included our unaudited consolidated financial statements for the three months ended March 31, 2008, during which time we had approximately $7.6 million in sales and $833,000 in net income.

See “Index of Financial Statements” on page F-1.

Risks Affecting Our Business

We are subject to a number of risks, which you should be aware of before deciding to purchase the securities in this offering. These risks are discussed in the summary below and in the section titled “Risk Factors” beginning on page 19 of this prospectus.

Summary of Risk Factors

This document contains certain statements of a forward-looking nature. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond our control. Forward-looking statements typically are identified by the use of terms such as “look,” “may,” “will,” “should,” “might,” “believe,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to:

•	our ability to timely and accurately complete orders for our products;

•	our dependence on a limited number of major customers;

•	political and economic conditions within the PRC;

•	our ability to expand and grow our distribution channels;

•	general economic conditions which affect consumer demand for our products;

•	the effect of terrorist acts, or the threat thereof, on consumer confidence and spending;

•	acceptance in the marketplace of our new products and changes in consumer preferences;

•	foreign currency exchange rate fluctuations;

•	our ability to identify and successfully execute cost control initiatives; and

•	other risks outlined above and in our other public filings.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. We undertake no obligation to update this forward-looking information.

While our management fully intends to make concerted efforts to manage these risks, we cannot assure you that we will be able to do so successfully. See “Risk Factors” beginning on page 19 of this prospectus.

Strategic Financing

On April 30, 2008 (the “Closing Date”), we entered into a Securities Purchase Agreement (“Purchase Agreement”) pursuant to we which we agreed to issue Debentures with an aggregate principal amount of $5,000,000 (the “Debentures”) and 5-year warrants exercisable for 19,083,970 shares of our common stock (the “Class A Warrants”) to two institutional investors (the “Lenders”) for an aggregate purchase price of $4,000,000 at a 20% original issue discount (the “Loan”).

The Debentures are secured by all of our assets subordinate only to bank debt, whether existing as of the Closing Date or accumulated in the future but not to exceed the aggregate amount of $12,000,000. The Debentures accrue interest at a rate of 12% per annum, payable monthly in cash or in registered shares of our common stock, at the Company’s sole option. All principal and any accrued but unpaid interest on the Debentures is due in full on April 30, 2009.

In the event of a default under the Debentures, the Lenders may accelerate the maturity of the Debentures and demand immediate payment in full, and the interest rate will increase to 18% per annum until we repay in full all outstanding principal, interest, and fees. We may from time to time, on 10 trading days’ notice, prepay all or any portion of the Debentures, provided however, that the prepayment amount paid shall be 125% of the prepaid principal plus any accrued interest.

The Class A Warrants are exercisable for an aggregate 19,083,970 shares of our common stock at an exercise price of $0.262 and contain a cashless exercise provision that the Lenders may utilize after six months from the Closing Date. Within 180 days of the Closing Date (“Quotation Deadline”), we must obtain a ticker symbol for the Class A Warrants and have the Class A Warrants quoted on the Over-the-Counter Bulletin Board (or similar exchange). If the Class A Warrants are not quoted on the OTCBB by the Quotation Deadline, then we must pay the Lenders the equivalent of 1.5% of the principal amount of the Loan per month, which amount shall not exceed a total amount of 18%.

In connection with the Loan, we paid placement agent fees of $283,000 and issued 4-year warrants to purchase up to an aggregate 1,335,878 shares of our common stock with an exercise price of $0.328 and must pay placement agent fees of 7% of any cash proceeds we receive upon exercise of the Class A Warrants.  Use of the net proceeds of the loan is for general corporate practices.

In connection with the Loan, we must apply to have our common stock listed on either Nasdaq, the American Stock Exchange, or the New York Stock Exchange by May 29, 2009 (“New Listing Deadline”). If we do not meet the New Listing Deadline, then we must pay to the Lenders the equivalent of 1% of the principal amount of the Loan, not to exceed a total amount of 10%.

Upon the earlier of (i) September 1, 2008, or (ii) the date that 100% of our outstanding and unconverted Series B Convertible Preferred Stock is mandatorily converted into shares of our common stock pursuant to the terms of our Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock, we have the option to restructure the loan by canceling the Debentures and issuing to the Lenders secured convertible debentures for an aggregate principal amount of $5,000,000 (the “Restructure Debentures”). Our option to restructure the loan expires on September 10, 2008. If we do not opt to restructure the loan, then on September 11, 2008, the exercise price of the Class A Warrants will automatically adjust to $0.01 per share.

We agreed to register for resale the 19,393,970 Class A Warrants and the shares of common stock underlying the Class A Warrants on a registration statement on Form S-1, of which this prospectus forms a part. In the event that our registration statement is not declared effective by the Securities and Exchange Commission (“SEC”) within 120 days after the Closing Date, or 150 days after the Closing Date in the case of a “full review” by the SEC, we will owe liquidated damages to the Lenders of 2% of the principal amount of the Debentures in cash until the registration statement is declared effective. The liquidated damages payable to the Lenders in the event of non-registration or late effectiveness is subject to a maximum limit of 10% of the total principal amount of the Debentures, or $500,000. The Lender’s registration rights and our registration obligations are set forth in a registration rights agreement that we entered into in connection with the Loan.

The securities were offered and sold in the transaction described above to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Regulation D.

On June 12, 2008, we closed the sale of additional Class A Warrants for an aggregate purchase price of $190. We entered into a Securities Purchase Agreement with each Class A Warrant-holder from this offering. The Class A Warrants from this offering are exercisable for an aggregate 190,000 shares of our common stock at an exercise price of $0.262 and contain a cashless exercise provision that the Class A Warrant-holders may utilize after six months from the issuance date of such warrants. These securities were offered and sold in the offering described above to accredited and/or sophisticated investors in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Regulation D.

General Information

Our principal executive offices are located at 5th Floor, Texaco Building, 126-140 Texaco Road, Tsuen Wan, Hong Kong, and our telephone number is (852) 2944-9905.

The Offering

We are registering 19,303,970 Class A Warrants and 19,303,970 shares of our common stock for sale by the selling securityholders identified in the section of this prospectus entitled “Selling Securityholders.” Information regarding our Class A Warrants and common stock is included in the section of this prospectus entitled “Description of Securities.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize consolidated financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and our consolidated financial statements and the related notes included in this prospectus. The summary consolidated financial information as of March 31, 2008 and December 31, 2007, 2006, and 2005 have been derived from our consolidated financial statements included in this prospectus. All monetary amounts are expressed in U.S. dollars unless otherwise indicated.

	Three Months Ended March 31,	Twelve Months Ended December 31,
	2008 (unaudited)	2007 (audited)	2006 (audited)	2005 (audited)
Consolidated Statements of Operations Data:
Sales	7,560,447	104,969,899	27,102,441	24,577,206
Cost of Sales	(6,498,617)	(90,186,253)	(19,570,525)	(17,911,674)
Gross Profit	1,061,830	14,783,646	7,531,916	6,665,532
Operating Expenses	(853,091)	(5,659,546)	(2,697,053)	(1,672,183)
Income from Operations	208,739	9,124,100	4,834,863	4,993,349
Other Income Expense, net	813,960	1,710,408	449,985	302,903
Income Before Taxes	884,292	10,172,449	2,020,136	5,172,783
Income Taxes	(51,309)	(52,506)	(955,592)	(958,022)
Net Income	832,983	10,237,205	1,064,544	4,214,761
Foreign Currency Translation	5,681	1,497,766	(12,421)	28,028
Comprehensive Income (Loss)	754,356	11,281,207	(1,447,103)	4,242,789
Basic Net Income (Loss) Per Share (in US$)	0.01	0.07	(0.01)	0.04
Diluted Net Income (Loss) Per Share (in US$)	0.01	0.07	(0.01)	0.04
Basic Weighted Average Number of Shares Outstanding	142,175,630	140,025,108	119,188,957	110,236,841
Diluted Weighted Average Number of Shares Outstanding	176,116,942	140,622,119	119,188,957	100,236,841

	As of March 31,	As of December 31,
	2008 (unaudited)	2007 (audited)	2006 (audited)	2005 (audited)
Balance Sheet Data:
Total Assets	56,511,829	76,608,031	44,721,505	24,920,741
Current Liabilities	19,437,589	40,041,198	16,818,096	9,415,083
Long Term Liabilities	5,778,568	6,045,735	8,707,480	6,464,239
Stockholders’ Equity	29,791,527	28,786,915	16,614,003	9,041,419

SUPPLEMENTARY FINANCIAL INFORMATION

The supplementary financial information presented below summarizes certain financial data which has been derived from and should be read in conjunction with our consolidated financial statements and footnotes thereto included in the section beginning on page F-1.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

2008
Sales	$7,560,447	-	-	-	$7,560,447
Gross Profit	1,061,830	-	-	-	1,061,830
Net Income	832,983	-	-	-	832,983
Basic Earnings Per Share	$0.01	-	-	-	$0.01
Diluted Earnings Per Share	$0.01	-	-	-	$0.01
Basic Weighted Average Shares	142,175,630	-	-	-	142,175,630
Diluted Weighted Average Shares	176,116,942	-	-	-	176,116,942

2007
Sales	$7,698,415	$19,608,031	$25,615,603	$52,047,850	$104,969,899
Gross Profit	1,965,268	5,101,553	4,573,611	3,143,214	14,783,646
Net Income	905,284	3,296,691	3,478,041	2,557,189	10,237,205
Basic Earnings Per Share	$0.01	$0.02	$0.02	$0.02	$0.07
Diluted Earnings Per Share	$0.01	$0.02	$0.02	$0.02	$0.07
Basic Weighted Average Shares	136,252,633	137,224,640	142,294,295	144,248,709	140,025,108
Diluted Weighted Average Shares	159,936,810	138,083,549	142,964,178	144,845,720	140,622,119

2006
Sales	$6,231,518	$6,330,486	$7,560,552	$6,979,885	$27,102,441
Gross Profit	1,672,893	1,893,721	2,155,275	1,810,027	7,531,916
Net Income	919,506	1,093,906	(1,437,371)	488,503	1,064,544
Basic Earnings (Loss) Per Share	$0.01	$0.01	$(0.03)	$0.00	$(0.01)
Diluted Earnings (Loss) Per Share	$0.01	$0.01	$(0.03)	$0.00	$(0.01)
Basic Weighted Average Shares	110,236,841	110,236,841	119,986,624	136,003,606	119,188,957
Diluted Weighted Average Shares	110,236,841	110,236,841	119,986,624	136,003,606	119,188,957

2005
Sales	$5,840,909	$8,648,450	$3,990,318	$6,097,529	$24,577,206
Gross Profit	1,744,902	2,274,582	1,087,560	1,558,488	6,665,532
Net Income	1,303,203	2,136,083	342,516	432,959	4,214,761
Basic Earnings Per Share	$0.01	$0.02	$0.00	$0.00	$0.04
Diluted Earnings Per Share	$0.01	$0.02	$0.00	$0.00	$0.04
Weighted Average Shares	110,236,846	110,236,846	110,236,846	110,236,841	110,236,841
Diluted Weighted Average Shares	110,236,846	110,236,846	110,236,846	110,236,841	110,236,841

BUSINESS

Overview

We are in the business of developing, manufacturing, marketing and sales of recordable digital versatile disc (“DVDR”) media and recordable compact discs (“CDR”). We manufacture DVDRs with 8x and 16x writable speeds as well as CDRs with 52x writable speeds, and have been developing our DVD-R manufacturing basis in both Hong Kong and Brazil to capture the worldwide market. As the “war” between high density format DVDR (“HD-DVD”) and Blu-ray DVD formats has ended with the Blu-ray DVD format surviving in the marketplace to become the latest format of DVD recordable media, we have a new perspective in business development in the world market for the next 5 years. We have acquired the first set of Blu-ray DVD replication systems in the China/Hong Kong region and will devote more resources to developing the market for Blu-ray DVD replication systems. We have customers in Western Europe, Australia, China and South America.

We produce our products through our three main operational business subsidiaries, Info Smart Technology Limited (“IS Technology”), Info Smart International Enterprises Limited (“IS International”) and Infoscience Media Limited (“IS Media”) at our state-of-the-art DVDR manufacturing facilities in Hong Kong.

In December 2006, IS Media acquired 100% of the issued and outstanding common stock of Infoscience Holdings Limited (“IS Holdings”). IS Media has a cooperation agreement with IS Holdings wherein it manufactures its DVDRs using certain patent licenses owned by IS Holdings. IS Media acquired IS Holdings to guarantee the continuation of this cooperation agreement. We also have a Brazilian subsidiary, Discobras Industria E Comercio de Electro Eletronica Limiteda (“Discobras”), which was formed in March 2006 by IS Media and a local partner, with registered capital of US$8 million for our new Brazilian DVDR production facility. IS Media currently holds a 99.42% ownership interest in Discobras, and the local partner holds the remaining 0.58% ownership interest in Discobras. In addition, we incorporated a new subsidiary, Portabello Global Limited (“Portabello”), for distributing and reselling our recordable digital versatile discs and media to customers in South America.

History and Development of the Company

History

We were incorporated on July 16, 1996 in the State of California under the name Cyber Merchants Exchange, Inc. In July 1999, we raised approximately $3.2 million through an initial public offering. On June 30, 2000, we raised an additional $6.3 million in a private placement offering subscribed by 30 high net-worth Chinese investors. Prior to our reorganization, as described below, we were an intermediary to global suppliers and buyers in the manufacturing, wholesaling and retailing apparel business. Effective October 12, 2006, we changed our name from Cyber Merchants Exchange, Inc. to Infosmart Group, Inc. (the “Company”).

Company Reorganization

On May 16, 2004, our shareholders of record on March 25, 2005 approved a reorganization of the Company (the "Company Reorganization"). The Company Reorganization is summarized as follows:

•
We transferred of all of our assets and liabilities (the "Transfer") to ASAP Show Inc., a then wholly owned subsidiary ("ASAP"), effective May 31, 2005 pursuant to a Transfer and Assumption Agreement (“Transfer Agreement”), with ASAP continuing to operate the trade show business previously carried on by us;

•	We issued a stock bonus to certain directors and key employees of 120,862 shares of our common stock, on a post-reverse split basis, effective May 31, 2005 (the “Stock Bonus”);

•	We effected a one for eight and one-half (1-for-8.5) reverse stock split of our common stock (the "Reverse Split") with special treatment to preserve round lot stockholders, effective July 18, 2005;

•
On or about August 25, 2005, we distributed 8,626,480 shares of common stock of ASAP, representing all of the outstanding shares of ASAP, to our shareholders of record on August 18, 2005 on a pro rata basis (the "Distribution"), with such distributed shares being held by our transfer agent as depository agent until such time as the Form 10-SB filed by ASAP became effective with all comments from the SEC cleared (certificates representing such shares were issued by the transfer agent to the shareholders on or about March 27, 2006);

•	We entered into an amended and restated Securities Purchase Agreement (“SPA”) with KI Equity effective as of August 25, 2005; and

•
On September 30, 2005, we completed the sale of 7,104,160 shares of our common stock to KI Equity for $415,000 (the "Investment"), with the net proceeds of the Investment being paid to ASAP pursuant to the terms of the Transfer Agreement.

In connection with the closing of the Investment, our then current directors and officers resigned, and Kevin Keating was appointed the sole director and officer of the Company. We accounted for the Company Reorganization as a reverse spinoff in accordance with the Emerging Issues Task Force Issue No. (“EITF”) 02-11, “Accounting for Reverse Spinoffs.” In a reverse spinoff, the legal spinnee (ASAP) is treated as though it were the spinnor for accounting purposes. Reverse spinoff accounting is appropriate as the treatment of the legal spinnee as the accounting spinnor results in the most accurate depiction of the substance of the transaction for shareholders and other users of the consolidated financials statements. Under this treatment, the historical financial statements of the Company became the historical financial statements of ASAP. In making its determination, the Company considered the following indicators, among others: (i) the accounting spinnor (legal spinnee, ASAP) is larger than the accounting spinnee (legal spinnor, the Company); (ii) the fair value of the accounting spinnor (legal spinnee) is greater than that of the accounting spinnee (legal spinnor); (iii) the accounting spinnor (legal spinnee) retains the senior management of the formerly combined entity; and (iv) the accounting spinnor (legal spinnee) retains senior management. As a result of the Company Reorganization, the Company became a shell company with nominal assets and operations, with a business purpose being to identify, evaluate and complete a business combination with an operating company.

Brazilian Facility

In March 2006, IS Media formed Discobras, a Brazilian company, with a local partner, with registered capital of US$8 million for our new Brazilian DVDR production facility. We relocated some of our DVDR manufacturing equipment to Brazil in November 2006 and installed them in January 2007. Trial production in Brazil began in March 2007, and is currently producing at full capacity. In addition, the owners of the technologies and intellectual property necessary for the production of our products require that we obtain separate Patent Licenses for the use of intellectual property in our new DVDR manufacturing facility in Brazil. We are currently in the process of obtaining these Patent Licenses.

Change in Control Transaction

On July 7, 2006, the Company entered into an Exchange Agreement with KI Equity Partners LLC, Prime Fortune Enterprises Ltd. (“Prime”), the equity owners of Prime, namely, Mr. Chung Kwok, Ms. Po Nei Sze and Prime Corporate Developments Limited (the “Prime Shareholders”), and Hamptons Investment Group Ltd. (“Hamptons”) (collectively the “Infosmart BVI Shareholders”) to acquire all of the equity ownership of Infosmart Group Limited, a British Virgin Islands company (“Infosmart BVI”) through the acquisition of Prime, the former 100% direct equity owner and holding company of Infosmart BVI. Under the terms of the Exchange Agreement, immediately prior to the closing of the share exchange transaction, Hamptons was to receive 58.82352 shares of Prime’s capital stock as payment for its services as a finder in connection with the exchange transaction.

On August 11, 2006, however, and prior to the closing of the share exchange transaction, Prime’s and Infosmart BVI’s board of directors and their respective shareholders agreed to restructure the ownership of Infosmart BVI’s issued capital stock, resulting in the transfer of the entire equity ownership of Infosmart BVI directly to Mr. Chung Kwok, Ms. Po Nei Sze and Prime Corporate Developments Limited. On August 14, 2006, the Company entered into a First Amendment to the Exchange Agreement with KI Equity, Prime, the equity owners of Prime, Infosmart BVI, the equity owners of Infosmart BVI (which also consisted of Mr. Chung Kwok, Ms. Lui Sau Wan and Prime Corporate Developments Limited), and Hamptons, whereby Infosmart BVI and the Infosmart BVI Shareholders replaced Prime and the Prime Shareholders as a parties to the Exchange Agreement, and they assumed all of Prime’s and the Prime Shareholders’ obligations, representations, warranties, liabilities and responsibilities under the Exchange Agreement, including Prime’s obligation to issue the shares of stock to compensate Hamptons for its services immediately prior to the closing of the share exchange transaction. Pursuant to the Exchange Agreement, as amended by the First Amendment, the Company acquired all of the outstanding shares of Infosmart BVI’s capital stock from the equity owners of Infosmart BVI and Hamptons, and the Infosmart BVI Shareholders transferred and contributed all of their Infosmart BVI shares to the Company. In exchange, the Company issued to the Infosmart BVI Shareholders 1,000,000 shares of the Company’s Series A Preferred Stock, which were convertible into 116,721,360 shares of the Company’s common stock.

The closing of the Exchange Agreement was contingent on a minimum of $7,000,000 being subscribed for, and funded into escrow, by certain accredited and institutional investors (“Investors”) for the purchase of shares of the Company’s Series B Preferred Stock promptly after the closing of the Exchange Agreement under terms and conditions approved by the Company’s board of directors immediately following the Exchange Agreement (the “Financing”). The closing of the Financing was contingent on the closing of the Exchange Agreement, and the Exchange Agreement was contingent on the closing of the Financing.

$7.65 Million Financing

Immediately following the closing of the Exchange Agreement, we received gross proceeds of approximately $7.65 million in connection with the Financing from the Investors. Pursuant to Subscription Agreements entered into with these Investors, we sold 1,092,857.143 shares of our Series B Preferred Stock at a price per share of $7.00. Each share of Series B Preferred Stock is convertible into shares of our common stock. We registered the common stock underlying the Series B Preferred Stock issued in the Financing with the SEC for resale by the Investors. After commissions and expenses, we received net proceeds of approximately $6.89 million in the Financing.

In connection with the issuance of the Series B Preferred Stock to the Investors, the Company issued warrants to the Investors to purchase an aggregate of 29,310,345 shares of common stock, on as-converted basis, of the Company. The warrants have an exercise price of $0.326 per share, subject to adjustments.

Keating Securities, LLC and Axiom Capital Management, Inc. (“Placement Agents”) acted as placement agent in connection with the Financing. For their services, the Placement Agents received a commission equal to 8% of the gross proceeds from the Financing and a non-accountable expense allowance equal to 2% of the gross proceeds. In addition, the Placement Agents received, for nominal consideration, five-year warrants to purchase 10% of the number of shares of common stock into which the Series B Preferred Stock issued in the Financing may be converted (“Placement Agent Warrants”).  The Placement Agent Warrants are exercisable at any time at a price equal 125% of the conversion price, on a net-issuance or cashless basis. The Placement Agent Warrants have registration rights similar to the registration rights afforded to the holders of Series B Preferred Stock and Warrants. The Company also paid for the out-of-pocket expenses incurred by the Placement Agent and all purchasers in the amount of $25,000.

Upon completion of the exchange transaction, and after giving effect to the Financing, the Infosmart BVI Shareholders owned 1,000,000 shares of the Company’s Series A Preferred Stock, and the Investors in the aggregate received 1,092,857.143 shares of our Series B Preferred Stock. The Series A Preferred Stock automatically converted into 116,721,360 shares of common stock upon the filing and approval of a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of California on October 12, 2006. Immediately after the exchange transaction, the Infosmart BVI Shareholders and the Investors owned, in the aggregate, 91.84% of our issued and outstanding shares of common stock after giving effect to the conversion of the Series A and Series B Preferred Stock into common stock, and the Company’s stockholders immediately prior to the exchange transaction owned 8.16% of the outstanding common stock (or, 12,969,040 shares of our common stock) after giving effect to the conversion of the Series A and Series B Preferred Stock into common stock.

The issuance of the Series A Preferred Shares to the Infosmart BVI Shareholders and, upon conversion, the shares of the Company’s common stock underlying the Series A Preferred Shares, was intended to be exempt from registration under the Securities Act, pursuant to Regulation S promulgated thereunder. The issuance of the Series B Preferred Shares to Investors was intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof and such other available exemptions. As such, the Series A Preferred Shares and the Series B Preferred Shares, and upon conversion thereof, the Company’s common stock, may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

Name Change and Increase in Authorized Shares of Common Stock

On October 12, 2006, the Company effected an increase in the number of authorized shares of the Company’s common stock from 40,000,000 shares to 300,000,000 shares and also effected a change of the Company’s corporate name (the “Name Change”) to “Infosmart Group, Inc.” (the “Amendments”) through the filing of a Certificate of Amendment to the Company’s Articles of Incorporation with the State of California’s Secretary of State. Per the conversion rights set forth in the Certificate of Determination for the Series A Preferred Stock, upon filing and acceptance of the Amendments to the Company’s Articles of Incorporation, all of the Series A Preferred Stock were automatically converted into approximately 116,721,360 shares of the Company’s Common Stock. The Company’s Name Change and its trading symbol (OTCBB: IFSG) became effective on the OTC Bulletin Board on October 18, 2006.

$5 Million Commercial Secured Loan

On April 30, 2008, we closed a $5,000,000 commercial secured lending transaction (the “Loan”) with two institutional investors (the “Lenders”). We entered into a Securities Purchase Agreement, pursuant to which the Lenders loaned to us an aggregate of $4,000,000 at a 20% original issue discount from the aggregate $5,000,000 principal amount. The proceeds of this financing were marked for our development of Blu-Ray Disc (DB) sales and marketing efforts in local and international markets.

Class A Warrant Offering

  As described more fully above, on June 12, 2008, we also closed a private warrant offering in which we sold Class A Warrants exercisable for an aggregate 220,000 shares of our common stock and received an aggregate purchase price of $220. We entered into a Securities Purchase Agreement with each Class A Warrant-holder from this offering.

Infosmart BVI

Infosmart Group Limited (“Infosmart BVI”) was incorporated in the British Virgin Islands on August 23, 2005 under the International Business Companies Act of the British Virgin Islands. Prior to the Restructuring (as described above), Prime Fortune Enterprises Limited, a British Virgin Islands company (“Prime”), was the sole equity owner and shareholder of 100% of Infosmart BVI’s issued capital shares. In August 2006, the board of directors of both Prime and Infosmart BVI decided to restructure certain shareholdings in Infosmart BVI so that after the Restructuring, Prime would no longer own 100% of Infosmart BVI’s issued capital shares and so that Prime Corporate Developments Ltd. (“Prime Corporate”), Mr. Chung Kwok and Ms. Sau Wan Lui would replace Prime as the direct owners of 100% of the issued capital shares and equity ownership of Infosmart BVI.

Prior to the Restructuring, Prime owned 100% of the issued capital shares of Infosmart BVI, which consisted of one (1) issued capital share, and Prime’s issued capital shares were owned as follows: 713 shares held by Prime Corporate, 212 shares held by Mr. Chung Kwok, and 75 shares held by Lui Sau Wan. On August 11, 2006, in connection with the Restructuring, Prime’s board of directors approved resolutions for Prime to transfer the one (1) issued capital share of Infosmart BVI owned by Prime to Prime shareholder Chung Kwok in exchange for a cash payment of $1.00 (the “Prime Transfer”), and that pursuant to such resolutions, Prime transferred the one Infosmart BVI share to Chung Kwok on August 11, 2006 in exchange for the $1.00 cash payment.

Further, on August 11, 2006 and concurrent with the Prime Transfer, Infosmart BVI’s Board approved resolutions for the issuance of 999 new shares in Infosmart BVI to Prime Corporate Developments Limited (“Prime Corporate”), Chung Kwok and Lui Sau Wan, as follows: 713 shares to Prime Corporate, 211 shares to Chung Kwok, and 75 shares to Lui Sau Wan, in exchange for a cash payment by Prime Corporate, Chung Kwok and Lui Sau Wan of $1.00 per Infosmart BVI share that each receives (the “Infosmart BVI Share Issuance”) or an aggregate total payment of $999 for such shares. On August 11, 2006, Infosmart BVI issued the 999 Infosmart BVI shares, in amounts as described above, to Prime Corporate, Chung Kwok and Lui Sau Wan and, in exchange, received the $999 cash payment, pursuant to such resolutions.

As a result of and immediately after the Prime Transfer and the Infosmart BVI Share Issuance, Prime Corporate, Mr. Chung Kwok and Ms. Sau Wan Lui became the owners of 100% of the issued capital shares of Infosmart BVI, with each of them owning the same number of Infosmart BVI shares as the number of Prime shares that each currently owns. Pursuant to a group reorganization completed in October 2005 (the “Infosmart BVI Reorganization”), Infosmart BVI is the holding company (directly and indirectly) of IS Technology, IS International, IS Media, and Discobras.

Infosmart BVI started in the DVDR manufacturing business with the establishment of IS Technology. Founded in Hong Kong in August of 2002, IS Technology was the first company in Hong Kong to manufacture recordable digital versatile discs. With the continual growth in DVDR demand, the initial shareholders of IS Technology took in other shareholders to form two other companies, IS International and IS Media Limited, to produce DVDRs. , In December 2006, IS Media acquired 100% of the issued and outstanding common stock of Infoscience Holdings Limited (“IS Holdings”). IS Media has a Cooperation Agreement with IS Holdings wherein it manufactures its DVDRs using certain patent licenses owned by IS Holdings. IS Media acquired IS Holdings to guarantee the continuation of this agreement. These four companies and Discobras now form the Company’s main operational business in Hong Kong and Brazil respectively.

Organizational Structure

As a result of the share exchange transaction, the Company Reorganization, the Infosmart BVI Reorganization, the Restructuring, and subsequent acquisitions of new subsidiaries, our current organizational structure is as follows (the percentages depict the current equity interests):

Our Business

We develop, manufacture, market and sell 8x and 16x writable speed DVDRs and 52x writable speed CDRs, and we are preparing for manufacturing of Blu-Ray format DVDR discs. In order to act as a one-stop-shop for the optical storage media needs for our customers, we also outsource orders for products we do not produce ourselves, such as DVD±RW discs and DVD-RAM discs and other low margin DVDR items. We have customers in Western Europe, China, South America and Australia. To capture the South American market, we have established a sales and distribution network in Brazil and set up a DVDR production facility in Brazil, and we have a subsidiary, Portabello, that distributes and resells our recordable digital versatile discs and media to customers in South America.

Current Products

We currently develop, manufacture, market and sell recordable digital versatile discs (“DVDRs”). A DVDR is an optical disc storage media format that can be used for data storage, including movies with high video and sound quality. DVDRs are manufactured with different writable speed ratings. The writable speed ratings of blank DVDRs match the speed at which the recording lasers in digital versatile disc (“DVD”) drives (such as those found in DVD players or the DVD disc drives in computers) can write or “burn” data onto the DVDRs. Currently, most DVD drives are able to write or “burn” data onto DVDRs at 8 times (“8x”) or 16 times (“16x”) the industry set standard speed for writing or “burning” data onto a DVDR disc. We manufacture discs with 8x and 16x writable speed ratings. We estimate that our sales of our 8x writable speed DVDRs account for approximately 60% of our output, while 16x writable speed DVDRs make up approximately 40% of our output.

 In December 2007, we stopped producing CDRs in Hong Kong and began producing DVDRs due to higher margins from DVDRs as compared to CDRs. However, in order to ensure “one-stop” shopping to our customers in our distribution channels, we outsource the production of our CDRs and devote more resources to the manufacture of DVDRs. According to Techno Systems Research Co., Ltd. (Japan), total global production volume of CD media in 2007 was 14,024,200,000 discs. We currently outsource CDRs with a standard capacity of 700MB for data and 80MIN for music.

 We have also distributed flash drives and memory cards through the channels of distributions in both Asia and South American that we have established. Therefore, we have started procuring flash drives and memory cards from outside manufacturers for distribution within our current channels which has proven to be very successful.

The following is a segment analysis of our products:

	Flash drive and memory card Twelve months ended December 31,		DVDR and Related Products Twelve months ended December 31,		CDR Twelve months ended December 31,		Total Twelve months ended December 31,
	2007	2006	2007	2006	2007	2006	2007	2006
Revenue from external customers	$52,345,020	-	$49,540,084	25,622,351	$3,084,795	1,480,090	$104,969,899	27,102,441
Segment profit	3,281,250	-	6,891,841	4,512,839	67,895	260,687	10,240,986	4,773,526

Research and Development

We plan to invest at least $10 million in the upcoming year for Blu-ray replication production lines in the upcoming year, with the first Blu-ray replication systems being purchased at about $1.4 million. This move is in line with our strategy of keeping ourselves as the leader and forerunner of recordable media manufacturers in the world. We foresee inputting additional resources in purchasing and installing more production lines in 2008 and in Brazil by 2009 as the market for Blu-ray DVD players and writers become more mature.

Manufacturing

We currently operate two factories in both Hong Kong and Brazil, with a combined production capacity of approximately 15 million 8x, 16x writable speed, single layer DVDRs and CDRs per month.  Currently, our product mix is approximately 60% of 8x DVDRs, approximately 40% of 16x DVDRs, and approximately 60% of CDRs. We have the flexibility to switch production easily between the two product types. After manufacturing the DVDRs and CDRs, we put our products through a rigorous quality assurance process.  Our Quality Management System complies with ISO9001:2000 requirements, and we are ISO 9000 certified. As a result of the Blu-ray format DVD prevailing over the HD-DVD in the battle of dominating the future format of DVDR, we purchased the first set of Blu-ray DVD production replication systems in the China/Hong Kong region in order to meet the demands in the high definition media storage market

Intellectual Properties and Licenses

Our subsidiary, Infoscience Media Limited (“IS Media”) entered into a cooperation agreement (“Cooperation Agreement”) with Infoscience Holdings Limited, a then independent third party and currently a subsidiary of IS Media (“IS Holdings”), on December 1, 2005. Under the Cooperation Agreement, the parties agreed to operationally combine their production facilities so that both IS Media and IS Holdings could both produce DVDRs at their combined facilities using certain intellectual properties for the production of DVDRs for which IS Holdings holds patent licenses (the “Patent License”) for use from the DVDR developer (the “License Agreement”) and also a right to manufacture DVDRs under a government manufacturing license (the ”Manufacturing License”) held by IS Holdings. IS Holdings also agreed that IS Media shall have full legal and beneficial ownership of the first 5,000,000 DVDR discs (the “Second Minimum Quantity”) produced in both IS Media’s and IS Holding’s production facilities (the “Combined Facilities”) for each whole month during the one year term of the Cooperation Agreement.

In exchange, IS Media agreed: (1) IS Holdings shall receive full legal and beneficial ownership of all DVDRs produced in the Combined Facilities that are in excess of the Second Minimum Quantity; and (2) to provide IS Holdings with stand-by credit of not more than HK$30,000,000 from IS Media’s own sources or indirectly from any third party including any licensed Hong Kong bank. Under the Cooperation Agreement, IS Holdings is responsible for paying all the relevant licensee fees, and IS Media is responsible for all the recurrent costs and expenses (except for rent and public utilities, for which each party is responsible for the costs they incur in their own production facility) incurred for the production of all DVDR products manufactured in the Combined Facilities during the one year term of the Cooperation Agreement.

IS Media purchased 100% of the outstanding stock of IS Holdings on December 1, 2006 by entering into a Sale and Purchase Agreement with New Passion Investments Limited. Thus, the Company now indirectly owns the Manufacturing License and Patent License. The Cooperation Agreement was extended for a further 2 years until December 31, 2008.

The patent license held by IS Holdings was obtained through a joint patent licensing program (the “DVDR Patent License Program”) that is administered by Koninklijke Philips Electronics, N.V. (“Philips”). Parties acquiring the patent licenses through this DVDR Patent License Program are allowed to use patents owned (or for which these companies have patent applications pending) by participating companies including Philips, Sony, Hewlett Packard and/or Pioneer that are essential in the DVDR manufacturing process. The patent license offered through Philips’ DVDR Patent Licensing Program is offered under non-discriminatory terms and conditions and, in principle, is available to all manufacturers.

In connection with the completion of the Discobras DVDR production facility in Brazil, we started the process of obtaining the required patent license for use of intellectual property. Discobras has satisfied the relevant governmental requirements in Brazil to produce DVDRs in its production facility. The patent license, however, is currently being negotiated with the relevant owners of the patent which are overseas companies located outside of Brazil, and the Brazilian government must approve the patent license.

Sources and Availability of Raw Materials and Principal Suppliers

Raw material costs constitute approximately 60% of the production costs for DVDR and CDR discs. Key materials used in DVDR production are polycarbonate, silver target, organic dye, printing oil and bonding glue. The most important cost item is polycarbonate, which accounts for about half of cost of goods sold.

The supply market for polycarbonate is competitive. Major polycarbonate suppliers include Teijin Chemicals, Dow Chemical, General Electric, Bayer, and Mitsubishi. We order polycarbonate from a variety of sources depending on price and availability. Since polycarbonate is a petroleum byproduct, its price is affected by crude oil prices and can be volatile. We place three (3) month supply contracts with polycarbonate vendors. These supply contracts guarantee quantity but leave pricing to be determined by the market.

Polycarbonate prices increased from $1.90 - 2.50/kg in 2004 to around $2.80/kg - $3.50/kg in 2005 because of surging oil prices and supply constraints, thereby seriously cutting the profit margins of disc manufacturers worldwide. Capacity was hit in 2004 by the explosion of GE’s PCB factory in Spain. At the end of 2005, worldwide polycarbonate capacity expanded as a major new factory came online in Shanghai, and two other large factories in Japan and the U.S. expanded output in response to higher market prices. Polycarbonate prices were approximately $3.00/kg - $3.10/kg at the beginning of 2006 and dropped into the $2.80-$3.10 range at the end of 2006. We have worked closely with polycarbonate suppliers as we are a bulk volume purchaser for production in Hong Kong and Brazil, and we were able to negotiate prices to about $2.618/kg at the end of 2007 and about $2.6/kg for early 2008.

Marketing and Distribution

More than 90% of our sales are to wholesalers and distributors who resell to retailers. We have increased our exposure in Europe, USA, South America, the Middle East, Asia and China through our marketing efforts and attendance at trade shows such as:

•	CeBIT (Hannover, Germany) 2003, 2004, 2005

•	Comdex (Las Vegas, USA) 2003

•	Computex (Taipei, Taiwan) 2004

•	Gitex (Dubai, UAE) 2004 and 2005

•	China Sourcing Fairs 2004

•	IT Brazil 2005, 2006

•	Hong Kong Electronics Show 2004, 2005, 2006

During 2007, and as a result of our operations in Brazil, we established our brands “LASERLINE” and “HONGTEK” in the Brazilian and South American markets. We will continue direct sales efforts into these markets in 2008 as such efforts have proven effective even though we outsource products from other suppliers.

We also anticipate the increased use of Portabello and Infoscience Media Global Limited in marketing to small-scale distributors in South America and the China/Hong Kong region, respectively.

Current Customers

We have established a wide client base and distribution network covering Europe/United Kingdom, the Middle East, Australia, South America and Asia.

Our top three customers by value, who accounted for 23.07% of our revenue in 2007, are as follows:

•
Laser Corporation markets our DVDR blank media in Australia. Laser Corporation obtains almost 100% of its DVDR blank media supplies from us. Sales to Laser Corporation account for approximately 8.76% of our revenue.

•	China Trade Group Limited markets our SD card in China and obtains about 80% of its SD card supplies from us. Sales to China Trade Group account for approximately 8.07% of our revenue.

•	Yesgee Trading Limited markets our SD card in China. Yesgee obtains about 80% of its SD card supplies from us. Sales to Yesgee account for approximately 6.24% of our revenue.

Management expects that the proportion of revenue accounted for by these customers will decrease as its markets develop in South America. We will be careful to maintain relationships with existing customers in developed countries because they are expected to be volume buyers of our Blu-ray discs in the future. During 2007, we considered the products competing with DVDRs such as flash cards and took a pro-active approach in marketing our own brand of flash cards with core technology patented by a Taiwan company.

Our pricing and payment terms are flexible. Our objective is to build a strong base of loyal customers, and management will offer competitive prices to capture market share in specific markets that have strong growth prospects. Our payment terms are more stringent for new customers and more flexible for long-term customers and established businesses.

In the Brazilian market, our DVDR facilities have already been running at full capacity but are not, yet, able to satisfy customer demands. We have been transporting some of our DVDR output to Brazil from Hong Kong, which takes about 60-75 days for shipment and customs clearance. We have granted about 6o-90 days credit with a certain amount of deposits from wholesaling customers and distributors. We have exercised tight credit control in the South American market and, due to the strong market demand, we have recently reduced our credit period.

Competition

Products

We currently produce Single Layer (“SL”) DVDR discs of two writable speeds (8x and 16x) and CDR discs of 52x writable speed, but we are preparing to launch production of DVDR discs in either High Density or Blu-Ray formats. The table and discussion below describe some competitor products:

Computer Storage Media Comparison

Product	Media Type	Storage Capacity*	Unit Price ($)	Approximate Price per MB (¢/MB)
Floppy Disc	Non- optical	1.44 MB	0.22	23.75

USB Drive	Non- optical	2 GB	70 - 140	7-12

Flash Memory	Non- optical	1 GB	76 - 120	7.4-11.7

Hard Disc	Non- optical	200 GB	130	0.06

CD-R	Optical	700 MB	0.18-0.30	0.026-0.043

DVD±R*	Optical	4.7 GB	0.6-0.8	0.012-0.017

HD DVD**	Optical	15-30 GB	10-15	0.05-0.07

Blu-Ray	Optical	25-50 GB	25-30	0.06-0.10

*Note: 1GB = 1024 MB

Optical storage media, hard discs, USB drives and flash memory are the most commonly used computer storage media. Hard discs have up to 500GB of capacity, cost around $0.75/GB and are the most economical choice for large storage needs. The hard disc, however, is less versatile, more fragile and harder to install than optical storage media; it is also bulky and has poor portability.

Both USB drives and flash memory are compact in size, provide great portability and reusability, but are relatively expensive and have limited storage capacity (maximum only 1-2 GB). These devices are mainly used to store computer and music/home video files where portability is required. Floppy disc capacity is too small for multimedia or today’s software files.

For full movies or computer file backups recordable compact discs and DVDRs offer large (from 750MB to 9.4GB) and economical (from $0.18 to $0.80 per disc) storage solutions. Rewritable DVDR discs (“DVD±RW”) are reusable but are more expensive, and therefore less popular, than write-once DVDR discs that we produce.

The victory of the Blu-ray DVD over the HD-DVD means that the market is looking for highly-compact data storage media and higher resolutions for entertainment content. This means that consumers are willing to pay higher prices for a better entertainment experience. We are exploring this opportunity in order to establish a product with higher margins for the Company. We do, however, foresee that the DVDR market will continue to contribute significantly to our revenue and profits, particularly in the South American markets. The strategy of having a whole array of storage media products distributed in our channels enables our own distribution network to have a “one-stop” product source with the Company as a way to mitigate competition in the same channels.

Competitor Companies

Our competitors are numerous and include companies such as CMC Magnetics, Ritek, NBI and UME Disc Group. Some of our competitors have significantly larger manufacturing market share, but that is not necessarily indicative of greater profitability. We believe that we have achieved optimal capacity and can match the lowest single layer DVDR production costs anywhere in the industry.

Government Regulation and Probability of Affecting Business

The development of our products is generally not subject to government regulation. However, because we market and sell our products in other countries, importation and exportation regulations may impact our activities. A breach of these laws or regulations may result in the imposition of penalties or fines, suspension or revocation of licenses. We are not currently involved in any such judicial or administrative proceedings and believe that we are in compliance with all applicable regulations.

Although it is impossible to predict with certainty the effect that additional importation and exportation requirements and other regulations may have on future earnings and operations, we are presently unaware of any future regulations that may have a material effect on our financial position, but cannot rule out the possibility.

Employees

As of June 12, 2008, we have approximately 180 full-time employees, including management. None of these employees are represented by any collective bargaining agreements. Neither we nor any of our subsidiaries have experienced a work stoppage. Management believes that our relations with our employees are good.

Bankruptcy, Receivership, or Similar Proceedings

On March 7, 2006, a complaint was filed against the Company in a Chapter 7 bankruptcy proceeding in U.S. Bankruptcy Court in the District of Delaware in the matter captioned In Re: Factory 2-U Stores, Inc. The complaint sought to recover from the Company $91,572 in alleged preferential transfers made to the Company by the debtor during the ninety-day period prior to the filing of the debtor's bankruptcy petition. The Company defended against the preference claim by asserting that such transfers were made in the ordinary course of business. On May 22, 2007, all parties entered into a settlement agreement, subject to the bankruptcy court’s approval. The bankruptcy court approved the settlement and dismissed the complaint with prejudice on June 21, 2007.

Corporate Information

Our principal executive offices are located at 5th Floor, Texaco Building, 126-140 Texaco Road, Tsuen Wan, Hong Kong. Our telephone number is (852) 2944-9905, and our fax number is (852) 2944-9909.

Description of Property

Hong Kong Offices and Facilities

Our main offices and manufacturing facilities are located in Hong Kong. We currently store and deliver products from our manufacturing facilities located in Chai Wan and Tsuen Wan, New Territories, Hong Kong. We have placed a high priority on operating a safe, clean, and well-maintained distribution facility, which is a key selling point for many of our customers. Our prime location provides excellent proximity for shipping products to a diverse customer base located in all regions of the world.

A summary description of our facilities, including the total approximate square footage of our facilities, is provided in the table below:

Location	Principal Activities	Area (sq. feet)	Lease Expiration Date
Workshops 9 & 10 on 3 rd Floor QPL Building, 126-140 Texaco Road, Tsuen Wan, New Territories, Hong Kong	Warehouse	5,400 sq. ft.	Expires on January 31, 2009

5th Floor, Texaco Building, 126-140 Texaco Road, Tsuen Wan, New Territories, Hong Kong	Administrative offices, Manufacturing facility	42,000 sq. ft.
Originally expired on January 31, 2007 and March 14, 2007 for 4th and 5th floors, respectively, and subsequently renewed for 2 years to January 31, 2009 for both floors (entered into by Infoscience Media Limited)

We lease office and factory premises under various non-cancelable operating lease agreements that expire at various dates through years 2008 to 2009. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of December 31, 2007 are as follows:

Year ending December 31
2008	$246,124
2009	20,510
2010	-

Rental expense was $214,899, $169,221, and $518,967 during 2007, 2006, and 2005, respectively. We believe that our existing facilities are well maintained and in good operating condition. The tenancy agreement for our office and factory premises in Hong Kong will expire in 2009.

Brazil Production Facility

In the first quarter of 2006, we started the construction of the production facility in Brazil, which was completed in February 2007. In February 2007, we relocated twelve of our existing production lines from Factory 1 to our production facility in Brazil, and we also installed eight new production lines in that facility. Our Brazilian production facility is located in Camaçari, State of Bahia, close to Salvador. The factory is approximately 1,800 sq. meters and can accommodate 26 production lines. All licenses required for the facility have been obtained, an incentive program from the State of Bahia had been approved, and the factory and the warehouse have been leased.

A summary description of our facilities in Brazil, including the total approximate square footage of our facilities, is provided in the table below:

Location	Principal Activities	Area (sq. feet)	Lease Expiration Date
Loteamento Poloplast Quadra D lote 5, galpoes C, D, and E, Camacari, State of Bahia, Brazil - BA, CEP 41230-090	Manufacturing facility	20,000 sq. ft.	April 14, 2010, with options for renewal.

Our Brazilian operations have been fully operating since March 2007 and have been producing to full capacity since December 2007.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our limited operating history makes evaluation of our business difficult.

We have a limited operating history. Infosmart BVI was incorporated in the British Virgin Islands on August 23, 2005, and IS Technology was founded in August of 2002. These limited operating histories and the unpredictability of our industry make it difficult for investors to evaluate our business and future operating results. An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in new and rapidly evolving markets. The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

We continually seek to develop new products and standards, which may not be widely adopted by consumers or, if adopted, may reduce demand by consumers for our older products.

We continually seek to develop new products and standards and enhance existing products and standards with higher memory capacities and other enhanced features. We cannot assure you that our new products and standards will gain market acceptance or that we will be successful in penetrating the new markets that we target. As we introduce new products and standards, it will take time for these new products and standards to be adopted, for consumers to accept and transition to these new products and standards, and for significant sales to be generated from them, if this happens at all. Moreover, broad acceptance of new products and standards by consumers may reduce demand for our older products and standards. If this decreased demand is not offset by increased demand for our new products and standards, our results of operations could be harmed. We cannot assure you that any new products or standards we develop will be commercially successful.

Our future operating results may fluctuate and cause the price of our common stock to decline.

We expect that our revenues and operating results will continue to fluctuate significantly from quarter to quarter due to various factors, many of which are beyond our control. The factors that could cause our operating results to fluctuate include, but are not limited to:

•	price competition;

•	general price increases by suppliers and manufacturers;

•	our ability to maintain and expand our customer relationships;

•	the introduction of new or enhanced products and strategic alliances by us and our competitors;

•	the success of our brand-building and marketing campaigns;

•	consumer acceptance of our products and general shifts in consumer behavior with respect to our industry;

•	our ability to maintain, upgrade, and develop our production facilities and infrastructure;

•	technical difficulties and system downtime;

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

•	general economic conditions as well as economic conditions specific to our industry; and

•	our ability to attract and retain qualified management and employees.

If our revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could significantly decline.

Our ability to manage our future growth is uncertain.

We are currently anticipating a period of growth as a result of our corporate growth strategy, which aims to, among other things, further develop our manufacturing capabilities, expand our product offerings, and reach new customers. In pursuing these objectives, the resulting strain on our managerial, operational, financial and other resources could be significant. Success in managing such expansion and growth will depend, in part, upon the ability of senior management to manage effectively. Any failure to manage the anticipated growth and expansion could have a material adverse effect on our business.

Increased product returns will decrease our revenues and impact profitability.

We do not make allowances for product returns in our financial statements based on the fact that we have not had a material historical return rate. In order to keep product returns low, we continuously monitor product purchases and returns and may change our product offerings based on the rates of returns. If our actual product returns significantly increase, especially as we expand into new product categories, our revenues and profitability could decrease. Any changes in our policies related to product returns may result in customer dissatisfaction and fewer repeat customers.

Our growth and operating results could be impaired if we are unable to meet our future capital needs.

We may need to raise additional capital in the future to:

•	fund more rapid expansion;

•	acquire or expand into new facilities;

•	maintain, enhance, and further develop our manufacturing systems;

•	develop new product categories or enhanced services;

•	fund acquisitions; or

•	respond to competitive pressures.

If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of our preferred shares and the common stock into which our preferred shares are convertible. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures.

The loss of key senior management personnel could negatively affect our business.

We depend on the continued services and performance of our senior management and other key personnel, particularly Parker Seto, our Chief Executive Officer and President, and Sebastian Tseng, our Regional Director for South America and V.P. of Production and R&D. The loss of any of our executive officers or other key employees could harm our business. Infosmart BVI currently has employment agreements with its key personnel. Further, we expect to assume the employment agreements our executive officers currently have with Infosmart BVI that are described in more detail in the section titled “Executive Compensation - Employment Agreements” in this registration statement.

Rapid changes in technology could adversely affect our business and hurt our competitive position.

We believe that our ability to increase sales by developing appealing, innovative products has an important role to play in our growth. However, it is extremely difficult to predict future demand in the rapidly changing storage media industry and develop new technologies to meet that demand. We may fail to develop and supply in a timely manner attractive, new products with innovative technologies for this industry and its markets. In the event that our management misreads the industry and market and/or is slow in developing innovative technologies on a cost competitive basis, actual earnings could differ significantly from our forecasts. At the same time, we may cease to be able to compete in markets, resulting in a significant adverse effect on our business results and growth prospects.

The patents required for manufacturing our DVDR products are owned by multiple companies. Our failure to obtain all of the required patents to manufacture our products may interfere with our current or future product development and sales.

We have never conducted a comprehensive patent search relating to the technology we use in our products. The Patent Licenses held by IS Holdings with whom we have a Cooperation Agreement were obtained through a joint patent licensing program (the “DVDR Patent License Program”) that is administered by Koninklijke Philips Electronics, N.V. (“Philips”). Parties acquiring the patent licenses through this DVDR Patent License Program are allowed to use patents owned by companies including Philips, Sony, Pioneer and/or Hewlett Packard (or for which such companies have patent applications pending) that are essential for manufacturing DVDR products. However, there may be other issued or pending patents owned by third parties that are required for manufacturing our products for which IS Holdings does not have a patent license. If so, we could incur substantial costs defending against patent infringement claims, or we could even be blocked from selling our products. We cannot determine with certainty whether any other existing third party patents or the issuance of any new third party patents would require us or IS Holdings to alter, or obtain licenses relating to, our processes or products, or implement alternative non-infringing approaches, all at a significant additional cost to the Company. There is no assurance that we or IS Holdings will be able to obtain any such licenses on terms favorable to us, if at all, and obtaining and paying royalties on new licenses might materially increase our costs. Additionally, the fees in respect of existing licenses could increase materially in the future when these licenses are renewed, and such increase may have a significantly and adversely impact our business.

Further, the owners of the technologies and intellectual property necessary for the production of our products require that we obtain separate patent licenses for the use of intellectual property in our DVDR manufacturing facility in Brazil. We are currently in the process of obtaining these Patent Licenses.

We may be unable to retain our Hong Kong business customs license for our manufacturing facilities in Hong Kong

The Hong Kong government requires companies manufacturing DVDRs to obtain a business license for the manufacture of optical Disc/Stampers (the “Hong Kong Business License”) from the Customs and Excise Department of Hong Kong. We currently manufacture our products under the Hong Kong Business License held by IS Holdings under the Cooperation Agreement. If IS Holdings loses its Hong Kong Business License or we lose our rights under the Cooperation Agreement, there is no guarantee that we will be able to otherwise obtain the Hong Kong Business Licenses necessary to operate our manufacturing facilities in Hong Kong.

Our business may suffer if we are sued for infringing upon the intellectual property rights of third parties.

There may be cases where it is alleged that our products infringe on the intellectual property rights of third parties. As a result, we may suffer damages or may be sued for damages. In either case, settlement negotiations and legal procedures would be inevitable and could be expected to be lengthy and expensive. If our assertions are not accepted in such disputes, we may have to pay damages and royalties and suffer losses such as the loss of our market share. The failure to prevent infringement on the rights of others could have a materially adverse effect on our business development, business results and financial condition.

We are dependent on certain raw materials and other products, and our business will suffer if we are unable to procure such materials and products.

Our manufacturing systems are premised on deliveries of raw materials and other supplies in adequate quality and quantity in a timely manner from many external suppliers. In new product development, we may rely on certain irreplaceable suppliers for materials. Because of this, there may be cases where supplies of raw materials and other products to us are interrupted by an accident or some other event at a supplier, supply being suspended due to quality or other issues, or a shortage of or instability in supply due to a rapid increase in demand for finished products that use certain materials and products. If any of these situations becomes protracted, we may have difficulty finding substitutes in a timely manner from other suppliers, which could have a significant, adverse effect on our production and prevent us from fulfilling our responsibilities to supply products to our customers. Furthermore, if an inbalance arises in the supply-demand equation, there could be a spike in the price of raw materials. In the event of these or other similar occurrences, there could be a material adverse effect on our business results and financial condition.

We compete in a highly competitive industry where some of our competitors are larger and have more resources than we do.

We operate in a highly competitive environment. We have competitors that are both larger and smaller than we are in terms of resources and market share. The marketplaces in which we operate are generally characterized by rapid technological change, frequent new product introductions and declining prices. In these highly competitive markets, our success will depend to a significant extent on our ability to continue to develop and introduce differentiated and innovative products and customer solutions successfully and on a timely basis. The success of our product offerings is dependent on several factors including understanding customer needs, strong digital technology, differentiation from competitive offerings, market acceptance and lower costs. Although we believe that we can take the necessary steps to meet the competitive challenges of these marketplaces, no assurance can be given with regard to our ability to take these steps, the actions of competitors, some of which will have greater resources than us, or the pace of technological changes.

Technology in our industry evolves rapidly, potentially causing our products to become obsolete, and we must continue to enhance existing systems and develop new systems, or we will lose sales.

Rapid technological advances, rapidly changing customer requirements and fluctuations in demand characterize the current market for our products. Further, there are alternative data storage media, and additional media is under development, including high capacity hard drives, new CD-R/DVDR technologies, file servers accessible through computer networks and the Internet. Our existing and development-stage products may become obsolete if our competitors introduce newer or more appealing technologies. If these technologies are patented by or are proprietary to our competitors, then we may not be able to access these technologies. We believe that we must continue to innovate and anticipate advances in the storage media industry in order to remain competitive. If we fail to anticipate or respond to technological developments or customer requirements, or if we are significantly delayed in developing and introducing products, our business will suffer in sales.

Our market is becoming more competitive. Competition may result in price reductions, lower gross profits and loss of market share.

The storage media industry is becoming more competitive, and we face the potential for increased competition in developing and selling our products. Our competitors may have or could develop or acquire significant marketing, financial, development and personnel resources. We cannot assure you that we will be able to compete successfully against our current or future competitors. The storage media industry has increased visibility, which may lead to large, well-known, well-financed companies entering into this market. Increased competition from manufacturers of systems or consumable supplies may result in price reductions, lower gross profit margins, increased discounts to distribution and loss of market share and could require increased spending by us on research and development, sales and marketing and customer support.

If we are unable to compete effectively with existing or new competitors, the loss of our competitive position could result in price reductions, fewer customer orders, reduced revenues, reduced margins, reduced levels of profitability and loss of market share.

We have several competitors, which include the largest DVDR manufacturers in the world. Certain of these competitors compete aggressively on price and seek to maintain very low cost structures. Some of these competitors are seeking to increase their market share, which creates increased pressure, including pricing pressure, within the market. In addition, certain of the competitors have financial and human resources that are substantially greater than ours, which increases the competitive pressures we face. Customers make buying decisions based on many factors, including among other things, new product and service offerings and features; product performance and quality; ease of doing business; a vendor’s ability to adapt to customers’ changing requirements; responsiveness to shifts in the marketplace; business model; contractual terms and conditions; vendor reputation and vendor viability. As competition increases, each factor on which we compete becomes more important and the lack of competitive advantage with respect to one or more of these factors could lead to a loss of competitive position, resulting in fewer customer orders, reduced revenues, reduced margins, reduced levels of profitability and loss of market share. We expect competitive pressure to remain intense.

The products we make have a life cycle. If we are unable to successfully time market entry and exit and manage our inventory, we may fail to enter profitable markets or exit unprofitable markets.

We operate in a highly competitive, quickly changing environment. The victory of the Blu-Ray format DVD over the HD-DVD may accelerate the phase-out and technological obsolescence of our current DVDR production machine that produces our current production lines, which would result in impairment in value. Also, as the market has turned to the Blu-ray DVD, we must purchase new equipment to produce Blu-ray DVDR discs, and thus our business and operating results could be adversely affected. Further, if strong competitors challenge us in Brazil and other key markets, we will need to quickly develop an adequate competitive response. If we fail to accurately anticipate market and technological trends, then our business and operating results could be materially and adversely affected.

We must also be able to manufacture the products at acceptable costs. This requires us to be able to accurately forecast customer demand so that we can procure the appropriate inputs at optimal costs. We must also try to reduce the levels of older product inventories to minimize inventory write-offs. If we have excess inventory, it may be necessary to reduce its prices and write down inventory, which could result in lower gross margins. Additionally, our customers may delay orders for existing 8x or 16x writable speed DVDR products in anticipation of Blu-Ray product introductions. As a result, we may decide to adjust prices of existing products during this process to try to increase customer demand for these products. Our future operating results would be materially and adversely affected if such pricing adjustments were to occur and we are unable to mitigate the resulting margin pressure by maintaining a favorable mix of products, or if we are unsuccessful in achieving input cost reductions, operating efficiencies and increasing sales volumes.

If we are unable to timely develop, manufacture, and introduce new products in sufficient quantity to meet customer demand at acceptable costs, or if we are unable to correctly anticipate customer demand for our new and existing products, then our business and operating results could be materially adversely affected.

If our products fail to compete successfully with other existing or newly developed products for the storage media industry, our business will suffer.

The success of our products depends upon end users choosing our DVDR technology for their storage media needs. However, alternative data storage media exist, such as high capacity hard drives, new CD-R/DVDR technologies, file servers accessible through computer networks and the Internet, and additional media is under development. If end users perceive any technology that competes with ours as more reliable, higher performing, less expensive or having other advantages over our technology, the demand for our DVDR products could decrease. Further, some of our competitors may make strategic acquisitions or establish cooperative relationships with suppliers or companies that produce complementary products such as cameras, computer equipment, software or biometric applications. Competition from other storage media is likely to increase. If our products do not compete successfully with existing or new competitive products, our business will suffer.

Our products may have manufacturing or design defects that we discover after shipment, which could negatively affect our revenues, increase our costs and harm our reputation.

Our products may contain undetected and unexpected defects, errors or failures. If these product defects are substantial, the results could be product recalls, an increased amount of product returns, loss of market acceptance and damage to our reputation, all of which could increase our costs and cause us to lose sales. We do not carry general commercial liability insurance covering our products. In addition, we are preparing to launch production of Blu-Ray format DVDRs in 2008. HD and Blu-Ray format DVDR production will require us to master new production techniques and modify existing or purchase new machinery and equipment. It is possible that we may fail to achieve mastery of these new techniques and production yields could suffer as a result. We have successfully finished installing the first set of new machinery that can produce Blu-Ray format DVDR in our Hong Kong factory in early June 2008. We are now proceeding with the testing phase by producing sample orders and grasping the new techniques gradually in order to build up high quality control and cost-effectiveness to develop effective operations before proceeding with mass production of Blu-Ray format DVDR discs.

The development of digital distribution alternatives, including the copying and distribution of music and video and other electronic data files, could decrease the demand for our products.

We are dependent on the continued viability and growth of the physical distribution of music, video and other electronic data through recordable media. Alternative distribution channels and methods, both authorized and unauthorized, for delivering music, video and other electronic data may erode our volume of sales and the pricing of our products. The growth of these alternatives is driven by advances in technology that allow for the transfer and downloading of music, video and other electronic data files from the Internet. The proliferation of this copying, use and distribution of such files is supported by the increasing availability and decreasing price of new technologies, such as personal video recorders, DVD burners, portable MP3 music and video players, widespread access to the Internet, and the increasing number of peer-to-peer digital distribution services that facilitate file transfers and downloading. We expect that file sharing and downloading, both legal and illegal, will continue to exert downward pressure on the demand for traditional DVDRs. As current technologies and delivery systems improve, the digital transfer and downloading of music, video and other electronic data files will likely become more widespread. As the speed and quality with which music, video and other electronic data files can be transferred and downloaded improves, file sharing and downloading may in the future exert significant downward pressure on the demand for DVDRs. In addition, our business faces pressure from emerging distribution alternatives such as video on demand (“VOD”) and personal digital video recorders. As substantially all of our revenues are derived from the sale of DVDRs, increased file sharing, downloading and piracy or the growth of other alternative distribution channels and methods could materially adversely affect our business, financial condition and results of operations.

Our revenues, cash flows and operating results may fluctuate for a number of reasons.

Future operating results and cash flows will continue to be subject to quarterly fluctuations based on a wide variety of factors, including seasonality. Although our sales and other operating results can be influenced by a number of factors and historical results are not necessarily indicative of future results, our sequential quarterly operating results generally fluctuate downward in the fourth quarter of each fiscal year when compared with the immediately preceding quarter. For example, our first calendar quarter is modestly affected by the Chinese New Year.

A significant portion of our revenue will depend on the success of our new venture in Brazil.

A significant portion of our revenues will depend on the success of our new Brazilian venture. We have no prior manufacturing and distribution experience in Brazil, and will rely on the local knowledge of our Brazilian joint venture partner and the general knowledge of the South American marketplace of our regional director Sebastian Tseng. Our results could suffer should the relationship with either of these two parties deteriorate in the early months of the Brazilian venture.

We are at risk of losing our significant investment in Brazil if we are unable to obtain the intellectual property licenses required for our Discobras manufacturing facility.

The owners of the technologies and intellectual property necessary for the production of our products require that we obtain separate patent licenses for the use of intellectual property in our DVDR manufacturing facility in Brazil. We have completed the required procedures in applying for the patent licenses for use at the Discobras manufacturing facility and are now waiting for the patent owners to complete their own procedures, including the submission of the patent licenses to the Patent Office in Brazil for final approval. However, if there is a substantial delay in obtaining approval for our use of the patent licenses, then we may be unable to manufacture a sufficient amount of our products to fill our sales orders, and this could cause us to lose substantial revenues. Further, in the event we are unable to obtain the patent licenses, we may not be able to manufacture our products in Brazil, placing us at risk of losing our significant investment in the Brazilian venture.

Past activities of the Company and its affiliates may lead to future liability for the combined companies.

Prior to the closing of the share exchange transaction in August 2006, the Company engaged in businesses unrelated to that of our current business operations. Any liabilities relating to such prior businesses against which we are not completely indemnified may have a material adverse effect on the Company.

Risks Relating To Doing Business in Hong Kong and Brazil

Adverse changes in economic and political policies of the People’s Republic of China government could have a material adverse effect on the overall economic growth of Hong Kong, which could adversely affect our business.

A substantial portion of our business operations is conducted in Hong Kong, a special administrative region in the People’s Republic of China (“PRC”). Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in Hong Kong and the PRC. The PRC’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in Hong Kong or China based on United States or other foreign laws against us, our management or the experts named in the prospectus.

We currently conduct a substantial portion of our operations in Hong Kong, and a substantial amount of our assets are located in Hong Kong. In addition, all of our senior executive officers reside within Hong Kong. As a result, it may not be possible to effect service of process within the United States or elsewhere outside Hong Kong upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, neither the PRC nor Hong Kong have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Fluctuation in the value of the Hong Kong Dollar may have a material adverse effect on your investment.

The value of the Hong Kong dollar against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Although the exchange rate between the Hong Kong dollar and the U.S. dollar has been effectively pegged, there can be no assurance that the Hong Kong dollar will remain pegged to the U.S. dollar, especially in light of the significant international pressure on the Chinese government to permit the free floatation of the RMB and the Hong Kong dollar, which could result in an appreciation of RMB or the Hong Kong dollar against the U.S. dollar. Our revenues and costs are mostly denominated in Hong Kong dollars, while a significant portion of our financial assets are also denominated in Hong Kong dollars. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of SARS, Avian flu or another epidemic or outbreak. Any prolonged recurrence of SARS or other adverse public health developments in China or in Hong Kong may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices in Hong Kong. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS, Avian flu or any other epidemic.

Changes in Hong Kong or Brazil’s political or economic situation could harm our operational results.

In addition to our operations in Hong Kong, we also have our production facility and a sales base in Brazil. Economic reforms adopted by the Chinese or Brazilian governments have had positive effects on the economic development of these countries, but the governments could change these economic reforms or any of the legal systems at any time. This could either benefit or damage the Company’s operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

Any of the foregoing events or other unforeseen consequences of public health problems could damage the Company’s operations.

The Brazilian government has historically exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions will have a direct impact on our business and the market price of our securities.

The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes substantial changes in policy, as often occurs in other emerging economies. The Brazilian government’s actions to control inflation and carry out other policies have in the past involved wage and price controls, currency devaluations, capital controls and limits on imports, among other things. Our business, financial condition and results of operations may be adversely affected by factors in Brazil including:

•	Currency volatility;

•	Inflation acceleration;

•	Monetary policy and interest rate increases;

•	Fiscal policy and tax changes;

•	International trade policy including tariff and non-tariff trade barriers;

•	Foreign exchange controls;

•	Energy shortages; and

•	Other political, social and economic developments in or affecting Brazil.

In 2005 and 2006, government figures, legislators and political party officials, especially those of the President’s party, have been the subject of a variety of allegations of unethical or illegal conduct. These accusations, which are being investigated by the Brazilian Congress, involve campaign financing and election law violations, and influencing of government officials and Congressmen in exchange for political support. Several members of the President’s party and of the federal government, including the President’s chief of staff, have resigned. We cannot predict what effect these accusations and investigations may have on the Brazilian economy.

Inflation and government measures to curb inflation may contribute significantly to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and, consequently, may adversely affect our business in Brazil.

Brazil has in the past experienced extremely high rates of inflation, with annual rates of inflation reaching as high as 2,567% in 1993 (as measured by the Índice Geral de Preços do Mercado published by Fundação Getúlio Vargas, or IGP-M Index). More recently, Brazil’s rates of inflation were 10.4% in 2001, 25.3% in 2002, 8.7% in 2003, 12.4% in 2004, 1.2% in 2005, 3.8% in 2006, and 3.5% in 2007 (as measured by the IGP-M Index). Inflation, governmental measures to combat inflation and public speculation about possible future actions have in the past had significant negative effects on the Brazilian economy and have contributed to economic uncertainty in Brazil. If Brazil experiences substantial inflation in the future, our costs may increase and our operating and net margins may decrease. Inflationary pressures may also lead to further government intervention in the economy, which could involve the introduction of government policies that may adversely affect the overall performance of the Brazilian economy.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Since we have established our business operations in Brazil, some of our revenues will be settled in the Brazilian Real. Any future restrictions on currency exchanges may limit our ability to use revenue generated in Reals to fund any future business activities outside Brazil or to make dividend or other payments in U.S. dollars.

The value of our securities will be affected by the foreign exchange rate between the U.S. dollar, the Hong Kong dollar and the Real.

The value of our common stock will be affected by the foreign exchange rate between U.S. and Hong Kong dollars and Real, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. or Hong Kong dollars into Real for our operational needs and should the Real appreciate against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our Reals into U.S. or Hong Kong dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. Dollar appreciates against the Real, the U.S. or Hong Kong dollar equivalent of our earnings from our subsidiaries in Hong Kong and Brazil would be reduced. We will engage in hedging activities to manage our financial exposure related to currency exchange fluctuation. In these hedging activities, we might use fixed-price, forward, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible.

We will depend on Brazil’s foreign investment incentive programs, which provide reductions in taxation or exemptions from taxation for our operations in Brazil. The loss of the tax benefits from these incentive programs may substantially affect our earnings.

Under the State of Bahia’s investment incentive program, our Brazilian subsidiary, Discobras, has been granted a reduction in the Value Added Tax (“VAT”) it is required to pay for products. Discobras pays only 2.28%, as compared to VAT of 12% in Salvador, or 18% in São Paulo. This VAT reduction will be available to us until June 2016. We will also avail ourselves of an incentive program for foreign investment which exempts Discobras from paying Brazil’s ICMS taxes on raw materials it imports for production in Brazil and create substantial tax savings for Infosmart BVI. This tax exemption will last through June 2016. In the event that the VAT reduction program is no longer available to us or we are unable to extend the ICMS tax-exemption, our after-tax earnings would decline by the amount of the tax benefits, which may be substantial.

Risks Relating to this Offering and Ownership of Our Securities

Your rights with respect to ownership of the Company's Class A Warrants are set forth in the form of warrant and such document should be reviewed carefully with your legal counsel.

Your rights with respect to ownership of the Class A Warrants are set forth in the form of warrant that was attached as Exhibit 10.3 to our Current Report on Form 8-K/A filed with SEC on May 6, 2008. This document contains important provisions that provide you with rights, limitations and obligations and should be reviewed carefully with your legal counsel. We will also provide copies of these documents upon request.

We are a public company subject to evolving corporate governance and public disclosure regulations that may result in additional expenses and continuing uncertainty regarding the application of such regulations.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related rules and regulations, are creating uncertainty for public companies. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional compliance costs we may incur or the timing of such costs. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by courts and regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Maintaining appropriate standards of corporate governance and public disclosure may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. In addition, if we fail to comply with new or changed laws, regulations and standards, regulatory authorities may initiate legal proceedings against us, and our business and our reputation may be harmed.

Our common stock may have limited liquidity.

A substantial portion of our shares of common stock are closely held by certain institutional and insider investors. Consequently, the public float for our shares may be highly limited. As a result, you may encounter difficulty selling large blocks of shares of our common stock or obtaining a suitable price at which to sell such shares.

Our common share stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the Over-The-Counter Bulletin Board, the stock market on which shares of our common stock are quoted, generally have been very volatile and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

•	variations in our operating results;

•	announcements of technological innovations, new services or product lines by us or our competitors;

•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•	changes in operating and stock price performance of other companies in our industry;

•	additions or departures of key personnel; and

•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

If, and when, the Class A Warrants are quoted on the Over-the-Counter Bulletin Board, an active, liquid trading market may not develop. Even if an active public market for such warrants develops, we expect to experience volatility in the price of such warrants, which may result in losses to you.

There is currently no public market for the Class A Warrants. We intend, however, to apply for the Class A Warrants to be quoted on the Over-the-Counter Bulletin Board. An active trading market for our common stock may not develop, though, due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in such warrants is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales. We cannot give you any assurance that an active public trading market for these warrants will develop or be sustained. You may not be able to liquidate your Class A Warrants quickly or at the market price if trading in our common stock is not active.

Even if an active public market for the Class A Warrants develops, we expect the market price of such warrants to fluctuate substantially for the indefinite future due to a number of factors, including:

•	variations in our operating results;

•	announcements of technological innovations, new services or product lines by us or our competitors;

•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•	changes in operating and stock price performance of other companies in our industry;

•	additions or departures of key personnel; and

•	future sales of our common stock.

We have broad discretion as to the use of funds from our recent Commercial Secured Loan Transaction and may not use the funds effectively.

Our management team will retain broad discretion as to the allocation and timing of the use of funds from our recent Commercial Secured Loan Transaction and may spend these proceeds in ways with which our shareholders may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

Our officers and directors own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our shareholders.

As of June 11, 2008, our directors and executive officers, specifically Chung Kwok, Po Nei Sze, and Andrew Chang, control approximately 59.9% of our outstanding shares of stock that are entitled to vote on all corporate actions. These stockholders, acting together, could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our shareholders and us. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

A large number of common shares are issuable upon exercise of outstanding common share warrants and upon conversion of our Series B Preferred Stock. The exercise or conversion of these securities could result in the substantial dilution of your investment in terms of your percentage ownership in the Company as well as the book value of your common shares. The sale of a large amount of common shares received upon exercise of these warrants on the public market to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

As of March 31, 2008, there are outstanding warrants entitling the holders to purchase up to 28,510,347 common shares at an exercise price of $0.326 per share. In the event of the exercise of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the Company as well as the book value of your common shares. In addition, the holders of the common share purchase warrants may sell common shares in tandem with their exercise of those options or warrants to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their exercise of the warrants.

As a public company, we are subject to complex legal and accounting requirements that require us to incur substantial expense and will expose us to risk of non-compliance.

          As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities, and governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held competitors as well as our larger public competitors.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act of 2002 could be impaired, which could cause our stock price to decrease substantially.

We take measures to address and improve our financial reporting and compliance capabilities, and we plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

Other than the dividend payments that are due for our Series B Convertible Preferred Stock, we do not anticipate paying any cash dividends.

Other than the dividend payments that are due for our Series B Convertible Preferred Stock, we presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are in the section entitled “Risk Factors” on page 19, and in our previous SEC filings.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities by the selling securityholders. All proceeds from the sale of the securities offered by the selling securityholders under this prospectus will be for the account of the selling securityholders, as described below in the sections entitled “Selling Securityholders” and “Plan of Distribution.” With the exception of any brokerage fees and commissions which are the respective obligations of the selling securityholders, we are responsible for the fees, costs and expenses of this offering which includes our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

PLAN OF DISTRIBUTION

We are registering our Class A Warrants issued to certain investors in our April 30, 2008 commercial secured lending transaction and Class A Warrants issued to certain investors in a private warrant offering that closed on June 12, 2008 to permit the resale of these securities by the selling securityholders from time to time after the date of this prospectus. We are also registering all of the shares of common stock underlying these two issuances of Class A Warrants and shares of common stock issuable as interest on the Secured Debentures issued to certain investors in our April 30, 2008 commercial secured lending transaction. We will not receive any of the proceeds from the sale by the selling securityholders of the securities held by them. We will bear all fees and expenses incident to our obligation to register these securities.

The selling securityholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their securities on any stock exchange, market or trading facility on which the securities are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares or warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares or warrants at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell their shares or Class A Warrants under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares or warrants, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock or Class A Warrants from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

When we are notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares or warrants involved, (iii) the price at which such the shares of common stock or Class A Warrants were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, when we are notified in writing by a selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling securityholders also may transfer the shares of common stock or Class A Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares or warrants may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares or warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling securityholder and/or the purchasers. Each selling securityholder has represented and warranted to us that it acquired the securities subject to this prospectus and the registration statement of which it forms a part, in the ordinary course of such selling securityholder’s business and, at the time of its purchase of such securities such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling securityholder that it may not use shares or warrants covered under this prospectus and the registration statement of which it forms a part, to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the SEC. If a selling securityholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders will be responsible to comply with the applicable provisions of the Securities Act and Securities Exchange Act of 1934 (“Exchange Act”), and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling securityholder in connection with resales of their respective shares or warrants under the related registration statement.

We are required to pay all fees and expenses incident to the registration of the shares and warrants, but we will not receive any proceeds from the sale of the common stock or Class A Warrants. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

SELLING SECURITYHOLDERS

We are registering this offering under the terms of securities purchase agreements between us and the holders of certain of our securities. Such securities were issued by us in transactions that were exempt from the registration requirements of the Securities Act to persons reasonably believed by us to be “accredited investors” as defined in Regulation D under the Securities Act. We are registering these securities in order to permit the selling securityholders who purchased them from us to dispose of the shares of common stock or Class A Warrants, or interests therein, from time to time. The selling securityholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

The table below lists the selling securityholders and other information regarding the beneficial ownership of the shares of common stock and Class A Warrants by each of the selling securityholders. Column B lists the number of shares of common stock and Class A Warrants beneficially owned by each selling securityholder as of June 12, 2008. Column C lists the shares of common stock and Class A Warrants covered by this prospectus that may be disposed of by each of the selling securityholders. Column D lists the number of shares and Class A Warrants that will be beneficially owned by the selling securityholders assuming all of the shares and warrants covered by this prospectus are sold.

The selling securityholders may decide to sell all, some, or none of the securities listed below. We cannot provide you with any estimate of the number of securities that any of the selling securityholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling securityholder has had any material relationship with us or our affiliates during the last three years. Except as indicated below, no selling securityholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling securityholder is a registered broker-dealer or an affiliate of a broker-dealer.

Selling Securityholder Table

	(B) Securities Beneficially Owned Prior to Offering		(C) Securities Offered		(D) Securities Beneficially Owned After Offering		(E) % Beneficial Ownership After Offering
(A) Name	Shares	Class A Warrants	Shares	Class A Warrants	Shares	Class A Warrants	Shares	Class A Warrants
Professional Offshore Opportunity Fund, Ltd. (1)	16,793,893	16,793,893	16,793,893	16,793,893	0	0	0%	0%
Professional Traders Fund, LLC (1)	2,290,077	2,290,077	2,290,077	2,290,077	0	0	0%	0%
Albert Liou (2) (42)	5,000	5,000	5,000	5,000	0	0	0%	0%
Edgar Park (3) (42)	5,000	5,000	5,000	5,000	0	0	0%	0%
Peter Hogan (4) (42)	5,000	5,000	5,000	5,000	0	0	0%	0%
Mark Abdou (5) (42)	5,000	5,000	5,000	5,000	0	0	0%	0%
Dominador A. Tolentino (6)	5,000	5,000	5,000	5,000	0	0	0%	0%
Jamie H. Kim (7) (42)	5,000	5,000	5,000	5,000	0	0	0%	0%
Wendy Lee (8) (42)	5,000	5,000	5,000	5,000	0	0	0%	0%
Benjamin Alexander (9) (42)	5,000	5,000	5,000	5,000	0	0	0%	0%
Ryan Hong (10) (42)	5,000	5,000	5,000	5,000	0	0	0%	0%
Jason Yee (11)	5,000	5,000	5,000	5,000	0	0	0%	0%
Brian Park (12)	5,000	5,000	5,000	5,000	0	0	0%	0%
Young Kim (13)	5,000	5,000	5,000	5,000	0	0	0%	0%
Rich Jun (14)	5,000	5,000	5,000	5,000	0	0	0%	0%
Lilly Kim (15)	5,000	5,000	5,000	5,000	0	0	0%	0%
Michael Chou (16)	5,000	5,000	5,000	5,000	0	0	0%	0%
Scott P. Ward (17)	5,000	5,000	5,000	5,000	0	0	0%	0%
Mitch Viner (18)	5,000	5,000	5,000	5,000	0	0	0%	0%
Mao L. Hsu (19)	5,000	5,000	5,000	5,000	0	0	0%	0%
Hsiang Yu (20)	5,000	5,000	5,000	5,000	0	0	0%	0%
Nancy Leung (21)	5,000	5,000	5,000	5,000	0	0	0%	0%
Victor Ho (22)	5,000	5,000	5,000	5,000	0	0	0%	0%
Rennie Chung (23)	5,000	5,000	5,000	5,000	0	0	0%	0%
Pei-erh Yang (24)	5,000	5,000	5,000	5,000	0	0	0%	0%
Jerry Limpe (25)	5,000	5,000	5,000	5,000	0	0	0%	0%
I-Chieh Yang (26)	5,000	5,000	5,000	5,000	0	0	0%	0%
Luice K. Chen (27)	5,000	5,000	5,000	5,000	0	0	0%	0%
Robert J. Aretz (28)	10,000	10,000	10,000	10,000	0	0	0%	0%
Brian Lam (29)	10,000	10,000	10,000	10,000	0	0	0%	0%
Rivka Nat (30)	10,000	10,000	10,000	10,000	0	0	0%	0%
Tracy McLuckie and David McLuckie JTWI (31)	10,000	10,000	10,000	10,000	0	0	0%	0%
Wong Chun Yan (32)	5,000	5,000	5,000	5,000	0	0	0%	0%
Lam Wing Yan (33)	5,000	5,000	5,000	5,000	0	0	0%	0%
Ng Shui Gay (34)	5,000	5,000	5,000	5,000	0	0	0%	0%
Benjamin Kim (35)	5,000	5,000	5,000	5,000	0	0	0%	0%
Qui Jin Ming (36)	5,000	5,000	5,000	5,000	0	0	0%	0%
Ma Han Ji (37)	5,000	5,000	5,000	5,000	0	0	0%	0%
Lin Ying Xiang (38)	5,000	5,000	5,000	5,000	0	0	0%	0%
Guo Shou Nan (39)	5,000	5,000	5,000	5,000	0	0	0%	0%
Cai Quani Lue (40)	5,000	5,000	5,000	5,000	0	0	0%	0%
Lin Ying Hui (41)	5,000	5,000	5,000	5,000	0	0	0%	0%
TOTAL	19,303,970	19,303,970	19,303,970	19,303,970

(1)
The address for this security holder is 1400 Old Country Road, Suite 206, Westbury, New York 11590. Howard Berger has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(2)	The address for this security holder is 933 24th Street, Hermosa Beach, California 90254.
(3)	The address for this security holder is 10910 Wellworth Avenue #409, Los Angeles, California 90024.
(4)	The address for this security holder is 1842 Palisades Drive, Pacific Palisades, California 90272.
(5)	The address for this security holder is 1738 Hill Street Santa Monica, California 90405.
(6)	The address for this security holder is P.O. Box 1350, Clearlake, California 95422.
(7)	The address for this security holder is 11740 Wilshire Blvd., Suite 1509-A, Los Angeles, CA 90025
(8)	The address for this security holder is 2247 20th Street, #5 Santa Monica, California 9045.
(9)	The address for this security holder is 1274 Fernbush Lane, Los Angeles, California 90072.
(10)	The address for this security holder is 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024.
(11)	The address for this security holder is 11806 Avon Way #102, Los Angeles, California 90066.
(12)	The address for this security holder is 2062 Stonewood Ct., San Pedro, California 90732.
(13)	The address for this security holder is 11805 Mayfield Avenue, Unit 204, Los Angeles, California 90049.
(14)	The address for this security holder is 2004 Linnington Avenue, Los Angeles, California 90025.
(15)	The address for this security holder is 1737 Mission Street, South Pasadena, California 91030.
(16)	The address for this security holder is 1695 S. San Gabriel Blvd., San Marino, California 91108.
(17)	The address for this security holder is 9 Rosemary, Irvine, California 92604.
(18)	The address for this security holder is 1423 Oak Street, Santa Monica, California 90405
(19)	The address for this security holder is 48303 Confier Street, Fremont, California 94539.
(20)
The address for this security holder is 11105 Lower Azusa Road, Unit D, El Monte, California 91731. This selling securityholder is an affiliate of a broker-dealer and purchased the securities being registered for resale in the ordinary course of business. At the time of the purchase of such securities, this selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(21)	The address for this security holder is 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024.
(22)	The address for this security holder is Southern California Oral and Maxifacial Surgical Arts, 6240 W Manchester Avenue, Los Angeles, California 90045.
(23)	The address for this security holder is Southern California Oral and Maxifacial Surgical Arts, 6240 W Manchester Avenue, Los Angeles, California 90045.
(24)	The address for this security holder is 1221 W. 3rd Street, Apt. 722, Los Angeles, California, 90017.
(25)	The address for this security holder is 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024.
(26)	The address for this security holder is 1403 Noble Palaza, 110 Valero Street, Salcedo Village, Makati, Philippines.
(27)	The address for this security holder is 18600 Colima Road, Apt. X110, Rowland Heights, California 91748.
(28)	The address for this security holder is 939 N. 4th Street, Philadelphia, Pennsylvania 19123.
(29)	The address for this security holder is 37 N Moore Street, Apt 3C, New York, New York 10013.
(30)	The address for this security holder is 32 Edgemount Road, Edison, New Jersey 08817.
(31)
The address for this security holder is 10 Ashford Lane, Hunnington, New York 11743. Tracy McLuckie is an affiliate of a broker-dealer and purchased the securities being registered for resale in the ordinary course of business. At the time of the purchase of such securities, this selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(32)	The address for this security holder is Flat A, 24th Floor, Shun On Mansion, Tai Koo Shing, Hong Kong.
(33)	The address for this security holder is Flat H, 2nd Floor, Tower 8, Hong Ming Villa, Tai Po, Hong Kong.
(34)	The address for this security holder is Flat 1610, Wong Tai Sin Low Est, Wong Tai Sin, Hong Kong.
(35)	The address for this security holder is 1638 Haremeyer Lane, Redondo Beach, California 90278.
(36)	The address for this security holder is 5/F, Texaco Centre, 126-140 Texaco Road, Tsuenwan, Hong Kong.
(37)	The address for this security holder is 5/F Texaco Centre, 126-140 Texaco Road, Tsuenwan, Hong Kong.
(38)	The address for this security holder is 5/F Texaco Centre, 126-140 Texaco Road, Tsuenwan, Hong Kong.
(39)	The address for this security holder is 5/F Texaco Centre, 126-140 Texaco Road, Tsuenwan, Hong Kong.
(40)	The address for this security holder is 5/F Texaco Centre, 126-140 Texaco Road, Tsuenwan, Hong Kong.
(41)	The address for this security holder is 5/F Texaco Centre, 126-140 Texaco Road, Tsuenwan, Hong Kong.
(42)	Principal or employee of Richardson & Patel LLP, our Company's legal counsel.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The financial data for the three months ended March 31, 2008 and the twelve month periods ending December 31, 2007, 2006, and 2005 were derived from unaudited and audited, respectively, financial statements included in this prospectus. Historical results are not necessarily indicative of the results to be expected for any future period.

	Three Months Ended March 31,	Twelve Months Ended December 31,
	2008 (unaudited)	2007 (audited)	2006 (audited)	2005 (audited)
Consolidated Statements of Operations Data:
Sales	7,560,447	104,969,899	27,102,441	24,577,206
Cost of Sales	(6,498,617)	(90,186,253)	(19,570,525)	(17,911,674)
Gross Profit	1,061,830	14,783,646	7,531,916	6,665,532
Operating Expenses	(853,091)	(5,659,546)	(2,697,053)	(1,672,183)
Income from Operations	208,739	9,124,100	4,834,863	4,993,349
Other Income net	813,960	1,710,408	449,985	302,903
Income Before Taxes	884,292	10,172,449	2,020,136	5,172,783
Income Taxes	(51,309)	(52,506)	(955,592)	(958,022)
Net Income	832,983	10,237,205	1,064,544	4,214,761
Foreign Currency Translation	5,681	1,497,766	(12,421)	28,028
Comprehensive Income (Loss)	754,356	11,281,207	(1,447,103)	4,242,789
Basic Net Income (Loss) Per Share (in US$)	0.01	0.07	(0.01)	0.04
Diluted Net Income (Loss) Per Share (in US$)	0.01	0.07	(0.01)	0.04
Basic Weighted Average Number of Shares Outstanding	142,175,630	140,025,108	119,188,957	110,236,841
Diluted Weighted Average Number of Shares Outstanding	176,116,942	140,622,119	119,188,957	100,236,841

	As of March 31,	As of December 31,
	2008 (unaudited)	2007 (audited)	2006 (audited)	2005 (audited)
Balance Sheet Data:
Total Assets	56,511,829	76,608,031	44,721,505	24,920,741
Current Liabilities	19,437,589	40,041,198	16,818,096	9,415,083
Long Term Liabilities	5,778,568	6,045,735	8,707,480	6,464,239
Stockholders’ Equity	29,791,527	28,786,915	16,614,003	9,041,419

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of the Company for the three months ended March 31, 2008 and for the fiscal years ended December 31, 2007, 2006, and 2005 should be read in conjunction with the Selected Consolidated Financial Data, the consolidated financial statements, and the notes to those financial statements that are included elsewhere herein. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Special Note Regarding Forward-Looking Statements and Business sections included elsewhere herein. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

OVERVIEW

Infosmart Group, Inc. (the “Company”), through our wholly owned subsidiary Infosmart Group Limited (“Infosmart BVI”), is in the business of developing, manufacturing, marketing and sales of recordable digital versatile disc (“DVDR”) optical media, and manufacturing recordable compact discs (“CDR”). We currently manufacture DVDRs with 8x and 16x writable speeds as well as CDRs with 52x writable speed. We are also preparing for the manufacturing of Blu-Ray format DVDR discs. We have customers in Western Europe, Australia, China and South America. We currently manufacture and ship our products from Hong Kong where we operate state-of-the-art DVDR and CDR manufacturing facilities.

The Company owns all of the capital stock of Infosmart BVI, a holding company incorporated in the British Virgin Islands. Infosmart BVI beneficially owns 100% of the issued and outstanding capital stock of: (i) Info Smart Technology Limited (“IS Technology”), a company incorporated under the laws of Hong Kong; (ii) Info Smart International Enterprises Limited (“IS International”), a company incorporated under the laws of Hong Kong; and (iii) Portabello Global Limited (“Portabello”), a company incorporated under the laws of the British Virgin Islands. IS Technology owns all of the issued and outstanding capital stock of Infoscience Media Limited (“IS Media”), a company incorporated under the laws of Hong Kong. IS Media owns 99.42% of the issued and outstanding capital stock of Discobras Industria E Comercio de Eletro Eletronica Ltda., a company incorporated under the laws of Brazil (“Discobras”), the remaining 0.58% ownership interest in Discobras is held by our local Brazilian partner. During the year 2006, the Company acquired all the issued and outstanding capital stock of Infoscience Holdings Limited (“IS Holdings”), a company incorporated under the laws of Hong Kong, through IS Media. IS Media has a Cooperation Agreement with IS Holdings wherein it manufactures its DVDRs using certain patent licenses and manufacturing licenses owned by IS Holdings. IS Media acquired IS Holdings to guarantee the continuation of this agreement and obtained the right to use the relevant patent licenses and manufacturing licenses.

In March 2006, IS Media formed Discobras, a Brazilian company, with a local partner, with registered capital of US$8 million for our new Brazilian DVDR production facility. We relocated some of our DVDR manufacturing equipment to Brazil in November 2006 and installed them in January 2007. Trial production in Brazil began in March 2007, and is currently producing at full capacity. In addition, the owners of the technologies and intellectual property necessary for the production of our products require that we obtain separate Patent Licenses for the use of intellectual property in our new DVDR manufacturing facility in Brazil. We are currently in the process of obtaining these Patent Licenses.

On April 30, 2008, we closed a $5,000,000 commercial secured lending transaction (the “Loan”) with two institutional investors (the “Lenders”). We entered into a Securities Purchase Agreement, pursuant to which the Lenders loaned to us an aggregate of $4,000,000 at a 20% original issue discount from the aggregate $5,000,000 principal amount. The proceeds of this financing are marked for our development of Blu-Ray Disc (DB) sales and marketing efforts in local and international markets.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions are eliminated on consolidation.

Minority Interests

For the development of the market in Brazil, the Company entered into an agreement on March 20, 2006 with two independent third parties to set up a subsidiary, Discobrás, in Brazil. Discobrás has a social capital of $8,046,281 (equivalent to R$17,385,600), of which 99.42% or $8,000,000 (equivalent to R$17,285,600) (“Investment Cost”) has been subscribed by the Company. As of March 31, 2008, neither one of the two independent third parties had fully satisfied their required capital contribution by any means. The minority interests have been recognized in the accompanying financial statements.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Intangible Assets

Intangible assets are license usage rights and stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the remaining term of the license obtained by one of the Company’s subsidiaries, Infoscience Holdings Limited (“IHL”).

Revenue Recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery and the sales price is fixed or determinable and collection is reasonably assured.

Stock-Based Payment

The Company adopted the SFAS No. 123R, "Share-Based Payment" ("SFAS 123R") using the modified prospective method. Under SFAS 123R, equity instruments issued to service providers for their services are measured at the grant-date fair value and recognized in the statement of operations over the vesting period.

Basic and Diluted Earnings per Share

The Company reports basic earnings per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the periods presented.

Diluted earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The Company's common stock equivalents at March 31, 2008 include the following:

Convertible redeemable preferred stock Series B	16,011,804
Detachable common stock warrants	28,510,347
Placement agent warrants	2,931,035
47,453,186

Trade Receivables

Trade receivables are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the period end. The Company extends unsecured credit to customers in the normal course of business and believes all trade receivables in excess of the allowances for doubtful receivables to be fully collectible. Full allowances for doubtful receivables are made when the receivables are overdue for one (1) year and an allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. The Company does not accrue interest on trade accounts receivable.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a first-in, first-out basis. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company’s reserve requirements generally increase/decrease due to management projected demand requirements, market conditions and product life cycle changes. During the reporting periods, the Company did not make any allowance for slow-moving or defective inventories.

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives. The principal annual rates are as follows:

Production lines and equipment	10% with 30% residual value
Leasehold improvements and others	20%

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. No impairment of long-lived assets was recognized for any of the periods presented.

Recent Accounting Pronouncements

On January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon initial adoption. The cumulative effect of applying FIN 48 at adoption, if any, is to be reported as an adjustment to opening retained earnings for the year of adoption. The adoption of FIN 48 did not have a material effect on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which relates to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has not yet completed its analysis of the impact of adopting SFAS No. 157 on the consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 does not establish requirements for recognizing and measuring dividend income, interest income, or interest expense. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements, included in SFAS No. 157, Fair Value Measurements, and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company has not yet completed its assessment of the impact upon adoption of SFAS No. 159 on the consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This statement retains the fundamental requirements of the original pronouncement requiring that the acquisition method of accounting, or purchase method, be used for all business combinations. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest at their fair values as of the acquisition date. In addition, SFAS No. 141(R) requires, among other things, expensing of acquisition related and restructuring related costs, measurement of pre-acquisition contingencies at fair value, measurement of equity securities issued for purchase at the date of close of the transaction and capitalization of in process research and development, all of which represent modifications to current accounting for business combinations. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. Adoption of SFAS No. 141(R) will not impact the Company’s accounting for business combinations closed prior to its adoption, but given the nature of the changes noted above, the Company expects that its accounting for business combinations occurring subsequent to adoption will be significantly different than that applied following current accounting literature.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The Company is in the process of evaluating the impact that SFAS 160 will have on its financial statements upon adoption.

RESULTS OF OPERATIONS

Comparison of Three Months Ended March 31, 2008 and March 31, 2007

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	Quarter Ended		Quarter Ended
	March 31,	% of	March 31,	% of
	2008	Net Sales	2007	Net Sales
Net Sales	$7,560,447	100.00%	$7,698,415	100.00%
Cost of Sales	(6,498,617)	(85.96)%	(5,733,147)	(74.47)%
Gross Profit	1,061,830	14.04%	1,965,268	25.53%
Administrative Expenses	(780,224)	(10.32)%	(931,050)	(12.09)%
Selling and Distributing Costs	(72,867)	(0.96)%	(79,516)	(1.03)%
Income From Operations	208,739	2.76%	954,702	12.40%
Other Income	813,960	10.77%	308,759	4.01%
Interest Expenses	(138,407)	(1.83)%	(142,540)	(1.85)%
Income Before Income Taxes	884,292	11.70%	1,120,921	14.56%
Income Taxes	(51,309)		(215,637)
Net Income	$832,983	11.02%	$905,284	11.76%
Minority Interest	(4,963)		-
Series B Preferred Dividends	(79,345)		(125,411)
Net (Loss)/Income Applicable to Common Shareholders	748,675		779,873

 Net Sales. For the three months ended March 31, 2008, net sales decreased relative to the three months ended March 31, 2007, from $7,698,415 to $7,560,447. The decrease in net sales mainly due to the greater cost fluctuation of outsourced Flash drives and memory cards for the past three months. We plan to explore other sources of these of Flash drives and memory cards to alleviate the costs during the coming few months. Also, net sales in China, which is our main customer segment base, dropped during the first quarter of 2008 due to decreased demand as a result of Chinese New Year and a blizzard in China that interrupted our distribution networks during the first quarter of 2008. Another factor in the decrease in net sales of DVDRs in Hong Kong is our policy of geographical diversification and our shift of focus from the lower margin Hong Kong markets to higher margin markets, such as Asia and Brazil. Market trends show a high expectation for the new Blu-ray discs and a lower demand for DVDR discs.

Cost of Sales. Cost of sales increased from $5,733,147, or approximately 74.47% of net sales for the three months ended March 31, 2007, to $6,498,617, or approximately 85.95% of net sales for the three months ended March 31, 2008. The approximately 13% increase is mainly due to higher transportation costs incurred as a result of the operation of our Brazilian factory during the first quarter of 2008.

Gross Profit. Gross profit decreased approximately 46% from $1,965,268 for the three months ended March 31, 2007 to $1,061,830 for the three months ended March 31, 2008. This decrease in gross profit was primarily due to the decrease in our volume of sales and the increase in our cost of sales.

Administrative Expenses. Administrative expenses included depreciation and amortization charges, and was $780,224 and $931,050 for the three months ended March 31, 2008 and 2007, respectively. This substantial decrease in administrative expenses was due to effective cost control measures that we put in place during the first quarter of 2008.

Selling and Distributing Costs. For the three months ended March 31, 2008, selling and distribution costs decreased approximately 8.36% from $79,516 to $72,867 relative to the three months ended March 31, 2007. The decrease is attributable to lower freight expenses for the first quarter of 2008 since our distribution network in China was interrupted by a blizzard during the first quarter of 2008.

Net Income. Net income decreased approximately 7.98% from $905,284 for the three months ended March 31, 2007 to $832,983 for the three months ended March 31, 2008. Net income margin was 11.01% and 11.76% in the same comparable periods in 2008 and 2007, respectively.

Comparison of Years Ended December 31, 2007 and December 31, 2006

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	Year ended December 31,
	2007	% of	2006	% of
	Audited	Net Sales	Audited	Net Sales
Net Sales	$104,969,899	100.00%	$27,102,441	100.00%
Cost of Sales	(90,186,253)	(85.92)%	(19,570,525)	(72.21)%
Gross Profit	14,783,646	14.08%	7,531,916	27.79%
Administrative Expenses	(4,416,087)	(4.21)%	(1,997,379)	(7.37)%
Depreciation	(743,743)	(0.71)%	(223,893)	(0.83)%
Selling and Distributing Costs	(499,716)	(0.47)%	(475,781)	(1.76)%
Income From Operations	9,124,100	8.69%	4,834,863	17.84%
Professional Expenses Related to Restructuring and Share Exchange	0	0%	(2,753,390)	(10.16)%
Reversal of Commission Payable	0	0%	0	0%
Other Income	1,710,408	1.63%	449,985	1.66%
Interest Expenses	(662,059)	(0.63)%	(511,322)	(1.89)%
Income Before Income Taxes	10,172,449	9.69%	2,020,136	7.45%
Income Taxes	52,506	0.05%	(955,592)	(3.53)%
Net Income	10,224,955	9.74%	1,064,544	3.93%
Minority Interest	(12,250)	(0.02)%	0	0%
Series B Preferred Dividends	453,764	0.43%	(202,069)	(0.75)%
Series B Preferred Deemed Dividend	0	0%	(2,297,157)	(8.48)%
Net (Loss)/Income Applicable to Common Shareholders	$9,783,441	9.33%	$(1,434,682)	(5.29)%

Net Sales. For the year ended December 31, 2007, net sales increased approximately 287% from $27,102,441 to $104,969,899 relative to the year ended December 31, 2006. The increase in revenue was mainly due to the effect of new market sales generated in Brazil and a substantial increase in sales in Australia, Asia and North America. Also the trading of Compact Flash and SD-RAM penetrated through our distribution channel in Asia.

Cost of Sales. Cost of sales increased from $19,570,525, or approximately 72.2% of net sales for the year ended December 31, 2006, to $90,186,253, or approximately 85.9% of net sales for the year ended December 31, 2007. The approximately 360% increase was primarily attributable to the increase in our volume of sales. The increase in the cost of sales was in line with the increase in our net sales.

Gross Profit. Gross profit increased approximately 96% from $7,531,916 for the year ended December 31, 2006 to $14,783,646 for the year ended December 31, 2007. This increase in gross profit was primarily due to the increase in our volume of sales as well as the substantial increase in sales in the higher margin markets, like Brazil and Asia. Also the rapid development of Compact Flash and SD-RAM market in Asia contributed to this increase in gross profit. In addition, the increase of our gross profit percentage from approximately 27.8% for the year ended December 31, 2006 to approximately 14.1% for the year ended December 31, 2007 was due to the increase in sales in higher margin markets, which was offset by a slight decrease of our sales prices in other markets in 2007.
Administrative Expenses. Administrative expenses increased approximately 121% from $1,997,379 for the year ended December 31, 2006 to $4,416,087 for the year ended December 31, 2007. This substantial increase in administrative expenses during the year ended December 31, 2007 was mainly because the charges of top management’s remunerations as well as the employment of new administrative personnel, and also the operation of administrative function in Brazil factory.

Selling and Distributing Costs. For the year ended December 31, 2007, selling and distribution costs slightly increased approximately 5% from $475,781 to $499,716 relative to the year ended December 31, 2006. This slightly increase in selling and distribution costs was not in line with the steep increase in our net sales mainly due to the change to a more competitive freight forwarder which led to a reduction of our freight expenses for the year ended December 31, 2007.

Professional Expenses Related To Restructuring and Share Exchange. Such professional expenses increased substantially from $320,892 for the year ended December 31, 2005 to $2,753,390 for the year ended December 31, 2006 but none of these expenses incurred in 2007. The increase was mainly due to the completion of the restructuring and share exchange transaction in August 2006. These one-off payments were made to different professional parties who provided services in connection with the restructuring and share exchange transaction during the period. The professional expenses comprised the following items:

Financial Advisory Fees	$1,431,993
Reverse Merger Fees	450,000
Other Professional Parties’ Fees	747,000
Others	124,397
Total	$2,753,390

Net Income. Net income increased approximately 582% from $(1,064,544) for the year ended December 31, 2006 to $9,783,441 for the year ended December 31, 2007. Further, the net income (loss) margin was 9.7% and (3.93)% in the same comparable periods in 2007 and 2006, respectively. The increase in net income was in line with the increase in gross profit, which was offset by a slightly increase of our selling and distribution cost and corresponding increase in administrative cost.

Comparison of Years Ended December 31, 2006 and December 31, 2005

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	Year ended December 31,
	2006	% of	2005	% of
	Audited	Net Sales	Audited	Net Sales
Net Sales	$27,102,441	100.00%	$24,577,206	100.00%
Cost of Sales	(19,570,525)	(72.21)%	(17,911,674)	(72.88)%
Gross Profit	7,531,916	27.79%	6,665,532	27.12%
Administrative Expenses	(1,997,379)	(7.37)%	(816,553)	(3.32)%
Depreciation	(223,893)	(0.83)%	(214,534)	(0.87)%
Selling and Distributing Costs	(475,781)	(1.76)%	(641,096)	(2.61)%
Income From Operations	4,834,863	17.84%	4,993,349	20.32%
Professional Expenses Related to Restructuring and Share Exchange	(2,753,390)	(10.16)%	(320,892)	(1.31)%
Reversal of Commission Payable	0	0%	718,250	2.92%
Other Income	449,985	1.66%	302,903	1.23%
Interest Expenses	(511,322)	(1.89)%	(520,827)	(2.12)%
Income Before Income Taxes	2,020,136	7.45%	5,172,783	21.05%
Income Taxes	(955,592)	(3.53)%	(958,022)	(3.90)%
Net Income	1,064,544	3.93%	4,214,761	17.15%
Minority Interest	0	0%	0	0%
Series B Preferred Dividends	(202,069)	(0.75)%	0	0%
Series B Preferred Deemed Dividend	(2,297,157)	(8.48)%	0	0%
Net (Loss)/Income Applicable to Common Shareholders	$(1,434,682)	(5.29)%	$4,214,761	17.15%

Net Sales. For the year ended December 31, 2006, net sales increased approximately 10.3% from $24,577,206 to $27,102,441 relative to the year ended December 31, 2005. The increase in revenue was mainly due to the effect of new market sales generated in Brazil and a substantial increase in sales in Australia, Asia and North America, but this was partly offset by a substantial decrease in our net sales in Europe. The decrease of net sales in Europe was driven by our policy of geographical diversification and a shift in our Company’s focus from the lower margin market in Europe to other higher margin markets, like Brazil.

Cost of Sales. Cost of sales increased from $17,911,674, or approximately 72.9% of net sales for the year ended December 31, 2005, to $19,570,525, or approximately 72.2% of net sales for the year ended December 31, 2006. The approximately 9.3% increase was primarily attributable to the increase in our volume of sales. The increase in the cost of sales was in line with the increase in our net sales.

Gross Profit. Gross profit increased approximately 13.0% from $6,665,532 for the year ended December 31, 2005 to $7,531,916 for the year ended December 31, 2006. This increase in gross profit was primarily due to the increase in our volume of sales as well as the substantial increase in sales in the higher margin markets, like Brazil. In addition, the slight increase of our gross profit percentage from approximately 27.1% for the year ended December 31, 2005 to approximately 27.8% for the year ended December 31, 2006 was due to the increase in sales in higher margin markets, which was offset by a slight decrease of our sales prices in other markets in 2006.

Administrative Expenses. Administrative expenses increased approximately 144.6% from $816,553 for the year ended December 31, 2005 to $1,997,379 for the year ended December 31, 2006. This substantial increase in administrative expenses during the year ended December 31, 2006 was mainly because we wrote off leasehold improvements and other fixed assets of approximately $382,000 for the consolidation of our Hong Kong production facilities by shifting capacity from the Chai Wan facility to our Tsuen Wan facility, we had an increase of approximately $455,000 in expenses mainly related to the charges of top management’s remunerations as well as the employment of new administrative personnel, and also due to an increase of approximately $290,000 mainly for various legal and professional fees that were incurred for the provision of supporting services after the share exchange transaction and financing activities.

Selling and Distributing Costs. For the year ended December 31, 2006, selling and distribution costs decreased approximately 25.8% from $641,096 to $475,781 relative to the year ended December 31, 2005. This decrease in selling and distribution costs was mainly due to the change to a more competitive freight forwarder which led to a reduction of our freight expenses for the year ended December 31, 2006. In addition, fewer overseas exhibitions were held as we focused on more effective local exhibitions, and which, in turn, lowered the exhibition expenses we incurred for the year ended December 31, 2006.

Professional Expenses Related To Restructuring and Share Exchange. Such professional expenses increased substantially from $320,892 for the year ended December 31, 2005 to $2,753,390 for the year ended December 31, 2006. The increase was mainly due to the completion of the restructuring and share exchange transaction in August 2006. These one-off payments were made to different professional parties who provided services in connection with the restructuring and share exchange transaction during the period. The professional expenses comprised the following items:

Financial Advisory Fees	$1,431,993
Reverse Merger Fees	450,000
Other Professional Parties’ Fees	747,000
Others	124,397
Total	$2,753,390

Net Income. Net income decreased approximately 74.7% from $4,214,761 for the year ended December 31, 2005 to $1,064,544 for the year ended December 31, 2006. Further, the net income margin was 3.9% and 17.1% in the same comparable periods in 2006 and 2005, respectively. This decrease in net income was due primarily to the professional expenses related to our restructuring and the share exchange transaction of approximately $2.8 million for the year ended December 31, 2006 as well as the reallocation of certain manufacturing equipment from Hong Kong to Brazil in November 2006 which reduced approximately 35% of our production capacity during the last two months of the year. Excluding the effect of the professional expenses related to the restructuring and share exchange transaction, the decrease of adjusted net income from $4,535,653 for the year ended December 31, 2005 to $3,817,934 for the year ended December 31, 2006 would represent a decrease of only approximately 15.8%. This decrease was mainly due to the reversal of commission payable of $718,250 that occurred during the year ended December 31, 2005. Our Company and our customers agreed to cancel potential sales rebates worth $718,250, which had been accrued but not paid in prior years. Excluding the reversal of the commission payable of $718,250 in 2005, the final adjusted net income for the year ended December 31, 2005 would have been $3,817,403. In this regard, the adjusted net income for the year ended December 31, 2006 was slightly higher than last year.

LIQUIDITY AND CAPITAL RESOURCES

Three Months Ended March 31, 2008

Net cash used in operating activities was $573,270 for the three months ended March 31, 2008 and $311,605 for the three months ended March 31, 2007. The increase in our net cash used in operating activities was mainly due to the decrease of our trade payables with a corresponding decrease in sales volume.  The decrease in our trade payable was a result of cash payments but not off-set by collection of receivables.

Net cash used in investing activities was $57,570 for the three months ended March 31, 2008 and $644,425 for the three months ended March 31, 2007. The decrease in net cash used in investing activities is mainly related to a decrease in acquisitions of plant and equipment during the first quarter of 2008.

Net cash used in financing activities was $329,699 for the three months ended March 31, 2008, and net cash provided by financing activities of $907,198 for the three months ended March 31, 2007. The decrease in our net cash provided by financing activities was mainly due to the repayment of a bank loan.

Year Ended December 31, 2007

Net cash flow used in operating activities was $5,427,346 for the year ended December 31, 2007, and net cash flow provided by operating activities was $4,679,397 for the year ended December 31, 2006. The substantial increase in our net cash outflow used in operating activities for the year ended December 31, 2007 was mainly due to the increase of our trade payables with corresponding increase in sales volume with days sales outstanding of 78.1days in 2007 and days payable outstanding of 58.2 days in 2007 used more cash flow.

Net cash flow used in investing activities was $478,493 and $8,654,722 for the years ended December 31, 2007 and 2006, respectively. Uses of cash flow for investing activities mainly related to the capital expenditures for the acquisition of plant and equipment.

Net cash flow provided by financing activities was $5,048,240 for the year ended December 31, 2007. Compared with net cash flow provided by financing activities of $4,027,732 for the year ended December 31, 2006, the increase in our net cash flow was mainly due to the inflow of proceeds from other loans.

Year Ended December 31, 2006

Net cash flow provided by operating activities was $4,679,397 for the year ended December 31, 2006 and $2,269,328 for the year ended December 31, 2005. The substantial increase in our net cash flow provided by operating activities for the year ended December 31, 2006 was mainly due to the increase of our trade payables and the improvement of our inventory turnover ratios from 31.1 days in 2005 to 23.5 days in 2006 which generated more cash flow.

Net cash flow used in investing activities was $8,654,722 and $1,454,531 for the years ended December 31, 2006 and 2005, respectively. Uses of cash flow for investing activities mainly related to the capital expenditures for the acquisition of plant and equipment as well as for the construction of our production facilities in Brazil.

Net cash flow provided by financing activities was $4,027,732 for the year ended December 31, 2006. Compared with net cash flow used in financing activities of $756,134 for the year ended December 31, 2005, the substantial increase in our net cash flow was mainly due to the inflow of net proceeds of approximately $6.4 million from the financing that we completed in August 2006, with $400,000 being retained with the Escrow Account initially for comprehensive investor relations, public relations and after market support. As of December 31, 2006, a balance of $281,114 was retained with the Escrow Account.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

 We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of March 31, 2008, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period

	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +
	In Thousands
Contractual Obligations:
Bank Indebtedness	$8,337	$6,797	$1,540	$—	$—
Other Indebtedness	5,871	5,302	569	—	—
Operating Leases	406	258	148	—	—
Total Contractual Obligations:	$14,614	$12,357	$2,257	$—	$—

Bank indebtedness consists of secured and unsecured borrowings from our banking facilities arrangements including letters of credit, bank overdrafts, and non-recurring bank loans.

Other indebtedness consists of loans and debt financing from independent third parties for working capital and the acquisition of DVDR production lines and equipment.

Operating leases amounts include a lease for factory premises under non-cancelable operating lease agreement that expires in year 2010, with an option to renew the lease. The lease is on a fixed repayment basis. The lease does not include contingent rentals.

Purchase obligations consist of a contract with an engineer in Hong Kong to set up the foundation for the factory in Brazil.

Off-Balance Sheet Arrangements

A bank guarantee was given by a bank to an electric utility company on Infosmart’s behalf. This guarantee exempted Infosmart from the obligation of paying a deposit required by the electric utility company. This off-balance sheet arrangement has no effect on the Infosmart’s liquidity, capital resources, market risk support or credit risk support, other than allowing Infosmart to retain a $153,846 deposit that would have been required by the utility company. Infosmart is not aware of any events, demands, commitments, trends or uncertainties that will result in of reasonably likely result in the termination of this arrangement.

Other than the arrangement described above, we have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our condensed consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

LEGAL PROCEEDINGS

Stanley Rosner v. World Wide Magic Net, Inc. (n/k/a Cyber) and Burlington Coat Factory, New York State Supreme Court, Nassau County, Index No. 98-006524. This is a breach of contract, fraud and tortuous interference action seeking $5,000,000 in compensatory damages, unspecified punitive damages and declaratory relief. By stipulation dated May 7, 1998, Mr. Rosner agreed to transfer the action to the Supreme Court in New York County after conceding Nassau County was not the proper venue for the action. Since that date, Mr. Rosner has neither transferred the case nor pursued it further.

In Re: Factory 2-U Stores, Inc., U.S. Bankruptcy Court, District of Delaware - Adv. Proc. No. 005-30480. On March 7, 2006, a complaint was filed against the Company in a Chapter 7 bankruptcy proceeding in U.S. Bankruptcy Court in the District of Delaware in the matter captioned In Re: Factory 2-U Stores, Inc. The complaint sought to recover from the Company $91,572 in alleged preferential transfers made to the Company by the debtor during the ninety-day period prior to the filing of the debtor's bankruptcy petition. The Company defended against the preference claim by asserting that such transfers were made in the ordinary course of business. On May 22, 2007, all parties entered into a settlement agreement, subject to the bankruptcy court’s approval. The bankruptcy court approved the settlement and dismissed the complaint with prejudice on June 21, 2007.

Other than as described above, we are not aware of any material existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our current directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to us.

MANAGEMENT

Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or appointment are as follows:

Name	Age	Position Held	Officer/Director since
Parker Seto	40	Chief Executive Officer and President	8/21/07
Po Nei Sze	35	Chief Financial Officer, Treasurer, Secretary, and Director	8/16/06
Andrew Chung Yuen Chang	38	Chairman of the Board of Directors	8/16/06
Chung Kwok	40	Director	8/16/06
Simon Lee	39	Director	3/16/07
Wai Chuen Leung	42	Director	7/4/07
Joseph Chang	44	Director	6/4/07
Chi-Man Lam	42	Director	8/9/07

Business Experience Descriptions

Parker Seto - Chief Executive Officer and President. Mr. Seto has served as our Chief Executive Officer and President since August 21, 2007. Mr. Seto served as a director of the Company from March 16, 2007 until his resignation on August 9, 2007. He has extensive experience in initial public offerings and auditing public companies and provides financial advisory services. Concurrent to his position with the Company and since 2002, Mr. Seto is an advisor to several mid-sized businesses in Hong Kong and mainland China for general business management consultation. From 2005 to June 2007, Mr. Seto was Managing Director of WestPark Capital, Inc. Mr. Seto currently serves as a director of New Fiber Technology Cloth Inc. since March 2008. He graduated from the Chinese University of Hong Kong in Professional Accountancy stream with a Bachelor of Business Administration (Honour) in 1990. Mr. Seto is a Member of the American Institute of Certified Public Accountants, Fellow Member of the Association of Chartered Certified Accountants in United Kingdom, and member of the Hong Kong Institute of Certified Public Accountants.

Po Nei Sze - Chief Financial Officer, Treasurer, Secretary and Director. Ms. Sze has served as our director, Chief Financial Officer, Treasurer, and Secretary since August 16, 2006. Ms. Sze co-founded Infosmart Group Limited, a company incorporated in the British Virgin Islands (“Infosmart BVI”), in 2002 and oversaw its finance, human resources, accounting, purchasing, and shipping departments. The Company effected a reverse merger with Infosmart BVI on August 16, 2006. Ms. Sze received her degree in Business Administration from the British Columbian Institute of Technology in Canada. Ms. Sze is also a director of Eternal Scene International Limited since December 2002 and Prime Corporate Developments Limited since January 2004.

Andrew Chung Yuen Chang - Chairman of the Board. Mr. Chang has served as our Chairman of the Board since August 16, 2006. In 1995, he founded Hung Tat International (HK) Ltd. (“Hung Tat”), a telecommunications devices manufacturing business, which today employs 1,400 workers and has revenues of $15 million. Hung Tat exports most of its output to the U.S., and its major customers include Family Dollar, Best Buy, Circuit City, Southern Telecom, and jWIN Electronics. Mr. Chang holds a Master of Economics degree from the University of Macquaire, Australia and a Bachelor of Commerce degree from the University of New South Wales, Australia where he majored in accounting. Mr. Chang is also a director of Honor Lustre Ltd. since September 2005, Hung Tat Far East since April 2002, Hung Tat since January 1998, and Health Genius International Ltd. since May 1996.

Chung Kwok - Director. Mr. Kwok has served as our director since August 16, 2006. Mr. Kwok also served as our Chief Executive Officer and President from August 16, 2006 until his resignation on August 21, 2007. Mr. Kwok co-founded Infosmart Group Limited, a company incorporated in the British Virgin Islands (“Infosmart BVI”), in 2002, with which the Company effected a reverse merger on August 16, 2006. He has over twelve years’ experience in the optical storage media industry. Mr. Kwok received his Bachelor of Mathematics degree from the Chinese University of Hong Kong.

Simon Lee - Director. Mr. Lee has served as our director since March 16, 2007. Mr. Lee graduated from the Chinese University of Hong Kong in 1990 majoring in physics. He obtained his Masters in Business Administration from the Chinese University of Hong Kong where he specialized in accounting and finance stream. He is a Fellow Member of the Association of Chartered Association Accountants of the United Kingdom and a member of the Hong Kong Institute of Certified Public Accountants. Mr. Lee has been an instructor in the School of Accountancy at the Chinese University of Hong Kong and is currently a Lecturer in the School of Accountancy and Law at the Faculty of Business of the Hong Kong Baptist University. He is also a Research Fellow of the Corporate Governance and Financial Policy Centre of Hong Kong Baptist University. Mr. Lee is regularly invited by multinational companies to provide training to professionals in the banking and personal financial management sector.

Wai Chuen Leung - Director. Mr. Leung has served as our director since July 4, 2007. Mr. Leung has extensive experience in auditing and accounting. Concurrent to his directorship with the Company, he is the Chief Financial Officer of Sinobest Technology Holdings Ltd., a position he has held since May 2005. From August 2004 to September 2005, Mr. Leung was the Independent Non-Executive Director for Maxx Bioscience Holdings Ltd. From December 2004 to March 2005, he was the Financial Controller for Pro-Health International Group Ltd. From December 2001 to December 2004, he was the Financial Controller for WLS Holdings Ltd. Mr. Leung graduated from the University of Hong Kong with a Bachelor’s degree in Social Sciences. He also received a Master’s degree in Business Administration from the University of Manchester and the University of Wales. In addition, Mr. Leung will soon receive his Master’s degree in Business with a concentration in Logistics Management from the RMIT University.

Joseph Chang - Director. Mr. Chang has served as our director since June 4, 2007. Mr. Chang has extensive experience in corporate finance, investment consulting, and business management. Concurrent to his directorship with the Company, he is the Chief Executive Officer of Active Asia Investments (HK) Limited, a position he has held since January 2007. From 2003 to 2006, Mr. Chang was the Chief Executive Officer of Global Trend Investment Consulting Limited. From March 2000 to April 2003, Mr. Chang was the Chief Financial Officer and Chief Operating Officer for HWACOM Systems, a systems integration company in the telecommunications/networking industry. Mr. Chang graduated from the National Taiwan Institution of Technology with a major in Industrial Management and a sub-major in MIS. He also graduated from the Banking and Insurance Department from the National Business College of Taipei.

Chi-Man Lam - Director. Mr. Lam has served as our director since August 9, 2007. Mr. Lam has extensive experience in business management. Concurrent to his directorship with the Company, he runs and is a director of Vision Products Limited, a trader in toys and gift products, which he founded in 1997. Mr. Lam is a graduate of the Chinese University of Hong Kong with both a Bachelor’s degree and a Master’s degree in Business Administration.

Family Relationships

           There are no family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.     any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.     any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.     being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.     being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Chung Kwok, director of the Company, is a twenty-five percent (25%) shareholder and director of Mega Winner, a corporation incorporated under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, which was subject to a bankruptcy lawsuit filed against it by Media Lab Ltd., an Australian company, in Hong Kong’s High Court on February 11, 2004. The court ruled for Mega Winner to be wound-up (Companies Winding-up No. 1360 of 2003). A Liquidator was appointed on March 1, 2004, and the liquidation is currently in progress.

Audit Committee of the Board; Audit Committee Financial Expert

We are not a “listed company” under SEC rules and are therefore not required to have an audit committee comprised of independent directors. We established an Audit Committee, however, in November 2007. Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee assists Board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditor, and prepares the report that the SEC requires to be included in our annual proxy statement. The current members of the Audit Committee are Simon Lee (Chairman), Joseph Chang, and Chi-Man Lam. The Board has determined that Mr. Lee is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-B, and is “independent” within the meaning of AMEX Company Guide Section 121A.

Director Independence

Four of our directors - Simon Lee, Wai Chuen Leung, Joseph Chang, Chi-Man Lam -- are independent directors as that term is defined under AMEX Rules and Regulations.

Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no reports were required, we believe that for the fiscal year ended December 31, 2007, beneficial owners complied with Section 16(a) filing requirements applicable to them.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2007, the members of our Compensation Committee were Simon Lee, Joseph Chang, and Chi-Man Lam (Chairman). None of the members of our Compensation Committee are executive officers of the Company. No interlocking relationship exists between our officers or directors or our Compensation Committee and the officers or directors or the compensation committee of any other company, nor has any interlocking relationship existed in the past.

Code of Business Conduct and Ethics

We have adopted a code of ethics that applies to all directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer, and members of the board of directors. We will provide to any person, without charge and upon request, a copy of the code of ethics. Any such request must be made in writing to the Company, c/o Investor Relations, 5th Floor, QPL Industrial Building, 126-140 Texaco Road, Tsuen Wan, Hong Kong.

EXECUTIVE COMPENSATION

Summary of Compensation

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below for the fiscal years ended December 31, 2007 and December 31, 2006. The following table summarizes all compensation for fiscal year 2007 received by our Chief Executive Officer, Chief Financial Officer, our three most highly compensated executive officers who earned more than $100,000 in fiscal year 2007, and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal year 2007.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Comp-ensation ($)	Total ($)
Parker Seto, CEO and President	2007	$66,200	-	-	-	-	-	-	$66,200
	2006	-	-	-	-	-	-	-	-

Po Nei Sze, CFO, Treasurer, Secretary, and Director	2007	137,987	-	-	-	-	-	2,000	139,987
	2006	77,856	-	-	-	-	-	-	77,856

Chung Kwok, Former CEO, Former President, Current Director	2007	35,128	-	-	-	-	-	-	35,128
	2006	122,564	-	-	-	-	-	-	122,564

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards for any of our named executive officers outstanding as of December 31, 2007.

Grants of Plan-Based Awards to Executive Officers in 2007

No plan-based awards were granted to our named executive officers in fiscal year 2007.

Option Exercises and Stock Vesting

There were no exercises of stock options, SARS, or similar instruments, or vesting of stock during fiscal year 2007 for each of our named executive officers.

Pension Benefits

None of our named executive officers participates in any pension benefit plan adopted by the Company.

Nonqualified Deferred Compensation Plans

None of our named executive officers participates in any nonqualified deferred compensation plan adopted by the Company.

Compensation of Directors

The following director compensation disclosure reflects all compensation awarded to, earned by or paid to the directors below for the fiscal year ended December 31, 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Andrew Chang	$76,923	-	-	-	-	-	$76,923

Po Nei Sze (1)	-	-	-	-	-	-	-

Chung Kwok (2)	-	-	-	-	-	-	-

Simon Lee	100,000	-	-	-	-	-	100,000

Wai Chuen Leung	5,128	-	-	-	-	-	5,128

Joseph Chang	10,256	-	-	-	-	-	10,256

Chi-Man Lam	4,108	-	-	-	-	-	4,108

(1)Ms. Sze’s director compensation is fully reflected in the disclosures provided in the Summary Compensation Table above.

(2)Mr. Kwok’s director compensation is fully reflected in the disclosures provided in the Summary Compensation Table above.

Employment and Director Agreements

In August 2007, our predecessor entity, Infosmart Group, Limited, a company incorporated in the British Virgin Islands (“Infosmart BVI”), entered into an employment agreement with Parker Seto that provided for a starting monthly salary of HK$83,000. Such salary is subject to an annual review by Infosmart BVI’s Board of Directors (“Infosmart BVI Board”) at a time determined by the Infosmart BVI Board. Under the terms of the agreement, Mr. Seto is also entitled to receive reimbursements for all reasonable business, office personnel, company-related entertainment, and travel expenses that he incurs or he pays for on behalf of Infosmart BVI.

In June 2006, Infosmart BVI entered into an employment agreement with Po Nei Sze that provided a starting monthly salary of HK$50,000 or approximately US$6,435. Such salary is subject to an annual review by the Infosmart BVI Board at a time determined by the Infosmart BVI Board. Under the terms of the agreement, Ms. Sze is also entitled to receive reimbursements for all reasonable business, office personnel, company-related entertainment, and travel expenses that she incurs or she pays for on behalf of Infosmart BVI.

In June 2006, Infosmart BVI entered into an employment agreement with Chung Kwok for his services as Chief Executive Officer and a director that provided for a base monthly salary is HK$60,000. Such salary is subject to an annual review by the Infosmart BVI Board at a time determined by the Infosmart BVI Board. Under the terms of the agreement, Mr. Kwok is also entitled to receive reimbursements for all reasonable business, office personnel, company-related entertainment and travel expenses that he incurs or he pays for on behalf of Infosmart BVI.

In July 2006, Infosmart BVI entered into an employment agreement with Andrew Chang that provided a starting monthly salary of HK$50,000 or approximately US$6,435. Such salary is subject to an annual review by the Infosmart BVI Board at a time determined by the Infosmart BVI Board. Under the terms of the agreement, Mr. Chang is also entitled to receive reimbursements for all reasonable business, office personnel, company-related entertainment, and travel expenses that he incurs or he pays for on behalf of Infosmart BVI.

Each of the above-described employments agreements state the officer and/or directors employment may be terminated immediately, without Infosmart BVI’s prior notice or payment in lieu of notice if at any time the officer and or director (1) becomes physically or mentally disabled whether totally or partially so that he is substantially unable to perform his duties for a period of or for 30 days in the aggregate in any period of six consecutive months, (2) is convicted of a criminal offense, except one which in the reasonable of Infosmart BVI’s Board does not affect his position with Infosmart BVI at the time of such conviction, (3) commits repeated or continued (after warning) any persistent or material breach of the employment agreement; (4) is guilty of willful neglect in discharging his duties or commits any grave misconduct which in the absolute opinion of the Infosmart BVI Board tends to bring himself or Infosmart BVI into disrepute; or (5) commits an act of bankruptcy or compounded with his creditors generally or is guilty of conduct which would make his continued appointment prejudicial to the interests of Infosmart BVI. Further, the agreements provide for employee insurance, mandatory provident fund benefits, and, after completion of the three-month probation period, medical insurance. These agreements also contain restrictive covenants preventing competition with Infosmart BVI during their employment and for a period of 12 months after termination, and also covenants preventing the use of confidential business information, except in connection with the performance of their duties for Infosmart BVI, during or at any time after termination of their employment.

We expect to assume the above-described employment agreements our officers and directors currently have with Infosmart BVI.

There are no other employment agreements or arrangements with any of our directors or named executive officers. We do not have a long term incentive plan or arrangement of compensation with any individual in the group of officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 11, 2008 by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of our voting securities, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investing power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable community property laws.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (2)
Parker Seto	0	*
Po Nei Sze (3)	62,370,292	42.1%
Andrew Chung Yuen Chang	9,483,727	6.4%
Chung Kwok	16,882,378	11.4%
Simon Lee	0	*
Wai Chuen Leung	0	*
Joseph Chang	0	*
Chi-Man Lam	0	*
Prime Corporate Developments Limited (3)	62,370,292	42.1%
Giovanni Brambilla (4)	8,356,484	5.6%
Lui Sau Wan (5)	20,757,376	14.0%
CIM Dividend Income Fund Limited (6)	12,671,045	8.6%
All Officers and Directors as a group (8 persons)	88,736,397	59.9%

* Less than 1%.

(1)	Unless otherwise indicated, the address of the beneficial owner will be c/o Infosmart Group Limited, 5th Floor, QPL Industrial Building, 126-140 Texaco Road, Tsuen Wan, Hong Kong.

(2)
Applicable percentages are based on 148,132,777 shares of common stock outstanding on June 11, 2008, adjusted as required by rules promulgated by the SEC. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(3)	Ms. Po Nei Sze is the sole owner of Prime Corporate and exercises sole voting and investment control over such shares.

(4)
Giovanni Brambilla is the natural control person with voting and dispositive control over shares held by Anima SGRpA - Anima Trading, Anima SGRpA - Anima Emerging Markets, and Anima SGRpA - Anima Asia, and may be deemed to beneficialy own the securities held by such entities. These include (i) 1,226,215 shares of common stock held by Anima Trading; (ii) 2,149,425 shares of common stock held by Anima Emerging Markets; (iii) 1,149,426 shares of common stock issuable upon exercise of warrants held by Anima Emerging Markets, (iv) 1,915,709 shares of common stock held by Anima Asia; and (v) 1,915,709 shares of common stock issuable upon exercise of warrants held by Anima Asia. Mr. Brambilla’s address is Via Brera 18, Milano, MI, 20121, Italy.

(5)	The address for this shareholder is No. 188, Victoria Road, Hong Kong.

(6)	R. James P. Morton is the natural control person with voting and dispositive control over these shares. Mr. Morton’s address is 1 Regent Street, London, England SW1Y 4NS.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Described below are certain transactions or series of transactions during our 2006 and 2007 fiscal years between us and our executive officers, directors, and the beneficial owners of 5% or more of our common stock, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $120,000, other than compensation arrangements that are otherwise required to be described under "Executive Compensation."

Prior to the Share Exchange Transaction

The Company had a revolving $500,000 line of credit with Frank Yuan, former Chief Executive Officer of the Company, and his spouse, Vicky Yuan. The line of credit bore interest at 8% per annum and was to expire on February 2006. The line of credit was terminated, and the Company’s obligations thereunder were assumed by ASAP Show, Inc.

Pursuant to a Stock Option Assumption Agreement entered into between the Company and Frank Yuan as of May 31, 2005 (“Option Assumption Agreement”), Mr. Yuan agreed to assume all obligations of the Company with respect to options to purchase 36,025 shares of the Company’s common stock held by certain employees and consultants. In connection with the Option Assumption Agreement, Mr. Yuan delivered a certificate representing 36,025 shares of the Company’s common stock, which shares may be cancelled to the extent Yuan fails to deliver shares to such holders upon exercise.

Pursuant to the terms of the Amended and Restated Securities Purchase Agreement (“SPA”) by and among KI Equity, the Company, and Frank Yuan dated August 25, 2005, Mr. Yuan agreed to indemnify KI Equity and the Company for certain claims and liabilities arising prior to the closing of the Amended SPA for a limited time.

On May 31, 2005, the Company entered into a Transfer and Assumption Agreement (“Assumption Agreement”) with Frank Yuan and ASAP Show, Inc. (“ASAP”), a then wholly owned subsidiary of the Company, under which the Company transferred all of its Assets (as defined therein) to ASAP and ASAP assumed all of the Company’s liabilities (“Assumed Liabilities”). Under Section 5 of the Assumption Agreement, ASAP and Mr. Yuan agreed to indemnify the Company for any claims and liabilities relating to the Assumed Liabilities. Further, pursuant to Section 3 of the Assumption Agreement, an indemnity reserve for $50,000 (“Indemnity Escrow”) was established to satisfy any claims that may arise for indemnity under the Amended SPA or the Assumption Agreement. The Company retained the Indemnity Escrow beyond the six month period after the closing of the Amended SPA pending the resolution of the Preference Action discussed below, which was resolved on June 21, 2007.

On March 7, 2006, a complaint was filed against the Company in a Chapter 7 bankruptcy proceeding in U.S. Bankruptcy Court in the District of Delaware in the matter captioned In Re: Factory 2-U Stores, Inc. (“Preference Action”). The complaint sought to recover from the Company $91,572 in alleged preferential transfers made to the Company by the debtor during the ninety-day period prior to the filing of the debtor’s bankruptcy petition. The Company defended against the preference claim by asserting that such transfers were made in the ordinary course of business. On May 22, 2007, all parties entered into a settlement agreement, subject to the bankruptcy court’s approval. The bankruptcy court approved the settlement and dismissed the complaint with prejudice on June 21, 2007.

Effective October 5, 2005, the Company entered into a contract with Vero Management, L.L.C. (“Vero”) for managerial and administrative services, which contract was amended effective November 1, 2005. Vero has not been engaged to provide, and Vero does not render, legal, accounting, auditing, investment banking, or capital formation services. Kevin R. Keating, a former officer and director of the Company, is the manager of Vero. The term of the contract was for one year, but the contract may be terminated at any time. In consideration of the services provided, Vero was paid $2,500 for each month in which services are rendered. The Company’s contract with Vero was terminated effective at the closing of the share exchange transaction with Infosmart Group, Limited, a company incorporated in the British Virgin Islands (“Infosmart BVI”), on August 16, 2006 (“Share Exchange”).

Kevin R. Keating was the sole officer and a director of the Company prior to the Share Exchange. Kevin R. Keating is the father of Timothy J. Keating, the principal member of Keating Investments, LLC. Keating Investments, LLC is the managing member of KI Equity, (which was the majority shareholder of the Company prior to the closing of the Share Exchange), Keating Securities, LLC, the registered broker-dealer affiliate of Keating Investments, LLC, and KAMS. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KI Equity, KAMS, or Keating Securities, LLC and disclaims any beneficial interest in the shares of the Company’s common stock owned by KI Equity. Similarly, Keating Investments, LLC, KI Equity, KAMS, and Keating Securities, LLC disclaim any beneficial interest in the shares of the Company’s common stock currently owned by Kevin R. Keating. Kevin R. Keating is also the manager and sole member of Vero Management, LLC, which had a management agreement with the Company that terminated effective as of the closing of the Share Exchange.

Margie L. Blackwell, Luca Toscani, and Jeff L. Andrews were directors of the Company prior to the closing of the Share Exchange. Ms. Blackwell and Mr. Toscani are each members of Keating Investments, LLC, and Mr. Andrews is a Vice President of Keating Investments, LLC.

At the closing of the Share Exchange and pursuant to the terms of the share exchange agreement with Infosmart BVI, the Company entered into financial advisory agreement with Keating Securities, LLC (“Keating Securities”), a registered broker-dealer, under which Keating Securities was compensated by the Company for its advisory services rendered to the Company in connection with the Exchange. Prior to the exchange, the Company was a public shell company. The transaction advisory fee of $450,000 was paid to Keating Securities at the closing of the Share Exchange.

Keating Securities and Axiom Capital Management, Inc. (“Placement Agents”) acted as placement agents in connection with the private placement that closed in August of 2006 in which we sold Series B Convertible Preferred Stock and common stock purchase warrants. For their services, the Placement Agents received a commission equal to 8% of the gross proceeds from the offering and a non-accountable expense allowance equal to 2% of the gross proceeds. In addition, the Placement Agents received, for nominal consideration, warrants to purchase 10% of the total number of shares of common stock into which the Series B Convertible Preferred Stock issued in the private placement may be converted, with an exercise price of $0.326 per share. The warrants are fully vested and have a term of five years. The Placement Agent warrants have registration rights similar to the registration rights afforded to the holders of Series B Convertible Preferred Stock and Warrants. A total of 2,931,035 warrant shares were granted to the Placement Agents, of which 1,658,045 were transferred to Keating Securities’ agents and employees.

At the closing of the Share Exchange, the Company entered into an aftermarket support agreement between with Keating Aftermarket Support, LLC (“KAMS”), with such terms and conditions as mutually acceptable to Infosmart BVI, the Company, and KAMS. Pursuant to this agreement, the parties agreed that: (i) KAMS shall provide after market support services to the Company for a period of one year after the closing of the Share Exchange with the monthly retainer to be paid to KAMS for such services being $12,500, (ii) the Company shall engage a qualified research firm approved by KAMS to issue an independent research report and provide research coverage on the Company following the closing of the Share Exchange, with the Company being responsible for paying an estimated total cost of $35,000 for an initial independent research report and three subsequent quarterly reports thereafter, and (iii) the Company agreed to allocate a $400,000 annual budget for third party aftermarket support and investor relations services for the one year period after closing of the Share Exchange.

The Share Exchange Transaction

On July 7, 2006, the Company entered into an Exchange Agreement with KI Equity Partners LLC, Prime Fortune Enterprises Ltd. (“Prime”), the equity owners of Prime, namely, Chung Kwok, Po Nei Sze, and Prime Corporate Developments Limited (the “Prime Shareholders”), and Hamptons Investment Group Ltd. (“Hamptons”) (collectively the “Infosmart BVI Shareholders”) to acquire all of the equity ownership of Infosmart Group Limited, a company incorporated in the British Virgin Islands (“Infosmart BVI”) through the acquisition of Prime, the former 100% direct equity owner and holding company of Infosmart BVI. Under the terms of the Exchange Agreement, immediately prior to the closing of the share exchange transaction, Hamptons was to receive 58.82352 shares of Prime’s capital stock as payment for its services as a finder in connection with the exchange transaction.

On August 11, 2006, Prime’s and Infosmart BVI’s boards of directors and their respective shareholders agreed to restructure the ownership of Infosmart BVI’s issued capital stock, resulting in the transfer of the entire equity ownership of Infosmart BVI directly to Chung Kwok and the Prime Shareholders. On August 14, 2006, the Company entered into a First Amendment to the Exchange Agreement with KI Equity, Prime, the equity owners of Prime, Infosmart BVI, the equity owners of Infosmart BVI (which also consisted of Chung Kwok, Lui Sau Wan, and Prime Corporate Developments Limited), and Hamptons, whereby Infosmart BVI and the Infosmart BVI Shareholders replaced Prime and the Prime Shareholders as parties to the Exchange Agreement and assumed all of Prime’s and the Prime Shareholders’ obligations, representations, warranties, liabilities, and responsibilities under the Exchange Agreement, including Prime’s obligation to issue the shares of stock to compensate Hamptons for its services immediately prior to the closing of the share exchange transaction. Pursuant to the Exchange Agreement, as amended by the First Amendment, the Company acquired all of the outstanding shares of Infosmart BVI’s capital stock from the equity owners of Infosmart BVI and Hamptons, and the Infosmart BVI Shareholders transferred and contributed all of their Infosmart BVI shares to the Company. In exchange, the Company issued to the Infosmart BVI Shareholders 1,000,000 shares of the Company’s Series A Preferred Stock, which were convertible into 116,721,360 shares of the Company’s common stock and have since been converted in full. The share exchange transaction closed on August 16, 2006.

Chung Kwok is currently a director of the Company, and the dollar value of Mr. Kwok’s interest in the share exchange transaction was approximately $206,831 at the time of closing. Po Nei Sze is currently an executive officer of the Company, and the dollar value of Ms. Sze’s interest in the share exchange transaction was approximately $731,905 at the time of closing. Lui Sau Wan is a 5% shareholder of the Company, and the dollar value of Ms. Lui’s interest in the share exchange transaction was approximately $243,584 at the time of closing.

Other Related Transactions

During the period December 31, 2005 to the closing of Share Exchange on August 16, 2006, Prime Corporate Developments Limited, a related entity solely owned by the Company’s Chief Financial Officer and Director Ms. Po Nei Sze, loaned approximately $384,615 to Infosmart BVI in connection with the construction of the Discobras manufacturing facility in Brazil. As of December 31, 2007, $316,097 of the original principal amount remains outstanding. During the fiscal year ended December 31, 2007, Infosmart BVI paid $NIL in principal of the original principal amount to Prime Corporate Developments Limited, and there is no interest on the loan.

Other than the above transactions or otherwise set forth in any reports filed by the Company with the SEC, the Company and its subsidiaries have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of its common stock, or family members of such persons. The Company is not a subsidiary of any other company.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our articles of incorporation and our bylaws. This description is only a summary. You should also refer to our articles of incorporation, bylaws, and articles of amendment that have been incorporated by reference or filed with the SEC as exhibits to the registration statement on Form S-1 of which this prospectus forms a part.

General

We currently are authorized to issue up to 300,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. Of the 10,000,000 shares of preferred stock authorized, 1,200,000 shares were designated as Series A Convertible Preferred Stock, and 1,800,000 shares were designated as Series B Convertible Preferred Stock pursuant to Certificates of Determination ("Certificates of Determination") that were approved by our Board and that were filed with and accepted by the Secretary of State of the State of California.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, except that upon giving the legally required notice, stockholders may cumulate their shares in the election of directors. We may pay dividends at such time and to the extent declared by our Board in accordance with California corporate law. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted. As of June 11 2008, we have 148,132,777 shares of common stock issued and outstanding.

Class A Warrants

In connection with the $5,000,000 Commercial Loan Transaction more fully described above under the “Business” section, we issued to the investors 19,083,970 Class A Warrants to purchase an aggregate 19,083,970 shares of our common stock. In connection with the private warrant offering described above that closed on June 12, 2008, we also issued Class A Warrants to Investors for the purchase of an aggregate 220,000 shares of our common stock. The Class A Warrants are exercisable for five years from the date of issuance at an exercise price of $0.262 per share. As of June 12, 2008, we have 19,303,970 Class A Warrants issued and outstanding.

Class A Warrants contain a cashless exercise provision that such holders may utilize after six months from issuance of such warrant. Within 180 days of issuance of such warrant (“Quotation Deadline”), we must obtain a ticker symbol for the Class A Warrants and have the Class A Warrants quoted on the Over-the-Counter Bulletin Board (or similar exchange). If the Class A Warrants are not quoted on the OTCBB by the Quotation Deadline, then the we shall pay such holders the equivalent of 1.5% of the purchase price of such warrants per month, which amount shall not exceed a total amount of 18%.

Registration Rights

We have agreed to undertake to file this prospectus and related registration statement to register the Class A Warrants issued in our $5,000,000 commercial secured loan transaction that closed on April 30, 2008 and in our private warrant offering described above that closed on June 12, 2008, the common stock underlying such Class A Warrants, and the common stock issuable as interest on the Secured Debentures issued in our $5,000,000 commercial secured loan transaction that closed on April 30, 2008. In the event that the registration statement is not declared effective by the SEC within 120 days of the issuance of the Class A Warrants, then we will owe liquidated damages in cash to the investors in our $5,000,000 commercial secured loan transaction of 2% of the principal amount of their loan per month, not to exceed 10%.

Registration of these shares of common stock upon exercise of these registration rights would result in the holders being able to trade these shares without restriction under the Securities Act once the applicable registration statement is declared effective. We will pay all registration expenses related to any registration. Non-registration penalties do not apply when the holder can sell all of the holder’s shares pursuant to Rule 144 under the Securities Act.

Market Price of and Dividends on Common Equity and Related Shareholder Matters

Our common stock is not listed on any stock exchange. Our common stock is traded over-the-counter on the OTC Bulletin Board under the symbol “IFSG.OB”. The following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years and subsequent interim periods, as reported by the OTC Bulletin Board. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions, and do not necessarily reflect actual transactions.

	Low	High
2008
Quarter ended March 31, 2008	$0.21	$0.35

2007
Quarter ended December 31, 2007	$0.455	$0.33
Quarter ended September 30, 2007	$0.41	0.21
Quarter ended June 30, 2007	$0.42	0.25
Quarter ended March 31, 2007	$0.33	0.25

2006
Quarter ended December 31, 2006	$0.52	$0.25
Quarter ended September 30, 2006	$0.67	0.22
Quarter ended June 30, 2006	$1.25	0.30
Quarter ended March 31, 2006	$0.50	0.25

2005
Quarter ended December 31, 2005	$0.12	$0.40
Quarter ended September 30, 2005	$0.05	$1.01
Quarter ended June 30, 2005	$0.11	$0.14
Quarter ended March 31, 2005	$0.11	$0.14

The last reported closing sales price for shares of our common stock was $0.165 per share on the Over-The-Counter Bulletin Board on June 16, 2008.

Holders

As of June 11, 2008, there were approximately 75 shareholders of record of our common stock based upon the shareholders’ listing provided by our transfer agent.

Transfer Agent

Our transfer agent is Computershare, and their telephone number is (818) 254-3163. Our transfer agent's address is 1745 Gardena Ave., Glendale, CA 91204.

Dividends

We have never paid any dividends on our common stock. We anticipate that any future earnings will be retained for the development of our business and do not anticipate paying any dividends on our common stock or preferred stock, other than for our Series B Preferred Stock, in the foreseeable future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

We dismissed Corbin & Company, LLP ("Corbin") as our independent registered public accounting firm on August 22, 2006. We retained PKF (“PKF”) as our new independent registered public accounting firm on August 16, 2006. Pursuant to Item 304(a) Regulation S-K under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, we reported the following on a Current Report on Form 8-K filed with the SEC on August 24, 2006:

(a)	(i)	The Company dismissed Corbin as its independent registered public accounting firm effective on August 22, 2006.

(ii)
During the period August 25, 2005 (inception) to May 31, 2006, the Company’s financial statements did not contain any adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph indicating substantial doubt about the Company’s ability to continue as a going concern in the audit report for the period August 25, 2005 (inception) to May 31, 2006.

(iii)	The dismissal of Corbin and engagement of PKF was approved by the Corporation's Board of Directors.

(iv)
The Company and Corbin did not have any disagreements with regard to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for the audited financials for the period from August 25, 2005 (inception) to May 31, 2006 and subsequent interim period from May 31, 2006 through the date of dismissal.

(v)	During the Company's fiscal year ended May 31, 2006, prior to the dismissal of Corbin, the Company did not experience any reportable events.

(b)	On August 16, 2006, the Company engaged PKF, to be the Company's independent registered public accounting firm.

(i)
Prior to engaging PKF, the Company had not consulted PKF regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements or a reportable event, nor did the Company consult with PKF regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

(ii)	The Company did not have any disagreements with Corbin and therefore did not discuss any past disagreements with Corbin.

(c)
The Company provided a copy of the Form 8-K Current Report announcing the change in certifying accountants to Corbin prior to filing it with the SEC on August 24, 2006 and requested Corbin to furnish it with a letter addressed to the SEC stating whether it agrees with the statements made by the Registrant regarding Corbin. A copy of Corbin's letter to the SEC dated August 22, 2006 was filed as Exhibit 16.1 to that Form 8-K Current Report.

We dismissed PKF as our independent registered public accounting firm on August 10, 2007. We retained Parker Randall CF (H.K.) Limited (“Parker Randall”) as our new independent registered public accounting firm on August 10, 2007. Pursuant to Item 304(a) Regulation S-K under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, we reported the following on a Current Report on Form 8-K/A filed with the SEC on September 11. 2007:

(a)	(i)	The Company dismissed PKF as its independent registered public accounting firm effective on August 10, 2007.

(ii)
PKF’s report on the Company’s financial statements for the two years ended December 31, 2006 did not contain any adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

(iii)
Prior to their dismissal, there were no disagreements with PKF on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PKF would have caused them to make reference to this subject matter of the disagreements in connection with their report, nor were there any "reportable events" as such term as described in Item 304(a)(1)(iv) of Regulation S-B.

(a)	(i)	On August 10, 2007, the Company engaged Parker Randall to be the Company's independent registered public accounting firm.

(ii)
Prior to engaging C&F, the Company had not consulted C&F regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements or a reportable event, nor did the Company consult with C&F regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

(c)	The dismissal of PKF as the Company’s certifying independent accountant and the engagement of C&F as its new certifying independent accountant were both approved by our Board of Directors.

(d)
The Company provided a copy of the Form 8-K/A Current Report announcing the change in certifying accountants to PKF prior to filing it with the SEC on September 11, 2007 and requested PKF to furnish it with a letter addressed to the SEC stating whether it agrees with the statements made above by the Company regarding PKF. A copy of the letter by PKF is attached as Exhibit 16.1 to that Form 8-K/A.

LEGAL MATTERS

Richardson & Patel LLP has rendered an opinion regarding the legality of the issuance of the shares of common stock and Class A Warrants being registered in this prospectus. As of June 17, 2008, principals & employees of Richardson & Patel LLP are holders of record of an aggregate 40,000. Class A Warrants as set forth in the Selling Security holders Table above.

EXPERTS

Our consolidated financial statements for the twelve month period ending December 31, 2007 was audited by our independent auditors, Parker Randall CF (H.K.) CPA Limited, certificate public accountants registered with the Public Company Accounting Oversight Board, which firm also reviewed our interim consolidated financial statements for the three month period ending March 31, 2008.

Our consolidated financial statements for each of the twelve month periods ended December 31, 2006 and 2005 were audited by our former independent auditor, PKF, certified public accountants registered with the Public Company Accounting Oversight Board.

We have included our consolidated financial statements in this prospectus in reliance on the reports of the above-named independent auditors, given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

Infosmart Group, Inc. is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. The Company’s filings are also available on the SEC’s internet site at http://www.sec.gov.

Infosmart Group, Inc.

Infosmart Group, Inc.

Condensed Consolidated Financial Statements

For the three months ended March 31, 2008

and 2007

(Stated in US Dollars)

INFOSMART GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)
(Stated in US Dollars)

	Three months ended March 31,
	2008	2007

Net sales	$7,560,447	$7,698,415

Cost of sales	(6,498,617)	(5,733,147)

Gross profit	1,061,830	1,965,268

Administrative expenses	(780,224)	(931,050)

Selling and distributing costs	(72,867)	(79,516)

Income from operations	208,739	954,702

Other income	813,960	308,759

Interest expenses	(138,407)	(142,540)

Income before income taxes	884,292	1,120,921

Income taxes - note 4	(51,309)	(215,637)

Net income	832,983	905,284

Minority interest	(4,963)	-

Net income before dividend	828,020	905,284

Series B preferred dividend	(79,345)	(125,411)

Net income applicable to common shareholders	748,675	779,873

Earning per share - note 9

- basic	$0.01	$0.01

- dilutive	$0.01	$0.01

Weighted average shares outstanding

- basic	142,175,630	136,252,633

- dilutive	176,116,942	159,936,810

See the accompanying notes to condensed consolidated financial statements

INFOSMART GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007
(Unaudited)
(Stated in US Dollars)

	As of
	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)

ASSETS
Current assets
Cash and cash equivalents	$314,695	$1,023,440
Trade receivables	20,292,971	38,725,882
Prepaid expenses and other receivables	268,070	544,345
Prepaid tax	0	13,847
Inventories (net of allowance of $Nil for 2008 and 2006) - note 6	3,165,556	3,396,194

Total current assets	24,041,292	43,703,708
Plant and equipment, net - note 7	30,730,427	31,093,668
Intangible assets	1,740,110	1,810,655

TOTAL ASSETS	$56,511,829	$76,608,031

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$5,816,309	$25,809,022
Other payables and accrued liabilities	818,082	1,672,468
Income tax payable	658,276	696,946
Current portion of bank borrowings - note 8	6,797,141	6,762,553
Finance lease payable	45,684	34,570
Current portion of other loans	5,302,097	5,065,639

Total current liabilities	19,437,589	40,041,198
Non-current portion of bank borrowings - note 8	1,539,796	2,092,949
Non-current portion of other loans	569,194	717,423
Non-current portion of finance lease payable	7,478	0
Advance from a related party	929,750	929,634
Deferred tax liabilities - note 4	2,732,350	2,305,729

TOTAL LIABILITIES	$25,216,157	$46,086,933

INFOSMART GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (CONT’D)
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007
(Stated in US Dollars)

	As of
	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
COMMITMENTS AND CONTINGENCIES – note 10
Series B Redeemable Convertible Preferred Stock: No par value -
note 11
Authorized 1,800,000 shares; Issued and outstanding:
2008 - 514,005 shares and 2007 - 597,011 shares	$1,455,221	$1,690,222

STOCKHOLDERS’ EQUITY
Common stock: No par value - note 11
Authorized: 300,000,000 shares; Issued and outstanding:
2008 – 147,774,923 shares and 2007 -144,248,709 shares	2,662,861	2,412,605
Additional paid-in-capital - note 11	8,118,664	8,118,664
Accumulated other comprehensive income	1,522,684	1,517,003
Retained earnings	17,487,318	16,738,643

TOTAL STOCKHOLDERS’ EQUITY	29,791,527	28,786,915

Minority interest	48,924	43,961

	29,840,451	28,830,876

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,511,829	$76,608,031

See the accompanying notes to condensed consolidated financial statements

INFOSMART GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)
(Stated in US Dollars)

	Three months ended March 31,
	2008	2007

Cash flows from operating activities
Net income	$832,983	$905,284
Adjustments to reconcile net income to net cash flows
(used in) provided by operating activities:
Depreciation	420,811	554,819
Deferred income taxes	51,309	177,590
Amortization of license usage right	70,545	70,545
Loss on disposal of property, plant and equipment	0	181,617
Changes in operating assets and liabilities:
Trade receivables	18,424,967	(3,414,499)
Prepaid expenses and other receivables	276,163	(785,410)
Inventories	229,941	(604,842)
Trade payables	(19,987,419)	2,805,974
Income tax payable	(38,527)	(13,433)
Other payables and accrued liabilities	(854,043)	(189,250)

Net cash flows used in provided by operating activities	(573,270)	(311,605)

Cash flows from investing activities
Payment for acquisition of fixed assets	(57,570)	(1,045,351)
Proceeds from disposal of plant and equipment	0	400,926

Net cash flows used in investing activities	(57,570)	(644,425)

Cash flows from financing activities
Dividend paid	(79,345)	(125,411)
Issuance of common stock	15,255	0
Net advancement of other bank loans	404,423	1,206,745
Net repayment of non-recurring bank loans	(689,584)	(434,287)
Proceeds from other loans	132,917	0
Repayment of other loans	(24,908)	(80,798)
Decrease (increase) in restricted cash	0	295,216
Increase / (decrease) in bank overdrafts	(88,457)	45,733

Net cash flows (used in) / provided by financing activities	(329,699)	907,198

Effect of foreign currency translation on cash and cash equivalents	251,794	(104)

Net decrease in cash and cash equivalents	(708,745)	(48,936)

Cash and cash equivalents, beginning of period	1,023,440	206,258

Cash and cash equivalents, end of period	$314,695	$157,322

INFOSMART GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

	Three months ended March 31,
	2008	2007

Supplemental disclosures for cash flow information:
Cash paid for:
Interest	$136,964	$238,004
Income taxes	100,040	51,480
Non-cash investing and financing activities:
Conversion of Series B Shares to common stock	$235,001	$81,800

See the accompanying notes to condensed consolidated financial statements

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

1.	Basis of presentation

The accompanying condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America for interim consolidated financial information. Accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the three-month periods have been made. Results for the interim period presented are not necessarily indicative of the results that might be expected for the entire fiscal year. These condensed financial statements should be read in conjunction with the consolidated financial statements and the notes included in the 2007 annual report filed with the Securities and Exchange Commission.

2.	Descriptions of business

The Company, through its wholly owned subsidiary, Infosmart Group Limited (“Infosmart”), is engaged in the business of developing, manufacturing, marketing and sales of recordable digital versatile disc (“DVDR”) and recordable compact discs (“CDR”), optical digital discs used for storing data and interactive sequences as well as audio and video files, under a cooperation agreement signed with a wholly owned subsidiary. With the cooperation agreement, the Company is able to manufacture DVDR and CDR under license agreement granted from the intellectual property owner and the manufacturing license issued by the Customs and Excise Department of Hong Kong.

The key raw materials for the production of the Company’s products are PC resin and silver granule. PC resin is mainly used in the molding of DVDR and CDR. Silver granule is mainly used in coating the DVDR and CDR.

The Company’s main suppliers are located in Hong Kong while the Company’s customers are located in both Hong Kong and overseas including Australia, Europe, North America and South America. The Company’s major customers include distributors and retail traders. The Company currently manufactures and ships the products from Hong Kong where the Company operates a state of the art DVDR and CDR manufacturing facilities.

For the development of the market in Brazil, the Company entered into an agreement on March 20, 2006 with two independent third parties for setting up a subsidiary, Discobrás Indústria E Comércio De Eletro Eletrônica Ltda (“Discobrás”), in Brazil for the new DVDR production facility. Recently, Discobras has completed construction of the DVDR production facility. The subsidiary had obtained all required government licenses and all other documents and approvals necessary to operate a DVDR production facility in Brazil. Discobras installed DVDR manufacturing equipment in February 2007 and began trial production in March 2007. Regular production was commenced gradually from April 2007.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

2.	Descriptions of business (Cont’d)

We currently operate two factories in both Hong Kong and Brazil, with a combined production capacity of approximately 15 million 8x, 16x writable speed, single layer DVDRs and CDRs per month. Currently, our product mix is approximately 60% of 8x DVDRs, approximately 40% of 16x DVDRs, and approximately 60% of CDRs. We have the flexibility to switch production easily between the two product types. After manufacturing the DVDRs and CDRs, we put our products through a rigorous quality assurance process.  Our Quality Management System complies with ISO9001:2000 requirements, and we are ISO 9000 certified.

In December 2007, we stopped producing CDRs in Hong Kong and began producing DVDRs due to higher margins from DVDRs as compared to CDRs. However, in order to ensure “one-stop” shopping to our customers in our distribution channels, we outsource the production of our CDRs and devote more resources to the manufacture of DVDRs. According to Techno Systems Research Co., Ltd. (Japan), total global production volume of CD media in 2007 was 14,024,200,000 discs. We currently outsource CDRs with a standard capacity of 700MB for data and 80MIN for music.

We have also distributed flash drives and memory cards through the channels of distributions in both Asia and South American that we have established. Therefore, we have started procuring flash drives and memory cards from outside manufacturers for distribution within our current channels which has proven to be very successful.

As a result of the Blu-ray format DVD prevailing over the HD-DVD in the battle of dominating the future format of DVDR, we purchased the first set of Blu-ray DVD production replication systems in the China/Hong Kong region in order to meet the demands in the high definition media storage market. We plan to invest at least $10 million in the upcoming year for Blu-ray replication production lines in the upcoming year, with the first Blu-ray replication systems being purchased at about $1.4 million. This move is in line with our strategy of keeping ourselves as the leader and forerunner of recordable media manufacturers in the world. We foresee inputting additional resources in purchasing and installing more production lines in 2008 and in Brazil by 2009 as the market for Blu-ray DVD players and writers become more mature. We are going to install the new production lines of Blu-ray and train up our specialists in May. The mass production of Blu-ray is planned to launch in June, and we are now preparing for the customer order confirmation through our existing marketing and distribution channels.

3.	Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of Infosmart Group Inc. (the Company) and its subsidiaries (the Group). Significant intercompany transactions have been elimination in consolidation.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Basis of presentation and consolidation (Cont’d)

The results of subsidiaries acquired or disposed of during the years are included in the consolidated income statement from the effective date of acquisition or up the effective date of disposal.

As of March 31, 2008, the particulars of the subsidiaries are as follows:

Name of company	Place of incorporation	Date of incorporation	Attributable equity interest	Issued capital

Infosmart Group Limited	British Virgin Islands	March 23, 2005	100%	US$1,427,794
Infoscience Media Global Limited	British Virgin Islands	May 17, 2007	100%	US$1
Portabello Global Limited	British Virgin Islands	March 21, 2007	100%	US$1
Info Smart International Enterprises Limited	Hong Kong	September 26, 2003	100%	US$25.65 (HK$ 200)
Info Smart Technology Limited	Hong Kong	December 14, 2001	100%	US$618,075 (HK$4,820,000)
Infoscience Media Limited	Hong Kong	September 10, 2004	100%	US$1,282 (HK$10,000)
Infoscience Holdings Limited	Hong Kong	February 23, 2004	100%	US$13 (HK$100)
Discobras Industria E Comercio De Electro Electronica Ltda	Brazil	March 2006	99.42%	US$7,977,072

Minority Interests

For the development of the market in Brazil, the Company entered into an agreement on March 20, 2006 with two independent third parties for setting up a subsidiary, Discobrás, in Brazil. Discobrás has a social capital of $8,046,281 (equivalent to R$17,385,600), of which 99.42% or $8,000,000 (equivalent to R$17,285,600) (“Investment Cost”) has been subscribed by the Company. The minority interests have been recognized in the accompanying financial statements.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Intangible assets

Intangible assets are license usage rights and stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the remaining term of the license obtained by one of the Company’s subsidiaries, Infoscience Holdings Limited (“IHL”).

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery and the sales price is fixed or determinable and collection is reasonably assured.

Income taxes

The Company accounts for income tax using as asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

Dividends

Dividends are recorded in the Company’s financial statements in the period in which they are declared.

The Series B Convertible Preferred Stock carries dividends at 8% per annum payable quarter in cash in US Dollars.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

3.	Summary of significant accounting policies (cont’d)

Comprehensive income

The Company has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.

Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments of the Company.

Foreign currency translation

The functional currencies of the Company are Hong Kong dollars (“HK$”) and Brazil dollars (Real$). The Company maintains its financial statements in the functional currencies. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment to other comprehensive income, a component of stockholders’ equity.

The exchange rates in effect at March 31, 2008 and 2007 were HK$1 for $0.1285 and $0.128 and Real$1 for $0.5733 and $0.4859, respectively. The average exchange rates for 2008 and 2007 were HK$1 for $0.1284 and $0.1286 and Real$1 for $0.5296 and $0.4731, respectively. There is no significant fluctuation in exchange rate for the conversion between HK dollars, Real dollars and US dollars after the balance sheet date.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

3.	Summary of significant accounting policies (cont’d)

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

The Company is exposed to certain foreign currency risk from export sales transactions and recognized trade receivables as they will affect the future operating results of the Company. The Company did not have any hedging activities during the reporting period. As the functional currencies of the Company are HK$ and Real$, the exchange difference on translation to US dollars for reporting purpose is taken to other comprehensive income.

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the period.

Diluted earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The Company’s common stock equivalents at March 31, 2008 include the following:

Convertible redeemable preferred stock Series B	16,011,804
Detachable common stock warrants	28,510,347
Placement agent warrants	2,931,035

47,453,186

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

3.	Summary of significant accounting policies (cont’d)

Trade receivables

Trade receivables are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the period end. The Company extends unsecured credit to customers in the normal course of business and believes all trade receivables in excess of the allowances for doubtful receivables to be fully collectible. Full allowances for doubtful receivables are made when the receivables are overdue for 1 year and an allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables. Bad debts are written off when identified. The Company does not accrue interest on trade accounts receivable.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a first-in, first-out basis. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company’s reserve requirements generally increase/decrease due to management projected demand requirements, market conditions and product life cycle changes. During the reporting periods, the Company did not make any allowance for slow-moving or defective inventories.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives. The principal annual rates are as follows:-

Production lines and equipment	10% with 30% residual value
Leasehold improvements and others	20%

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of long-live assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. No impairment of long-lived assets was recognized for any of the periods presented.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

3.	Summary of significant accounting policies (cont’d)

Recent accounting pronouncements

On January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon initial adoption. The cumulative effect of applying FIN 48 at adoption, if any, is to be reported as an adjustment to opening retained earnings for the year of adoption. The adoption of FIN 48 did not have a material effect on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which relates to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has not yet completed its analysis of the impact of adopting SFAS No. 157 on the consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, which permits entities to choose measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 does not establish requirements for recognizing and measuring dividend income, interest income, or interest expense. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements, included in SFAS No. 157, Fair Value Measurements, and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company has not yet completed its assessment of the impact upon adoption of SFAS No. 159 on the consolidated financial position, results of operations or cash flows.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

3.	Summary of significant accounting policies (cont’d)

Recent accounting pronouncements (cont’d)

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This statement retains the fundamental requirements of the original pronouncement requiring that the acquisition method of accounting, or purchase method, be used for all business combinations. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest at their fair values as of the acquisition date. In addition, SFAS No. 141(R) requires, among other things, expensing of acquisition related and restructuring related costs, measurement of pre-acquisition contingencies at fair value, measurement of equity securities issued for purchase at the date of close of the transaction and capitalization of in process research and development, all of which represent modifications to current accounting for business combinations. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. Adoption of SFAS No. 141(R0 will not impact the Company’s accounting for business combinations closed prior to its adoption, but given the nature of the changes noted above, the Company expects that its accounting for business combinations occurring subsequent to adoption will be significantly different than that applied following current accounting literature.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The Company is in the process of evaluating the impact that SFAS 160 will have on its financial statements upon adoption.

4.	Income taxes

The components of the provision for income taxes in Hong Kong are:

	Three months ended March 31,
	2008	2007

	(Unaudited)	(Unaudited)

Current taxes	103,627	38,047
Deferred taxes	(52,318)	177,590

	51,309	215,637

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

4.	Income taxes (cont’d)

The Company is subject to income tax in the United States. No provision for income tax in the United States has been made as the Company had no taxable income for the three months ended March 31, 2008 and 2007. The statutory tax rate is 34%.

The Company’s subsidiary incorporated in the BVI is not subject to income taxes under the current laws of BVI.

The Company’s subsidiaries operating in Hong Kong are subject to profits tax rate of 17.5% on the estimated assessable profits during the periods.

Deferred tax (assets) liabilities as of March 31, 2008 and December 31, 2007 are composed of the following:

	As of
	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Hong Kong
Operating losses available for future periods	-	-
Temporary difference on accelerated tax
depreciation on plant and equipment	2,732,350	2,305,729

The United States
Operating losses available for future periods	(115,773)	(482,683)
Valuation allowance	115,773	482,683

Deferred tax liabilities, net	$2,732,350	$2,305,729

Recognized in the balance sheet:
Net deferred tax liabilities	2,732,350	2,305,729

	$2,732,350	$2,305,729

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

5. Comprehensive income

	Three months ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Net income applicable to common shareholders	$748,675	$779,873
Foreign currency translation adjustments	5,681	70,508

Total comprehensive income	754,356	850,381

6. Inventories

	As of
	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Raw materials	$1,196,573	$1,190,330
Work in progress	34,132	15,974
Finished goods	1,934,851	2,189,890

	$3,165,556	$3,396,194

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

7.	Plant and equipment

	As of
	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Costs
Production lines and equipment	$38,091,748	$38,034,178
Leasehold improvements	2,132,378	2,132,378
Furniture, fixtures and office equipment	221,393	221,393
Motor vehicles	260,550	260,550

	40,706,069	40,648,499

Accumulated depreciation
Production lines and equipment	9,023,803	8,666,845
Leasehold improvements	856,434	811,850
Furniture, fixtures and office equipment	56,886	50,662
Motor vehicles	38,519	25,474

	9,975,642	9,554,831

Net
Production lines and equipment	29,067,945	29,367,333
Leasehold improvements	1,275,944	1,320,528
Furniture, fixtures and office equipment	164,507	170,731
Motor vehicles	222,031	235,076

	$30,730,427	$31,093,668

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

7.	Plant and equipment (cont’d)

An analysis of production lines and equipment pledged to banks for banking facilities (note 12(a)) granted to the Company is as follows:

	Pledged for banking facilities
	As of
	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Costs	$14,724,398	$14,724,398
Accumulated depreciation	(4,350,338))	(4,115,101))

Net	$10,374,060	$10,609,297

	Three months ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Depreciation for the period	$235,237	$145,832

The components of depreciation charged are:

	Three months ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Included in factory overheads
Production lines and equipment	$356,958	$471,716

Included in operating expenses
Leasehold improvements	44,584	76,384
Furniture, fixtures and office equipment	6,224	3,983
Motor vehicles	13,045	2,736

	63,853	83,103

	$420,811	$554,819

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

8.	Bank borrowings

	As of
	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Secured:
Bank overdrafts repayable on demand	$105,966	$194,423
Repayable within one year
Non-recurring bank loans	2,622,222	2,310,090
Other bank borrowings	4,068,953	3,665,280

	6,797,141	6,169,793

Repayable after one year
Non-recurring bank loans	1,539,796	2,092,949

	8,336,937	8,262,742

Unsecured:
Other bank borrowings	0	592,760

	$8,336,937	$8,855,502

As of March 31, 2008, the Company’s banking facilities are composed of the following:

Facilities granted	Granted	Amount Utilized	Unused

Letter of credit including:
- Outstanding letter of credit		$423,740
- Letter of credit under trust receipt		3,645,212
	5,128,205	4,068,952	1,059,253
Bank overdrafts	256,410	105,966	150,444
Non-recurring bank loans	4,162,018	4,162,018	-
Bank guarantee for utility deposit	153,846	153,846	-

	9,700,479	8,490,782	1,209,697

The above banking borrowings were secured by the following:-

(a)	first fixed legal charge over 17 DVDR production lines with carrying amounts of $10,374,060; and

(b)	joint and several guarantees executed by two beneficial shareholders of the Company, a spouse of one of the beneficial shareholders and a director of the Company’s subsidiary.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

9.	Earnings per share

The Company’s potentially dilutive securities at March 31, 2008 include the following:

Convertible redeemable preferred stock Series B	16,011,804
Detachable common stock warrants	28,510,347
Placement agent warrants	2,931,035

47,453,186

10.	Commitments and contingences

Operating leases commitments

The company leases office and factory premises under various non-cancelable operating lease agreements that expire at various dates through 2010, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases include contingent rentals. Minimum future commitments under these agreements payable as of March 31, 2008 are as follows:

Period ending March 31
2008	$258,613
2009	119,249
2010	28,800

Contingencies

From time to time, the Company is subject to legal claims and legal proceedings that arise in the ordinary course of our business. In the opinion of management, the ultimate outcome of claims and litigation of which management is aware will not have a material adverse effect on our consolidated financial position or results of operation. Management is not currently aware of any pending legal proceedings against Infosmart Group except for the following:

Stanley Rosner v. World Wide Magic Net, Inc. (n/k/a Cyber) and Burlington Coat Factory, New York State Supreme Court, Nassau County, Index No. 98-006524. This is a breach of contract, fraud and tortuous interference action seeking $5,000,000 in compensatory damages, unspecified punitive damages and declaratory relief. By stipulation dated May 7, 1998, Mr. Rosner agreed to transfer the action to the Supreme Court in New York County after conceding Nassau County was not the proper venue for the action. Since that date, Mr. Rosner has neither transferred the case nor pursued it further.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

10.	Commitments and contingences (cont’d)

In Re: Factory 2-U Stores, Inc., U.S. Bankruptcy Count, District of Delaware - Adv. Proc. No. 005-30480. On March 7, 2006, a compliant was filed against the Company in a Chapter 7 bankruptcy proceeding in U.S. Bankruptcy Court in the District of Delaware in the matter captioned In Re: Factory 2-U Stores, Inc. The complaint sought to recover from the Company $91,572 in alleged preferential transfers made to the Company by the debtor during the ninety-day period prior to the filing of the debtor’s bankruptcy petition. The Company defended against the preference claim by asserting that such transfers were made in the ordinary course of business. On May 22, 2007, all parties entered into a settlement agreements, subject to the bankruptcy court’s approval. The settlement term is that Infosmart is required to pay to the complaint the sum of $15,000 on or before May 25, 2007. The bankruptcy court approved the settlement and dismissed the complaint with prejudice on June 21, 2007.

11.	Common stock and convertible preferred stock

	Common stock		Series B		Additional
	No. of		No. of		paid-in
	shares	Amount	shares	Amount	Capital

Balance, January 1, 2008	144,248,708	$2,412,605	597,011	$1,690,222	$8,118,664

Issuance of common stock	1,300,000	$15,255	-	$-	$-

Conversion of Series B to
common stock on
various dates	2,226,215	$235,001	(83,006)	$(235,001)	$-

Balance, March 31, 2008	147,774,923	$2,662,861	514,005	$1,455,221	$8,118,664

Common Stock

The number of authorized shares of the Company’s common stock is 300,000,000 shares. The shares have no par value.

Series B Preferred Stock and Warrants

The material terms of the Company’s Series B Preferred Stock are summarized below.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

11.	Common stock and convertible preferred stock (cont’d)

Voting: The holders of Preferred Stock (including the Investors acquiring such shares as part of the Financing after the closing of the Exchange) are entitled to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote. Each share of Preferred Stock will carry a number of votes equal to the number of shares of common stock issuable as if converted at the record date.

Dividends: The Series B Convertible Preferred Stock is cumulative, non-participating and carries dividends at 8% per annum payable quarterly in cash in US Dollars.

Conversion: The outstanding and unconverted Series B Convertible Preferred Stock shall be converted into shares of the Company’s common stock at the Conversion Price then in effect by delivering to the holders an Automatic Conversion Notice upon the happening of all of the following events: (i) for each of the twenty (20) consecutive Trading Days immediately preceding the date of delivery of the Automatic Conversion Notice, the daily Closing Price of the Common Stock shall be equal to at least two hundred fifty percent (250%) of the Conversion Price in effect as of the date immediately preceding the date of the Automatic Conversion Notice; and (ii) the daily trading volume of the Common Stock for each of the Trading Days during such twenty (20) Trading day period shall be at least 500,000 shares; provided, however, no such conversion is permitted unless at the time of the delivery of the Automatic Conversion Notice and on the Automatic Conversion Date, (A) The Company is in compliance with all of its obligations under this Certificate of Determination and the Transaction Documents, (B) during each of the Trading Days in such twenty (20) day period, the Registration Statement has been effective and has not been suspended by the SEC, (C) as of the Conversion Date, the Registration Statement is effective and has not been suspended by the SEC and no event has occurred which will likely result in the Registration Statement being declared ineffective or suspended by the SEC, and (D) no Triggering Event (as described under “Redemption Rights” in the Company’s Current Report on Form 8-K filed with the Commission on August 24, 2006) has occurred and is continuing.

Any outstanding Series B Convertible Preferred Stock not yet converted will be converted automatically two years from the date of the issuance of such stock at the then effective Conversion Price.

Additional paid-in capital

The Company allocated the net proceeds ($6,885,000) between the Series B Preferred Stock ($3,738,827) and the warrants ($3,146,173) based upon their relative fair values as of the closing date. The Company determined the fair value of the warrants (including Placement Agent Warrants which were valued at $644,800) using the Black-Scholes option pricing model with the following assumptions: no dividend yield; weighted average risk free rate of 5.05%; volatility of 368% and contractual life of 5 years. The Company recorded the portion of the proceeds attributable to the stock as mezzanine equity pursuant to EITF Topic D-98, Classification and Measurement of Redeemable Securities after determining the guidance in FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity did not apply. The Company determined that the warrants meet the definition of a derivative instrument as defined in SFAS 133, Accounting for Derivative Instruments and Hedging Activities, but do not require derivative treatment pursuant to the scope exception in paragraph 11(a) of SFAS 133.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

11.	Common stock and convertible preferred stock (cont’d)

The Company evaluated whether the embedded conversion feature in the stock required bifurcation and determined that the economic characteristics and risks of the embedded conversion feature in the stock were clearly and closely related to the stock and concluded that bifurcation was not required under SFAS 133. The Company calculated the intrinsic value of the beneficial conversion feature embedded in the stock ($2,297,157) pursuant to the guidance in EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.

12.	Pension plans

The Company participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance (“MPF Scheme”) for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in employment in Hong Kong. Contributions are made by the Company operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of $2,580 (equivalent of HK$20,000). The participants are entitled to 100% of the Company’s contributions together with accrued returns irrespective of their length of service with the Company, but the benefits are required by law to be preserved until the retirement age of 65. The only obligation of the Company with respect to MPF Scheme is to make the required contributions under the plan.

The assets of the schemes are controlled by trustees and held separately from those of the Company. The Company fully complied the contribution requirement and total pension cost was $25,740 and $18,482 for the three months ended March 31, 2008 and 2007, respectively.

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

13.	Segment Information

The Company is engaged in the manufacture and distribution of DVDR, CDR and non-diskette storage media (Flash card and Micro SD). The nature of the products, their production processes, the type of their customers and their distribution methods are substantially similar. Information for the DVDR, CDR products, flash drive and memory card are disclosed under FAS 131, “Disclosures about Segments of an Enterprise and Related Information” as below:-

	Flash drive and memory card		DVDR and Related Products		CDR		Total
	Three months ended March 31		Three months ended March 31		Three months ended March 31		Three months ended March 31
	2008	2007	2008	2007	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue from external customers	$182,500	-	$5,652,182	$7,075,858	$1,725,765	$622,557	$7,560,447	$7,698,415
Segment profit	60,919	-	629,924	1,030,274	193,449	90,647	884,292	1,120,921

	As of		As of		As of		As of
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2008	2007	2008	2007	2008	2007	2008	2007
	(Unaudited)	(Audited)	(Unaudited)	(Audited)	(Unaudited)	(Audited)	(Unaudited)	(Audited)

Segment assets	$1,364,126	$27,786,444	$42,248,183	$46,570,275	$12,899,520	$2,251,312	$56,511,829	$76,608,031

INFOSMART GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

13.	Segment Information (cont’d)

Other than the production lines and equipment located in Brazil, which have carrying amounts of $11,722,445 respectively (December 31, 2007: production lines and equipment of $11,947,265), all of the Company’s long-lived assets are located in Hong Kong. Geographic information about net sales, which are classified based on location of the customers, is set out as follows:

	Three months ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Argentina	$149,024	$0
Australia	129,147	2,845,838
Belize	361,744	0
Brazil	3,503,793	2,521,387
Czech Republic	0	20,573
China and Hong Kong	2,865,174	673,373
Philippine	180,684	0
South America	30,046	0
Thailand	39,739	427,110
Turkey	0	147,498
United Kingdom	0	142,926
United States	255,816	769,767
Other countries	45,280	149,943

Total	7,560,447	7,698,415

14.	Comparative amounts

Certain amounts included in prior periods’ condensed consolidated statement of operations have been reclassified to conform to the current period’s presentation. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income.

Infosmart Group Inc.

Consolidated Financial Statements
For the years ended December 31, 2007, 2006 and 2005
(Stated in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Infosmart Group Inc.

We have audited the accompanying consolidated balance sheet of Infosmart Group Inc. (the “Company”) and its subsidiaries as of December 31, 2007 and the related consolidated statement of income, stockholders’ equity and cash flows for year ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2007, and the consolidated results of their operations and their cash flows for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Parker Randall CF (H.K.) CPA Limited
Certified Public Accountants
Hong Kong
March 31, 2008

INFOSMART GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(Stated in US Dollars)

	Year ended December 31
	2007	2006	2005
Net sales	$104,969,899	$27,102,441	$24,577,206

Cost of sales	(90,186,253)	(19,570,525)	(17,911,674)

Gross profit	14,783,646	7,531,916	6,665,532

Administrative expenses	(4,416,087)	(1,997,379)	(816,553)

Depreciation - note 11	(743,743)	(223,893)	(214,534)

Selling and distributing costs	(499,716)	(475,781)	(641,096)

Income from operations	9,124,100	4,834,863	4,993,349

Professional expenses related to Restructuring
and Share Exchange - note 5	-	(2,753,390)	(320,892)

Reversal of commission payable	-	-	718,250

Other income - note 6	1,710,408	449,985	302,903

Interest expenses	(662,059)	(511,322)	(520,827)

Income before income taxes	10,172,449	2,020,136	5,172,783

Income taxes - note 7	52,506	(955,592)	(958,022)

Minority Interests - PL	12,250	-	-

Net income	10,237,205	1,064,544	4,214,761

Series B preferred dividends	(453,764)	(202,069)	-
Series B preferred deemed dividend - note 17	-	(2,297,157)	-
Net income (loss) applicable to common
shareholders	$9,783,441	$(1,434,682)	$4,214,761

Other comprehensive income
Foreign currency translation adjustments	1,497,766	(12,421)	28,028

Total comprehensive income	$11,281,207	$(1,447,103)	$4,242,789

Earning / (loss) per share
- basic and dilutive - note 8	$0.07	$(0.01)	$0.04

Weighted average shares outstanding
- basic - note 8	140,025,108	119,188,957	110,236,841
- dilutive - note 8	140,622,119	119,188,957	110,236,841

See the accompanying notes to consolidated financial statements

INFOSMART GROUP INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	As of December 31
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$1,023,440	$206,258
Restricted cash - notes 4	-	552,193
Trade receivables (net of allowance for doubtful accounts of $Nil for 2007 and 2006)	38,725,882	6,171,366
Prepaid expenses and other receivables - note 9	544,345	269,477
Provision for tax	13,847	-
Inventories - note 10	3,396,194	1,058,039

Total current assets	43,703,708	8,257,333
Deferred tax assets - note 7	-	459,823
Plant and equipment, net - note 11	31,093,668	33,911,540
Intangible assets - note 16	1,810,655	2,092,809

TOTAL ASSETS	76,608,031	$44,721,505

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$25,809,022	$2,926,078
Other payables and accrued liabilities - note 12	1,672,468	8,756,675
Income tax payable	696,946	363,645
Current portion of bank borrowings - note 13	6,762,553	3,503,654
Finance lease payable	34,570	-
Current portion of other loans - note 14	5,065,639	1,268,044

Total current liabilities	40,041,198	16,818,096
Non-current portion of bank borrowings - note 13	2,092,949	2,893,927
Non-current portion of other loans - note 14	717,423	1,884,202
Advance from a related party - note 15	929,634	927,991
Deferred tax liabilities - note 7	2,305,729	3,001,360

TOTAL LIABILITIES	46,086,933	$25,525,576

COMMITMENTS AND CONTINGENCIES - note 17

See the accompanying notes to consolidated financial statements

INFOSMART GROUP INC.
CONSOLIDATED BALANCE SHEETS (CONT’D)
AS OF DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	As of December 31
	2007	2006
Series B Redeemable Convertible Preferred Stock: No par value -
note 18
Authorized 1,800,000 shares; Issued and outstanding
2007 - 597,011 shares and 2006 - 911,974.54 shares	1,690,222	2,581,926

STOCKHOLDERS’ EQUITY
Common stock: No par value
Authorized: 300,000,000 shares; Issued and outstanding:
2007 - 144,248,709 shares and 2006 - 135,801,426.44 shares - note 18	2,412,605	1,520,901
Preferred stock: No par value
Authorized 7,000,000 shares; Issued and outstanding:
2007 and 2006 - Nil share	-	-
Series A Convertible Preferred Stock: No par value
Authorized 1,200,000 shares; Issued and outstanding
2007 and 2006 - Nil share	-	-
Additional paid-in-capital - note 18	8,118,664	8,118,664
Accumulated other comprehensive income	1,517,003	19,237
Retained earnings	16,738,643	6,955,201
TOTAL STOCKHOLDERS’ EQUITY	28,786,915	16,614,003

Minority interest	43,961	-

	28,830,876	16,614,003

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,608,031	$44,721,505

See the accompanying notes to consolidated financial statements

INFOSMART GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(Stated in US Dollars)

	Year ended December 31
	2007	2006	2005
Cash flows from operating activities
Net income	$9,783,442	$1,064,544	$4,214,761
Adjustments to reconcile net income to net cash flows
provided by operating activities:
Depreciation	2,960,677	1,820,529	1,695,697
Amortization of license usage right	289,552	-	-
Deferred income taxes	350,568	577,767	958,022
Loss on disposal of property, plant and equipment	245,934	381,498	-
Professional expenses related to Restructuring and Share
Exchange	-	2,628,993	-
Changes in operating assets and liabilities:
Trade receivables	(32,536,829)	(2,882,093)	(1,378,159)
Prepaid expenses and other receivables	(274,132)	167,669	(1,684,202)
Inventories	(2,335,122)	365,608	289,229
Tax Prepaid	(13,847)	-	-
Trade payables	22,874,577	1,071,828	(2,163,581)
Income tax payable	332,258	363,928	-
Advance from a related party	3,285	(1,287,409)	(32,846)
Other payables and accrued liabilities	(7,107,709)	406,535	370,407

Net cash flows (used in)/ provided by operating activities	(5,427,346)	4,679,397	2,269,328

Cash flows from investing activities
Acquisition of plant and equipment	(531,331)	(8,686,331)	(1,454,531)
Proceeds from disposal of plant and machinery	52,838	-	-
Cash acquired on the acquisition of subsidiaries	-	31,609	-

Net cash flows used in investing activities	(478,493)	(8,654,722)	(1,454,531)

Cash flows from financing activities
Dividend paid	(453,763)	(202,069)	(1,501,167)
Proceeds from new bank loans	-	618,240	3,475,726
Proceeds from other loans	4,764,760	128,600	1,286,000
Repayment of non-recurring bank loans	(8,294)	(3,705,482)	(2,939,563)
Net advancement of other bank borrowings	221,126	1,766,999	623,956
New obligations under capital leases	112,810	-	-
Repayment of other loans	(298,109)	(674,436)	(111,770)
Decrease/(increase) in restricted cash	552,973	(289,930)	(129,097)
Increase/(decrease) in bank overdrafts	194,423	(258,420)	232,822
Proceeds from issuance of Infosmart common stock	-	999	-
Proceeds from the exercise of detachable common stock warrants	-	260,800	-
Proceeds from the issuance of Series B preferred stock
and detachable common stock warrants	-	7,650,000	-
Preferred stock issuance costs and recapitalization costs	-	(1,215,000)	-
Repayment of obligations under capital leases	(37,686)	(52,569)	(1,693,041)

Net cash flows provided by/(used in) financing activities	5,048,240	4,027,732	(756,134)

Effect of foreign currency translation on cash and cash equivalents	1,674,781	(517)	479

Net increase in cash and cash equivalents	817,182	51,890	59,142
Cash and cash equivalents, beginning of year	206,258	154,368	95,226

Cash and cash equivalents, end of year	$1,023,440	$206,258	$154,368

See the accompanying notes to consolidated financial statements

INFOSMART GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT’D)
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(Stated in US Dollars)

	Year ended December 31
	2007	2006	2005
Supplemental disclosures for cash flow information:
Cash paid for:
Interest	$457,662	$511,309	$454,901
Income taxes	509,108	13,897	-

Noncash investing and financing activities:
Current account with IHL offsetting for the acquisition of property,
plant and equipment	$-	$5,611,063	$-
Other payables for the acquisition of property, plant and equipment	-	2,871,667	-
Capitalization of advances from spouse of Ms. Sze	-	-	617,287
Conversion of Series B shares to common stock	891,704	512,101	-
Issuance of Placement Agent warrants	-	644,800	-
Series B Preferred deemed dividend	-	2,297,157	-
Value of exchange transaction and financing services rendered in
exchange for shares of common stock	-	747,000	-
Value of exchange transaction and financing services rendered in
exchange of Series A shares	-	1,431,993	-

See the accompanying notes to consolidated financial statements

INFOSMART GROUP INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(Stated in US Dollars)

	Common stock		Series A Preferred stock		Additional	Accumulated other comprehensive
	Shares	Amount	Shares	Amount	Paid-incapital	Income/ (loss)	Retained earnings	Total
Balance, January 1, 2005	10,119,040	$1	-	$-	$619,877	$3,630	$5,676,289	$6,299,797
Comprehensive income
Net income	-	-	-	-	-	-	4,214,761	4,214,761
Foreign currency translation
adjustments	-	-	-	-	-	28,028	-	28,028
Total comprehensive income								4,242,789
Dividend	-	-	-	-	-	-	(1,501,167)	(1,501,167)

Balance, December 31, 2005	10,119,040	$1	-	$-	$619,877	$31,658	$8,389,883	$9,041,419
Issuance of common stock - note 17	-	999	-	-	-	-	-	999
Issuance of Series A shares - note 17	-	-	944,445	-	(21,336)	-	-	(21,336)
Issuance of common stock - note 17	3,309,770	747,000	-	-	-	-	-	747,000
Issuance of Series A shares - notes 8 and 17	-	-	55,555	-	1,431,993	-	-	1,431,993
Conversion of Series A shares - note 17	116,721,360	-	(1,000,000)	-	-	-	-	-
Issuance of Series B shares with detachable warrants - note 17	-	-	-	-	5,443,330	-	-	5,443,330
Series B preferred deemed
- dividend - note 17	-	-	-	-	-	-	(2,297,157)	(2,297,157)
Conversion of Series B shares - note 17	4,851,256	512,101	-	-	-	-	-	512,101
Exercise of warrants - note 17	800,000	260,800	-	-	-	-	-	260,800
Issuance of Placement Agent Warrants - note 17	-	-	-	-	644,800	-	-	644,800
Comprehensive income
Net income	-	-	-	-	-	-	1,064,544	1,064,544
Foreign currency translation adjustments	-	-	-	-	-	(12,421)	-	(12,421)
Total comprehensive income								1,052,123
Series B preferred dividend	-	-	-	-	-	-	(202,069)	(202,069)

Balance, December 31, 2006	135,801,426	$1,520,901	-	$-	$8,118,664	$19,237	$6,955,201	$16,614,003

Series B preferred dividend	-	-	-	-	-	-	(453,763)	(453,763)
Conversion of Series B shares - note 18	8,447,282	891,704	-	-	-	-	-	891,704
Net income	-	-	-	-	-	-	10,237,205	10,237,205
Foreign currency translation adjustments	-	-	-	-	-	1,497,766	-	1,497,766

Balance, December 31, 2007	144,248,708	$2,412,605	-	$-	$8,118,664	$1,517,003	$16,738,643	$28,786,915

See notes to consolidated financial statements

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

1.	Corporation information

The Company was incorporated in the State of California and the Company’s shares are quoted for trading on the Over-The-Counter Bulletin Board in the United States of America.

2.	Description of business

The Company, through its wholly owned subsidiary, Infosmart Group Limited (“Infosmart”), is engaged in the business of developing, manufacturing, marketing and sales of recordable digital versatile disc (“DVDR”) and recordable compact discs (“CDR”), optical digital discs used for storing data and interactive sequences as well as audio and video files, under a cooperation agreement signed with a wholly owned subsidiary. With the cooperation agreement, the Company is able to manufacture DVDR and CDR under license agreement granted from the intellectual property owner and the manufacturing license issued by the Customs and Excise Department of Hong Kong.

The key raw materials for the production of the Company’s products are PC resin and silver granule. PC resin is mainly used in the molding of DVDR and CDR. Silver granule is mainly used in coating the DVDR and CDR.

The Company’s main suppliers are located in Hong Kong while the Company’s customers are located in both Hong Kong and overseas including Australia, Europe, North America and South America. The Company’s major customers include distributors and retail traders. The Company currently manufactures and ships the products from Hong Kong and Brazil where the Company operates a state of the art DVDR and CDR manufacturing facilities.

For the development of the market in Brazil, the Company entered into an agreement on March 20, 2006 with two independent third parties for setting up a subsidiary, Discobrás Indústria E Comércio De Eletro Eletrônica Ltda (“Discobrás”), in Brazil for the new DVDR production facility. Recently, Discobras has completed construction of the DVDR production facility. The subsidiary had obtained all required government licenses and all other documents and approvals necessary to operate a DVDR production facility in Brazil. Discobras installed DVDR manufacturing equipment in February 2007 and began trial production in March 2007. Regular production was commenced gradually from April 2007.

3.	Continuance of operations

These financial statements have been prepared on a going concern basis. The Company’s has working capital surplus of $3,662,510 at December 31, 2007 compare with a deficit of ($8,560,763) in 2006.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

4.	Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of Infosmart Group Inc. (the Company) and its subsidiaries (the Group). Significant intercompany transactions have been eliminated in consolidation.

The results of subsidiaries acquired or disposed of during the years are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal.

As of December 31, 2007, the particulars of the subsidiaries are as follows:

Name of company	Place of incorporation	Date of incorporation	Attributable equity interest %	Issued capital
Infosmart Group Limited	British Virgin Islands	March 23 2005	100	US$1,427,794

Infoscience Media Global Limited	British Virgin Islands	May 17 2007	100	US$1

Portabello Global Limited	British Virgin Islands	March 21 2007	100	US$1

Info Smart International Enterprises Limited	Hong Kong	September 26 2003	100	US$25.65 (HK$200)

Info Smart Technology Limited	Hong Kong	December 14 2001	100	US$618,075 (HK$4,820,000)

Infoscience Media Limited	Hong Kong	September 10 2004	100	US$1,282 (HK$10,000)

Infoscience Holdings Limited	Hong Kong	February 23 2004	100	US$13 (HK$100)

Discobras Industria E Comercio De Electro Electronica Ltda	Brazil	March 2006	99.42	US$7,977,072

Minority Interests

For the development of the market in Brazil, the Company entered into an agreement on March 20, 2006 with two independent third parties for setting up a subsidiary, Discobrás Indústria E Comércio De Eletro Eletrônica Ltda (“Discobrás”), in Brazil. Discobrás has a social capital of $8,046,281 (equivalent to R$17,385,600) and 99.42% or $8,000,000 (equivalent to R$17,285,600) (“Investment Cost”) of which has been subscribed by the Company. The minority interests have been recognized in the accompanying financial statements.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation of useful lives of property, plant and equipment. Actual results could differ from those estimates.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

4.	Summary of significant accounting policies (Cont’d)

License usage rights

License usage rights are stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the remaining term of the license obtained by IHL.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade receivables. The Company extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. The Company conducts periodic reviews of the client’s financial conditions and payment practices. Further, the Company will maintain an allowance for doubtful accounts based on the management’s expectations on actual losses possibly incurred. Other than set forth below, no customers represented 10% or more of the Company’s net sales.

At December 31, 2007, 2006 and 2005, customers representing 10% or more of the Company’s net sales and their related trade receivables are:

	Year ended December 31
Net sales	2007	2006	2005
Optimost Investments Limited	$26,507,301	$-	$-
Laser Corporation	-	5,539,155	1,841,053
AgroDigital	-	3,443,350	-
ENet	-	3,763,194	17,164,213

	$26,507,301	$12,745,699	19,005,266

	As of December 31
Trade receivables	2007	2006	2005
Optimost Investments Limited	$-	$-	$-
Laser Corporation	-	1,450,249	-
AgroDigital	-	3,312,563	-
ENet	-	-	1,610,075

	$-	$4,762,812	$1,610,075

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery and the sales price is fixed or determinable and collection is reasonably assured.

Advertising and transportation expenses

Advertising, transportation and other product-related costs are charged to expenses as incurred.

Advertising expenses amounted to $10,737, $45,463 and $101,590 during 2007, 2006 and 2005 respectively and are included in selling and distributing costs.

Transportation expenses amounted to $64,163, $352,203 and $447,894 during 2007, 2006 and 2005 respectively and are included in selling and distributing costs.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

4.	Summary of significant accounting policies (Cont’d)

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Dividends

Dividends are recorded in the Company’s financial statements in the period in which they are declared.

The Series B Convertible Preferred Stock carries dividends at 8% per annum payable quarter in cash in US Dollars.

Comprehensive income

The Company has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.

Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments of the Company.

Foreign currency translation

The functional currency of the Company are Hong Kong dollars (“HK$”) and Brazil dollars (Real$). The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

The exchange rates in effect at December 31, 2007 and 2006 were HK$1 for $0.1282 and $0.1286 and Real $1 for $0.562 and $ 0.4689 respectively. The average exchange rates for 2007, 2006 and 2005 were HK$1 for $0.1282, $0.1287 and $0.1286 and Real $1 for 0.5163 and 0.46 respectively. There is no significant fluctuation in exchange rate for the conversion of HK$ to US dollars after the balance sheet date.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

4.	Summary of significant accounting policies (Cont’d)

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

The Company is exposed to certain foreign currency risk from export sales transactions and recognized trade receivables as they will affect the future operating results of the Company. The Company did not have any hedging activities during the reporting period. As the functional currencies of the Company are HK$ and Real$, the exchange difference on translation to US dollars for reporting purpose is taken to other comprehensive income.

Stock-based payment

The Company adopted the SFAS No. 123R, "Share-Based Payment" ("SFAS 123R") using the modified prospective method. Under SFAS 123R, equity instruments issued to service providers for their services are measured at the grant-date fair value and recognized in the statement of operations over the vesting period.

Basic and diluted earnings (loss) per share

The Company reports basic earnings (loss) per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings (loss) per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the year.

Diluted earning (loss) per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the year (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the year.

The weighted average number of shares outstanding for 2007 represents the number of common stock equivalent of Series A Convertible Preferred Stock 110,236,841 issued to the Original Infosmart Shareholders for the Exchange transaction as they were mandatory converted to common stock.

The Company’s common stock equivalents at December 31, 2007 include the following:

Convertible redeemable preferred stock Series B	16,011,864
Detachable common stock warrants	28,510,347
Placement agent warrants	2,931,035
47,453,186

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

4.	Summary of significant accounting policies (Cont’d)

Restricted cash

Deposits in an Escrow accounts and deposits in banks for securities of bank overdrafts facilities that are restricted in use are classified as restricted cash under current assets.

Trade receivables

Trade receivables are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. The Company extends unsecured credit to customers in the normal course of business and believes all trade receivables in excess of the allowances for doubtful receivables to be fully collectible. Full allowances for doubtful receivables are made when the receivables are overdue for 1 year and an allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables. Bad debts are written off when identified. The Company does not accrue interest on trade accounts receivable.

Inventories

Inventories are valued at the lower of cost or market value with cost determined on a first-in, first-out basis. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company’s reserve requirements generally increase/decrease due to managements projected demand requirements, market conditions and product life cycle changes. During the reporting years, the Company did not make any allowance for slow-moving or defective inventories.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives. The principal annual rates are as follows:

Production lines and equipment	10% with 30% residual value
Leasehold improvements and others	20%

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of long-live assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets. No impairment of long-lived assets was recognized for any of the periods presented.

Off-balance sheet arrangements

Other than the bank guarantee given by a bank to a utility company which exempted the Company’s obligation to pay the required utility deposit (note 13), the Company does not have any off-balance sheet arrangements.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

4.	Summary of significant accounting policies (Cont’d)

Recently Issued Accounting Pronouncements

On January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon initial adoption. The cumulative effect of applying FIN 48 at adoption, if any, is to be reported as an adjustment to opening retained earnings for the year of adoption. The adoption of FIN 48 did not have a material effect on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which relates to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has not yet completed its analysis of the impact of adopting SFAS No. 157 on the consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 does not establish requirements for recognizing and measuring dividend income, interest income, or interest expense. SFAS No. 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements, included in SFAS No. 157, Fair Value Measurements, and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company has not yet completed its assessment of the impact upon adoption of SFAS No. 159 on the consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This statement retains the fundamental requirements of the original pronouncement requiring that the acquisition method of accounting, or purchase method, be used for all business combinations. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest at their fair values as of the acquisition date. In addition, SFAS No. 141(R) requires, among other things, expensing of acquisition related and restructuring related costs, measurement of pre-acquisition contingencies at fair value, measurement of equity securities issued for purchase at the date of close of the transaction and capitalization of in process research and development, all of which represent modifications to current accounting for business combinations. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. Adoption of SFAS No. 141(R) will not impact the Company’s accounting for business combinations closed prior to its adoption, but given the nature of the changes noted above, the Company expects that its accounting for business combinations occurring subsequent to adoption will be significantly different than that applied following current accounting literature.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

4.	Summary of significant accounting policies (Cont’d)

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The Company is in the process of evaluating the impact that SFAS 160 will have on its financial statements upon adoption.

5.	Professional expenses related to Restructuring and Share Exchange

	Year ended December 31
	2007	2006	2005
Issuance of shares of Infosmart’s common stock to HIG Note 5(a)	$-	$1,431,993	$-
Reverse Merger fees Note 5(b)	-	450,000	-
Issuance of the Company’s common stock to professional parties Note 5c	-	747,000	-
Others	-	124,397	320,892

	$-	$2,753,390	$320,892

Notes:

5(a).
Under the terms of the Exchange Agreement, immediately prior to the closing of the Exchange Agreement, HIG received 58.82352 shares (exchanged for 55,555.55 shares of the Company’s Series A Convertible Preferred Stock) of Infosmart’s common stock as payment for its services as a finder in connection with the exchange transaction.

5(b).	Keating Securities, LLC. was paid an advisory fee of $450,000.

5(c).	Fees for services rendered by Worldwide Gateway Company Ltd. and Richardson and Patel were settled by issuance of 2,850,000 shares and 459,770 shares of the Company’s common stock.

5(d).	The above professional expenses relate to the Restructuring and Share Exchange which occurred during the year and are non-recurring.

6.	Other Income

	Year ended December 31
	2007	2006	2005
Insurance compensation	$641,157	$-	$-
Interest income	5,473	23,821	7,307
Scrap sales	160,455	322,006	211,754
Other income	903,323	104,158	83,842

	$1,710,488	$499,985	$302,903

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

7.	Income taxes

 The components of income before income taxes are:-

	Year ended December 31
	2007	2006	2005
Brazil	$(2,360,083)	$-	$-
Hong Kong	(1,148,746)	5,247,207	5,172,783
The British Virgin Islands	14,336,412	(1,720,880)	-
The United States	(482,683)	(1,506,191)	-
Elimination of the inter-group transaction	(172,451)	-	-

	$10,172,449	$2,020,136	$5,172,783

The components of the provision for income taxes are:-

	Year ended December 31
	2007	2006	2005
Current taxes
Hong Kong	$155,011	$377,825	$-

Deferred taxes
Hong Kong	(207,517)	577,767	958,022

	(52,506)	$955,592	$958,022

The Company is subject to income tax in the United States. No provision for income tax in the United States has been made as the Company had no taxable income for the years ended December 31, 2007, 2006 and 2005. The statutory tax rate is 34%.

The Company’s subsidiary incorporated in the BVI is not subject to income taxes under the current laws of BVI.

The Company’s subsidiaries operating in Hong Kong are subject to profit tax rate of 17.5% on the estimated assessable profits during the years.

The Company’s subsidiaries operating in Brazil is subject to profit tax rate of 34%. No provision for income tax in Brazil has been made as the Company had no taxable income for the years ended December 31, 2007.

The effective income tax expenses differ from the statutory rate of 34% in the United States as follows:

	Year ended December 31
	2007	2006	2005
Provision for income tax at 34%	$3,458,632	$686,846	$1,758,746
Foreign tax rate differential	304,207	(280,690)	(853,509)
Increase in valuation allowance	966,540	512,105	-
Exemption in taxation	(4,874,381)	-	-
Others	92,496	37,331	52,785

Effective income tax expenses	$(52,506)	$955,592	$958,022

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

7.	Income taxes (cont’d)

Deferred tax (assets) liabilities as of December 31, 2007 and 2006 are composed of the following:

	As of December 31
	2007	2006
Hong Kong

Operating losses available for future periods	$-	$(475,504)
Temporary difference on accelerated tax depreciation on plant and equipment	2,305,728	3,017,241

The United Sates

Operating losses available for future periods	(482,683)	(512,105)
Valuation allowance	482,683	512,105

Deferred tax liabilities, net	$2,305,728	$2 541 537

Recognized in the balance sheet:
Net deferred tax assets	$-	$(459,823)
Net deferred tax liabilities	2,305,728	3,001,360

	$2,305,728	$2,541,537

The Company has a federal net operating loss carry forward of $482,683 (2006: $1,506,191) available to offset taxable income through to the year 2027. The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards aggregating $482,683 (2006: $1,506,191), against which the Company has recorded a full valuation allowance in recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. At December 31, 2007, the effect of such limitation, if imposed, has not been determined.

At December 31, 2007, the Company also had a net operating loss carried forward of $3,088,795 (2006: $2,718,311) in Hong Kong that is available for offset against future profits for an unlimited period of time.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

8.	Earning per share

The weighted average number of shares outstanding for 2005 represents the number of common stock equivalent of Series A Convertible Preferred Stock (110,236,841) issued to the Original Infosmart Shareholders for the Exchange transaction as they were mandatory converted to common stock.

The Company’s common stock equivalents at December 31, 2007 include the following:

Convertible redeemable preferred stock Series B	16,011,804
Detachable common stock warrants	28,510,347
Placement agent warrants	2,931,035

47,453,186

The Company stock equivalents on issue during the period were anti-dilutive.

9.	Prepaid expenses and other receivables

	As of December 31
	2007	2006
Prepaid professional expenses	$28,724	$-
Other prepaid operating expenses	427,372	41,409
Rental and utility deposits	80,312	96,260
Other receivables for advancement	7,937	131,808

	$544,345	$269,477

10.	Inventories

	As of December 31
	2007	2006
Raw materials	$1,190,330	$205,481
Work in progress	15,974	-
Finished goods	2,189,890	852,558

	$3,396,194	$1,058,039

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

11.	Plant and equipment

	As of December
	2007	2006
Costs
Production lines and equipment	$38,034,178	$36,689,884
Leasehold improvements	2,132,378	1,144,540
Furniture, fixtures and office equipment	221,393	70,247
Motor vehicles	260,550	54,753

	40,648,499	37,959,424

Accumulated depreciation
Production lines and equipment	8,666,845	6,151,290
Leasehold improvements	811,850	637,856
Furniture, fixtures and office equipment	50,662	32,020
Motor vehicles	25,474	29,202

	9,554,831	6,850,368

Net
Production lines and equipment	29,367,333	30,538,594
Leasehold improvements	1,320,528	506,684
Furniture, fixtures and office equipment	170,731	38,227
Motor vehicles	235,076	25,551

	31,093,668	31,109,056
Construction in progress, at cost	-	2,802,484

Plant and equipment, net	$31,093,668	$33,911,540

An analysis of production lines and equipment pledged to banks for banking facilities (note 13) granted to the Company is as follows:

	Pledge for banking facilities
	As of December 31
	2007	2006
Costs	$14,724,398	$8,333,280
Accumulated depreciation	(4,115,101)	(133,230)

Net	$10,609,297	$8,200,050

	Pledge for banking facilities
	As of December 31
	2007	2006
Depreciation for the year	$1,569,309	$133,230

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

11.	Plant and equipment (cont’d)

The components of depreciation charged are:

	Year ended December 31
	2007	2006	2005
Included in factory overheads	$2,500,452	$1,596,636	$1,481,163
Production lines and equipment

Included in operating expenses
Leasehold improvements	395,835	191,634	181,721
Furniture, fixtures and office equipment	29,900	21,300	21,862
Motor vehicles	34,490	10,959	10,951

	460,225	223,893	214,534

	$2,960,677	$1,820,529	$1,695,697

12.	Other payables and accrued liabilities

	As of December 31
	2007	2006
Customers deposits	$-	$117,306
Accrued professional fee	233,231	264,327
Staff costs payable	193,083	210,920
Other loan interest payable	165,057	127,632
Due to the ex-shareholder of IHL	-	4,277,656
Due to a related company, Eternal Scene	-	514,401
Payables for acquisition costs of plant and equipment	-	2,871,667
Other accrued expenses for operations	1,081,097	372,766

	$1,672,468	$8,756,675

As of December 31, 2006, the balance due to the ex-shareholder of IHL is interest-free, unsecured and has no fixed terms of repayment. $384,560 of the balance due to Eternal Scene, which is controlled by one of the directors of the Company, is interest-bearing at a monthly rate of 2% and the remaining balance is interest-free. For the year ended December 31, 2006, the Company incurred interest of $4,156 on the interest-bearing portion. The entire amount due to Eternal Scene is unsecured and repayable on demand.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

13.	Bank borrowings

	As of December 31
	2007	2006
Secured:
Bank overdrafts repayable on demand	$194,423	$-
Repayable within one year
Non-recurring bank loans	2,310,090	1,738,029
Other bank borrowings	3,665,280	1,765,625

	6,169,793	3,503,654
Repayable after one year
Non-recurring bank loans	2,092,949	2,893,927

	8,262,742	6,397,581

Unsecured:
Bank overdrafts repayable on demand
Repayable within one year
Other bank borrowings	592,760	-

	592,760	-

	$8,855,502	$6,397,581

As of December 31, 2007, the Company’s banking facilities are composed of the following:

		Amount
Facilities granted	Granted	Utilized	Unused
Letter of credit including:
- Outstanding letter of credit		$754,775
- Letter of credit under trust receipt		647,116
	5,128,205	1,401,891	3,726,314
Bank overdrafts	256,410	194,423	61,987
Non-recurring bank loans	4,851,849	4,851,849	-
Bank guarantee for utility deposit	153,846	153,846	-

	10,390,310	6,602,009	3,788,301

As of December 31, 2007, the above banking borrowings were secured by the following:

(a)	first fixed legal charge over 17 DVDR discs production lines with carrying amounts of $10,609,298 (note 11);

(b)	joint and several guarantees executed by two beneficial shareholders of the Company, a spouse of one of the beneficial shareholders and a director of the Company’s subsidiary.

The interest rates of bank loans in ISTL and IML were at 1.75% and 1.5% over one month Hong Kong Interbank Offered Rate per annum respectively

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

14.	Other loans

The outstanding principal of the other loans are repayable as follows:

	As of December 31
	2007	2006
Year ending December 31
2007	$-	$1,268,044
2008	5,065,639	1,175,433
2009	572,099	563,027
2010	145,324	145,742

Total	5,783,062	3,152,246
Current portion	(5,065,639)	(1,268,044)

Non-current portion	717,423	$1,884,202

All the other loans are unsecured and have fixed repayment terms. The interest rate is Hong Kong Prime interest rate (2006: the average effective rate is approximately 5.7%).

15.	Advance from a related party

Advance from a related party for working capital are as follows:

	As of December 31
	2007	2006
Prime Corporate Developments Ltd.	$929,634	927,991

The above advance is interest-free, unsecured and the related party has undertaken not to demand repayment in the next twelve months.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

16.	License usage rights

	2007	2006
Cost of license usage rights	$2,092,809	$2,092,809
Less: Accumulated amortization	(282,154)	-

Land use rights, net	$1,810,655	$2,092,809

The Company obtained the Infoscience Holdings Limited during 2006. In the process of acquisition, 2 license were obtained for the production of DVDR discs (“the Products”)

1.	License agreement granted from DVDR developer (intellectual property owner) to produce the Products

2.	The license for the manufacture of optical discs issued by the Customs and Excise Department of Hong Kong

Estimate usage right totally is 89 months. At December 2007, the license will be expired in 77 months

Amortization expense for the years ended 2007 was $282,154 (2006: Nil).

The estimated aggregate amortization expenses for license usage right for the five succeeding years is as follows :-

Year
2008	$282,154
2009	282,154
2010	282,154
2011	282,154
2012	282,154

$1,410,770

17.	Commitments and contingencies

Operating leases commitments

The Company leases office and factory premises under various non-cancelable operating lease agreements that expire at various dates through years 2008 to 2010, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases include contingent rentals. Minimum future commitments under these agreements payable as of December 31, 2007 are as follows:-

Year ending December 31
2008	$343,258
2009	117,644
2010	28,331

Rental expense was $315,349, $169,221 and $518,967 during 2007, 2006 and 2005 respectively.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

17.	Commitments and contingencies

Contingencies

From time to time, the Company is subject to legal claims and legal proceedings that arise in the ordinary course of our business. In the opinion of management, the ultimate outcome of claims and litigation of which management is aware will not have a material adverse effect on our consolidated financial position or results of operation. Management is not currently aware of any pending legal proceedings against Infosmart BVI except for the following:

Stanley Rosner v. World Wide Magic Net, Inc. (n/k/a Cyber) and Burlington Coat Factory, New York State Supreme Court, Nassau County, Index No. 98-006524. This is a breach of contract, fraud and tortuous interference action seeking $5,000,000 in compensatory damages, unspecified punitive damages and declaratory relief. By stipulation dated May 7, 1998, Mr. Rosner agreed to transfer the action to the Supreme Court in New York County after conceding Nassau County was not the proper venue for the action. Since that date, Mr. Rosner has neither transferred the case nor pursued it further.

In Re: Factory 2-U Stores, Inc., U.S. Bankruptcy Court, District of Delaware - Adv. Proc. No. 005-30480. On March 7, 2006, a complaint was filed against the Company in a Chapter 7 bankruptcy proceeding in U.S. Bankruptcy Court in the District of Delaware in the matter captioned In Re: Factory 2-U Stores, Inc. The complaint sought to recover from the Company $91,572 in alleged preferential transfers made to the Company by the debtor during the ninety-day period prior to the filing of the debtor's bankruptcy petition. The Company defended against the preference claim by asserting that such transfers were made in the ordinary course of business. On May 22, 2007, all parties entered into a settlement agreement, subject to the bankruptcy court’s approval. The settlement term is that Infosmart is required to pay to the complaint the sum of $15,000 on or before May 25, 2007. The bankruptcy court approved the settlement and dismissed the complaint with prejudice on June 21, 2007.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

18.	Common Stock and Convertible Preferred Stock

	Common stock		Series A		Series B		Additional
	No. of		No. of		No. of		paid-in
	Shares	Amount	Shares	Amount	Shares	Amount	capital
Balance, January 1, 2006	10,119,040	$1	-	$-	-	$-	$619,877

Issuance of Infosmart’s common stock prior to exchange transaction on August 11, 2006	-	999	-	-	-	-	-
Issuance of Series A shares on August 16, 2006 for the exchange of:
- 1,000 shares of Infosmart’s common stock held by Original Infosmart Shareholders	-	-	944,445	-	-	-	(21,336)
- 58.82352 shares of Infosmart’s common stock held by HIG	-	-	55,555	-	-	-	1,431,993
Issuance of common stock for the completion of the Restructuring and Share Exchange:
on August 16, 2006
- finders fee	2,850,000	627,000	-	-	-	-	-
- legal advise fee	459,770	120,000	-	-	-	-	-
Issuance of Series B shares with detachable warrants on August 16, 2006	-	-	-	-	1,092,857	3,738,827	5,443,330
Issuance of Placement Agent warrants on various dates	-	-	-	-	-	(644,800)	644,800
Conversion of Series A to common stock on October 12, 2006	116,721,360	-	(1,000,000)	-	-	-	-
Conversion of Series B to common stock on various date	4,851,256	512,101	-	-	(180,883)	(512,101)	-
Issuance of common stock for the exercise of warrants	800,000	260,800	-	-	-	-	-

Balance, December 31, 2006	135,801,426	$1,520,901	-	$-	911,974	$2,581,926	$8,118,664

Conversion of Series B to common stock on various date	8,447,282	$891,704	-	-	(314,963)	(891,704)	-

Balance, December 31, 2007	144,248,708	$2,412,605	-	$-	597,011	$1,690,222	$8,118,664

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

18.	Common Stock and Convertible Preferred Stock (cont’d)

Common Stock

The number of authorized shares of the Company's common stock is 300,000,000 shares. The shares have no par value.

Preferred Stock

The Company is authorized under its Articles of Incorporation to issue 10,000,000 shares of preferred stock, no par value per share. Of the 10,000,000 shares of preferred stock authorized, 1,200,000 shares were designated as Series A Convertible Preferred Stock and 1,800,000 shares were designated as Series B Redeemable Convertible Preferred Stock pursuant to Certificates of Determination that were approved by the Company's Board of Directors, and filed with and accepted by, the Secretary of State of the State of California prior to the closing of the exchange transaction.

Series A Preferred Stock

Under the terms of the Exchange Agreement, the Infosmart Shares held by the Infosmart Shareholders were exchanged for 1,000,000 shares of the Company’s Series A Preferred Stock (the “Exchange”).

Series B Preferred Stock and Warrants

The consummation of the Exchange was contingent on a minimum of $7 million (or such lesser amount as mutually agreed by Infosmart and the placement agent) being subscribed for, and funded into escrow, by certain accredited and institutional investors (“Investors”) for the purchase of shares of Series B Redeemable Convertible Preferred Stock of the Company promptly after the closing the Exchange under terms and conditions approved by the Company’s board of directors immediately following the Exchange (the “Financing”). The closing of the Financing was contingent on the closing of the Exchange, and the Exchange was contingent on the closing of the Financing.

Immediately following the closing of the Exchange, the Company received gross proceeds of approximately $7.65 million in connection with the Financing from the Investors. Pursuant to Subscription Agreements entered into with these Investors, the Company sold 1,092,857.143 shares of the Company’s Series B Preferred Stock with detachable warrants at a price per share of $7.00. Each share of Series B Preferred Stock will be convertible into shares of the Company’s common stock. It will be convertible into shares of the Company’s common stock at the election of the holder at a conversion price equal to $0.261 per share (“Conversion Price”). The Company was required to register the common stock underlying the Series B Preferred Stock and warrants issued in the Financing with the Securities and Exchange Commission for resale by the Investors. After deducting placement agents’ commissions and expenses as detailed below, the Company received net proceeds of approximately $6.89 million in the Financing.

In connection with the issuance of the Series B Preferred Stock to the Investors, the Company issued warrants to the Investors to purchase an aggregate of 29,310,345 shares of common stock, on as-converted basis, of the Company. The warrants have an exercise price of $0.326 per share, subject to adjustments.

Keating Securities, LLC and Axiom Capital Management, Inc. (“Placement Agents”) acted as Placement Agents in connection with the Financing. For their services, the Placement Agents received a commission equal to 8% of the gross proceeds or approximately $587,000 from the offering and a non-accountable expense allowance equal to 2% of the gross proceeds or approximately $153,000.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

18.	Common Stock and Convertible Preferred Stock (cont’d)

Series B Preferred Stock and Warrants (cont’d)

In addition, the Placement Agents received, for nominal consideration, five-year warrants to purchase 10% of the number of shares of common stock into which the Series B Preferred Stock issued in the Financing are converted to (“Placement Agent Warrants”). The Placement Agent Warrants will be exercisable at any time at a price equal 125% of the conversion price, on a net-issuance or cashless basis. The Placement Agent Warrants have registration rights similar to the registration rights afforded to the holders of Series B Preferred Stock and warrants. The Company also paid for the out-of-pocket expenses incurred by the Placement Agents and all purchasers in the amount of $25,000. Further, the Company issued to the Placement Agent, warrants to purchase an aggregate of 2,931,035 shares of our common stock on an as-converted basis at an exercise price of $0.326 per share.

The warrants are fully vested at the time of grant and have a term of five years. The material terms of the Company’s Series B Preferred Stock are summarized below.

Voting: The holders of Preferred Stock (including the Investors acquiring such shares as part of the Financing after the closing of the Exchange) are entitled to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote. Each share of Preferred Stock will carry a number of votes equal to the number of shares of common stock issue as if converted at the record date.

Dividends: The Series B Convertible Preferred Stock is cumulative, non-participating and carries dividends at 8% per annum payable quarterly in cash in US Dollars.

Conversion: The outstanding and unconverted Series B Convertible Preferred Stock shall be converted into shares of the Company’s common stock at the Conversion Price then in effect by delivering to the holders an Automatic Conversion Notice upon the happening of all of the following events: (i) for each of the twenty (20) consecutive Trading Days immediately preceding the date of delivery of the Automatic Conversion Notice, the daily Closing Price of the Common Stock shall be equal to at least two hundred fifty percent (250%) of the Conversion Price in effect as of the date immediately preceding the date of the Automatic Conversion Notice; and (ii) the daily trading volume of the Common Stock for each of the Trading Days during such twenty (20) Trading day period shall be at least 500,000 shares; provided, however, no such conversion is permitted unless at the time of the delivery of the Automatic Conversion Notice and on the Automatic Conversion Date, (A) The Company is in compliance with all of its obligations under this Certificate of Determination and the Transaction Documents, (B) during each of the Trading Days in such twenty (20) day period, the Registration Statement has been effective and has not been suspended by the SEC, (C) as of the Conversion Date, the Registration Statement is effective and has not been suspended by the SEC and no event has occurred which will likely result in the Registration Statement being declared ineffective or suspended by the SEC, and (D) no Triggering Event (as described under “Redemption Rights” in this Form 8-K) has occurred and is continuing.

Any outstanding Series B Convertible Preferred Stock not yet converted will be converted automatically two years from the date of the issuance of such stock at the then effective conversion price.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

18.	Common Stock and Convertible Preferred Stock (cont’d)

Additional paid-in capital

The Company allocated the net proceeds ($6,885,000) between the Series B Preferred Stock ($3,738,827) and the warrants ($3,146,173) based upon their relative fair values as of the closing date. The Company determined the fair value of the warrants (including Placement Agent Warrants which were valued at $644,800) using the Black-Scholes option pricing model with the following assumptions: no dividend yield; weighted average risk free rate of 5.05%; volatility of 368% and a contractual life of 5 years. The Company recorded the portion of the proceeds attributable to the stock as mezzanine equity pursuant to EITF Topic D-98, Classification and Measurement of Redeemable Securities after determining the guidance in FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity did not apply. The Company determined that the warrants meet the definition of a derivative instrument as defined in SFAS 133, Accounting for Derivative Instruments and Hedging Activities, but do not require derivative treatment pursuant to the scope exception in paragraph 11(a) of SFAS 133.

The Company evaluated whether the embedded conversion feature in the stock required bifurcation and determined that the economic characteristics and risks of the embedded conversion feature in the stock were clearly and closely related to the stock and concluded that bifurcation was not required under SFAS 133. The Company calculated the intrinsic value of the beneficial conversion feature embedded in the stock ($2,297,157) pursuant to the guidance in EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.

19.	Pension plans

The Company participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance (“MPF Scheme”) for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in employment in Hong Kong. Contributions are made by the Company operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of $2,580 (equivalent of HK$20,000). The participants are entitled to 100% of the Company’s contributions together with accrued returns irrespective of their length of service with the Company, but the benefits are required by law to be preserved until the retirement age of 65. The only obligation of the Company with respect to MPF Scheme is to make the required contributions under the plan.

The assets of the schemes are controlled by trustees and held separately from those of the Company. The Company fully complied the contribution requirement and total pension cost was $65,959, $77,885 and $66,107 for the years ended December 31, 2007, 2006 and 2005 respectively.

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

20.	Segment Information

The Company is engaged in the manufacture and distribution of DVDR discs and CDR. The nature of the products, their production processes, the type of their customers and their distribution methods are substantially similar. Information for the products of DVDR and CDR is disclosed under FAS 131, “Disclosures about Segments of an Enterprise and Related Information” as below:

	Flash drive and memory card			DVDR and Related Products				CDR			Total
	Year ended December 31			Year ended December 31				Year ended December 31			Year ended December 31
	2007	2006	2005	2007	2006	2005		2007	2006	2005	2007	2006	2005
Revenue from external customers	$38,073,558	$-	$-	$63,811,547	$25,622,351	$$	24,251,654	$3,084,795	$1,480,090	$325,552	$104,969,900	$27,102,441	$24,577,206
Interest income	-	-	-	-	22,520		7,210	-	1,301	97	-	23,821	7,307
Interest expenses	-	-	-	-	492,542		515,440	-	18,780	5,387	-	511,322	520,827
Segment profit	(7,661,647)	-	-	17,919,622	4,512,839		5,420,905	(16,988)	260,687	72,770	10,240,987	4,773,526	5,493,675
Depreciation	-	-	-	-	1,721,108		1,673,235	-	99,421	22,462	-	1,820,529	1,695,697
Segment assets	28,179,194	-	-	47,228,524	42,584,004		23,657,987	2,283,134	2,137,501	35,016	76,608,031	44,721,505	23,693,003
Expenditure for segment assets	-	-	-	-	14,953,289		1,452,035	-	2,215,772	2,496	-	17,169,061	1,454,531

A reconciliation is provided for unallocated amounts relating to corporate operations which is not included in the segment information.

	Year ended December 31
	2007	2006	2005

Total consolidated revenue	$104,969,900	$27,102,441	$24,577,206

Total profit for reportable segments	$10,240,986	$4,773,526	$5,493,675

Unallocated amounts relating to operations:
Professional expenses related to Restructuring and
Share Exchange	-	(2,753,390)	(320,892)

Income before taxes	$10,240,986	$2,020,136	$5,172,783

Assets	As of December 31
	2007	2006
Total assets for reportable segments	$76,608,031	$44,721,505

INFOSMART GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, and 2005
(Stated in US Dollars)

Other than the production lines and equipment with carrying amount of $11,947,265 (2006: $12,900,406) and the construction in progress located in Brazil, all of the Company’s long-lived assets are located in Hong Kong. Geographic information about the revenues, which are classified based on location of the customers, is set out as follows:

20.	Segment Information (cont’d)

	Year ended December 31
	2007	2006	2005

Argentina	$204,637	$74,039	$-
Australia	15,848,368	5,841,997	2,130,973
Brazil	33,090,824	6,870,908	106,344
Chile	2,145	521,747	206,672
Czech Republic	20,573	413,237	-
China	51,399,473	4,264,994	2,970,216
South Africa	156,060	-	-
Taiwan	177,786	19,954	-
Thailand	491,417	398,691	120,198
Turkey	216,380	-	-
United Kingdom	165,210	4,770,317	18,553,687
United States	2,000,064	1,583,684	17,588
Singapore	17,814	1,213,742	-
Other countries	1,179,149	1,129,131	471,528

Total	$104,969,900	$27,102,441	$24,577,206

21.	Comparative amounts

Certain amounts included in prior years’ consolidated statement of operations have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	Year ended December 31
	2006	2005

Net sales	$27,102,441	$24,577,206

Cost of sales	(19,570,525)	(17,911,674)

Gross profit	7,531,916	6,665,532

Administrative expenses	(1,997,379)	(816,553)

Depreciation - note 15	(223,893)	(214,534)

Selling and distributing costs	(475,781)	(641,096)

Income from operations	4,834,863	4,993,349

Professional expenses related to Restructuring
and Share Exchange - note 8	(2,753,390)	(320,892)

Reversal of commission payable - note 9	-	718,250

Other income - note 10	449,985	302,903

Interest expenses	(511,322)	(520,827)

Income before income taxes	2,020,136	5,172,783

Income taxes - note 11	(955,592)	(958,022)

Net income	1,064,544	4,214,761

Series B preferred dividends	(202,069)	-
Series B preferred deemed dividend - note 22	(2,297,157)	-

	(2,499,226)	-
Net (loss) income applicable to common
shareholders	$(1,434,682)	$4,214,761

(Loss) earnings per share
- basic and dilutive - note 12	$(0.01)	$0.04

Weighted average shares outstanding
- basic and dilutive - note 12	119,188,957	110,236,841

See the accompanying notes to consolidated financial statements

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
CONSOLIDATED BALANCE SHEETS
AS OF DECMEBER 31, 2006 AND 2005
(Stated in US Dollars)

	As of December 31
	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$206,258	$154,368
Restricted cash - notes 5 and 17(b)	552,193	263,085
Trade receivables, net of allowance of doubtful debts of $nil in 2006 in 2006 and 2005	6,171,366	3,252,678
Prepaid expenses and other receivables - note 13	269,477	1,478,343
Inventories, net - note 14	1,058,039	1,427,790

Total current assets	8,257,333	6,576,264
Deferred tax assets - note 11	459,823	45,724
Plant and equipment, net - note 15	33,911,540	18,298,753
Intangible assets - note 7	2,092,809	-

TOTAL ASSETS	$44,721,505	$24,920,741

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$2,926,078	$1,800,984
Other payables and accrued liabilities - note 16	8,756,675	1,102,953
Income tax payable	363,645	-
Current portion of bank borrowings - note 17	3,503,654	4,461,840
Current obligations under capital leases - note 18	-	52,692
Current portion of other loans - note 19	1,268,044	1,996,614

Total current liabilities	16,818,096	9,415,083
Non-current portion of bank borrowings - note 17	2,893,927	-
Non-current portion of other loans - note 19	1,884,202	1,750,131
Advance from a related party - note 20	927,991	2,217,054
Deferred tax liabilities - note 11	3,001,360	2,497,054

TOTAL LIABILITIES	$25,525,576	$15,879,322

COMMITMENTS AND CONTINGENCIES - note 21

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
CONSOLIDATED BALANCE SHEETS (cont’d)
AS OF DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	As of December 31
	2006	2005

Series B Redeemable Convertible Preferred Stock: No par value - note 22
Authorized 1,800,000 shares; Issued and outstanding 911,974.54
shares	$2,581,926	$-
STOCKHOLDERS’ EQUITY
Common stock: No par value
Authorized: 2006 - 300,000,000 shares and 2005 - 40,000,000
shares; Issued and outstanding: 2006 - 135,801,426.44 shares
and 2005 - 10,119,040 shares	1,520,901	1
Preferred stock: No par value - note 22
Authorized 7,000,000 shares; Issued and outstanding: 2006 and
2005 - nil share	-	-
Series A Convertible Preferred Stock: No par value - note 22
Authorized 1,200,000 shares; Issued and outstanding
2006 and 2005 - nil share	-	-
Additional paid-in-capital - note 22	8,118,664	619,877
Accumulated other comprehensive income	19,237	31,658
Retained earnings	6,955,201	8,389,883

TOTAL STOCKHOLDERS’ EQUITY	16,614,003	9,041,419

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,721,505	$24,920,741

See the accompanying notes to consolidated financial statements

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	Year ended December 31
	2006	2005
Cash flows from operating activities
Net income	$1,064,544	$4,214,761
Adjustments to reconcile net income to net cash flows
provided by operating activities:
Depreciation	1,820,529	1,695,697
Deferred income taxes	577,767	958,022
Loss on disposal of property, plant and equipment	381,498	-
Professional expenses related to Restructuring and Share
Exchange	2,628,993	-
Changes in operating assets and liabilities:
Trade receivables	(2,882,093)	(1,378,159)
Prepaid expenses and other receivables	167,669	(1,684,202)
Inventories	365,608	289,229
Trade payables	1,071,828	(2,163,581)
Income tax payable	363,928	-
Advance from a related party	(1,287,409)	(32,846)
Other payables and accrued liabilities	406,535	370,407

Net cash flows provided by operating activities	4,679,397	2,269,328

Cash flows from investing activities
Acquisition of plant and equipment	(8,686,331)	(1,454,531)
Cash acquired on the acquisition of subsidiaries - notes 6 and 7	31,609	-

Net cash flows (used in) investing activities	(8,654,722)	(1,454,531)

Cash flows from financing activities
Dividend paid	(202,069)	(1,501,167)
Proceeds from new bank loans	618,240	3,475,726
Proceeds from other loans	128,600	1,286,000
Repayment of non-recurring bank loans	(3,705,482)	(2,939,563)
Net advancement of other bank borrowings	1,766,999	623,956
Repayment of other loans	(674,436)	(111,770)
Increase in restricted cash	(289,930)	(129,097)
(Decrease) increase in bank overdrafts	(258,420)	232,822
Proceeds from issuance of Infosmart common stock	999	-
Proceeds from the exercise of detachable common stock warrants	260,800	-
Proceeds from the issuance of Series B preferred stock
and detachable common stock warrants	7,650,000	-
Preferred stock issuance costs and recapitalization costs	(1,215,000)	-
Repayment of obligations under capital leases	(52,569)	(1,693,041)

Net cash flows provided by (used in) financing activities	4,027,732	(756,134)

Effect of foreign currency translation on cash and cash equivalents	(517)	479

Net increase in cash and cash equivalents	51,890	59,142
Cash and cash equivalents, beginning of period	154,368	95,226

Cash and cash equivalents, end of period	206,258	$154,368

See the accompanying notes to consolidated financial statements

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT’D)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	Year ended December 31
	2006	2005

Supplemental disclosures for cash flow information:
Cash paid for:
Interest	$511,309	$454,901
Income taxes	13,897	-

Noncash investing and financing activities:
Current account with IHL offsetting for the acquisition of property,
plant and equipment	$5,611,063	$-
Other payables for the acquisition of property, plant and equipment	2,871,667	-
Capitalization of advances from spouse of Ms. Sze	-	617,287
Conversion of Series A shares to common stock	-	-
Conversion of Series B shares to common stock	512,101	-
Issuance of Placement Agent warrants	644,800	-
Series B Preferred deemed dividend	2,297,157	-
Value of exchange transaction and financing services rendered in
exchange for shares of common stock	747,000	-
Value of exchange transaction and financing services rendered in
exchange of Series A shares	1,431,993	-

See the accompanying notes to consolidated financial statements

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

(Stated in US Dollars)						Accumulated
			Series A Preferred		Additional	other
	Common stock		stock		Paid-in	comprehensive	Retained
	Shares	Amount	Shares	Amount	capital	Income/(loss)	earnings	Total

Balance, January 1, 2005	10,119,040	$1	-	$-	$619,877	$3,630	$5,676,289	$6,299,797
Comprehensive income
Net income	-	-	-	-	-	-	4,214,761	4,214,761
Foreign currency translation adjustments	-	-	-	-	-	28,028	-	28,028
Total comprehensive income								4,242,789
Dividend	-	-	-	-	-	-	(1,501,167)	(1,501,167)

Balance, December 31, 2005	10,119,040	1	-	-	619,877	31,658	8,389,883	9,041,419
Issuance of common stock - note 22	-	999	-	-	-	-	-	999
Issuance of Series A shares - note 22	-	-	944,445	-	(21,336)	-	-	(21,336)
Issuance of common stock - notes 8 and 22	3,309,770	747,000	-	-	-	-	-	747,000
Issuance of Series A shares - notes 8 and 22	-	-	55,555	-	1,431,993	-	-	1,431,993
Conversion of Series A shares - note 22	116,721,360	-	(1,000,000)	-	-	-	-	-
Issuance of Series B shares with
detachable Warrants - note 22	-	-	-	-	5,443,330	-	-	5,443,330
Series B preferred deemed
- dividend - note 22	-	-	-	-	-	-	(2,297,157)	(2,297,157)
Conversion of Series B shares - note 22	4,851,256	512,101	-	-	-	-	-	512,101
Exercise of warrants - note 22	800,000	260,800	-	-	-	-	-	260,800
Issuance of Placement Agent
Warrants - note 22	-	-	-	-	644,800	-	-	644,800
Comprehensive income
Net income	-	-	-	-	-	-	1,064,544	1,064,544
Foreign currency translation adjustments	-	-	-	-	-	(12,421)	-	(12,421)
Total comprehensive income								1,052,123
Series B preferred dividend	-	-	-	-	-	-	(202,069)	(202,069)

Balance, December 31, 2006	135,801,426	$1,520,901	-	$-	$8,118,664	$19,237	$6,955,201	$16,614,003

See notes to consolidated financial statements

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

1.	Change of company name and financial year date

Effect from October 12, 2006, the company changed its name from Cyber Merchants Exchange Inc. to Infosmart Group Inc. (the “Company”).

On August 16, 2006, the Company’s Board of Directors approved a change of fiscal year end date from May 31 to December 31, with all the required filings submitted to the United States Securities and Exchange Commission.

2.	Corporation information and reorganization

The Company was incorporated in the State of California and the Company’s shares are quoted for trading on the Over-The-Counter Bulletin Board in the United States of America.

Recapitalization

The Company entered into an Exchange Agreement dated July 7, 2006 and amended on August 14, 2006 (the “Exchange Agreement”) with KI Equity Partners II, LLC (“KI Equity”), Infosmart Group Limited (“Infosmart”), the owners of 100% of the capital shares of Infosmart, namely Chung Kwok, Po Nei Sze (“Ms. Sze”), Prime Corporate Developments Limited (“Prime Corporate”) (collectively the “Original Infosmart Shareholders”) and Hamptons Investment Group Limited (“HIG”) (collectively the “Infosmart Shareholders”), and Worldwide Gateway Co., Ltd. The closing of the Exchange Agreement occurred on August 16, 2006.

At the closing of the Exchange Agreement, the Company acquired all of Infosmart’s capital shares (the “Infosmart Shares”) from the Infosmart Shareholders, and the Infosmart Shareholders transferred and contributed all of their Infosmart Shares to the Company. In exchange, the Company issued 1,000,000 shares of its Series A Convertible Preferred Stock (note 22) to the Infosmart Shareholders. Each share of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”) is convertible into 116.72136 shares of the Company's common stock, subject to adjustments. On October 12, 2006, the Series A Preferred Stock automatically converted into shares of the Company's common stock upon the filing and acceptance of a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of California pursuant to the approval by a majority of the Company's stockholders (voting together on an as-converted-to-common-stock basis), following the closing of the Exchange Agreement, an increase in the number of authorized shares of the Company's common stock from 40,000,000 shares to 300,000,000 shares and a change of the Company's corporate name to Infosmart Group Inc..

As a result of the closing of the Exchange Agreement, Infosmart became the wholly owned subsidiary of the Company and became the Company’s main operational business. The Exchange transaction, for accounting and financial reporting purposes, is deemed to be a reverse takeover transaction (“RTO”).

The RTO has been accounted for as a recapitalization of the Company whereby the historical financial statements and operations of Infosmart become the historical financial statements of the Company, with no adjustment to the carrying value of the assets and liabilities. The 944,444.45 shares of the Company’s Series A Preferred Stock (which is convertible into 110,236,841 common stocks) outstanding prior to the RTO are accounted for at $(21,336) of net book value of deficit at the time of the RTO (note 6). The accompanying consolidated financial statements reflect the recapitalization of the stockholders’ equity as if the transaction occurred as of the beginning of the first period presented.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

2.	Corporation information and reorganization (cont’d)

Restructuring

For the purpose of RTO, the companies comprising Infosmart group underwent the restructuring on October 20, 2005 (the “Re-structuring”). Infosmart acquired all of the outstanding and issued shares of common stock of its subsidiaries (including Info Smart Technology Limited (“ISTL”), Info Smart International Enterprises Limited (“ISIEL”) and Infoscience Media Limited (“IML”)) from their then existing stockholders (the “Former Infosmart Stockholders”) in consideration for the issuance of 1 share of $1 each of the Company’s voting common stock, representing 100% of the voting power in Infosmart, at the direction of the Former Infosmart Stockholders, to Prime Fortune Enterprises Limited (“Prime”).

Prime’s issued and outstanding ordinary shares were owned as follows: 713 shares held by Prime Corporate, 212 shares held by Chung Kwok, and 75 shares held by Sau Wan Lui. On August 11, 2006, at the request of the new investors of Series B Redeemable Convertible Preferred Stock and in connection with the RTO, Prime’s Board of Directors approved resolutions for Prime to transfer the one (1) issued and outstanding ordinary share of Infosmart owned by Prime to Prime shareholder, Chung Kwok, in exchange for a cash payment of $1.00 (the “Prime Transfer”), and that pursuant to such resolutions, Prime transferred the one Infosmart share to Chung Kwok on August 11, 2006 in exchange for the $1.00 cash payment.

Further, on August 11, 2006 and concurrent with the Prime Transfer, Infosmart’s Board approved resolutions for the issuance of 999 new shares in Infosmart to Prime Corporate, Chung Kwok and Sau Wan Lui, as follows: 713 shares to Prime Corporate, 211 shares to Chung Kwok, and 75 shares to Sau Wan Lui, in exchange for a cash payment by Prime Corporate, Chung Kwok and Sau Wan Lui of $1.00 per Infosmart share that each receives (the “Infosmart Share Issuance”) or an aggregate total payment of $999 for such shares, and that on August 11, 2006, the Company issued the 999 Infosmart shares, in amounts as described above, to Prime Corporate, Chung Kwok and Sau Wan Lui and, in exchange, received the $999 cash payment, pursuant to such resolutions.

3.	Description of business

The Company, through its wholly owned subsidiary, Infosmart, is engaged in the business of developing, manufacturing, marketing and sales of recordable digital versatile disc (“DVDR”), an optical digital disc used for storing data and interactive sequences as well as audio and video files, under the two cooperation agreements as detailed below. Due to customers demand, in the third quarter of 2006, the Company also commenced the manufacture of recordable compact discs (“CDR”).

The key raw materials for the production of the Company’s products are PC resin and silver granule. PC resin is mainly used in the molding of DVDR and CDR discs. Silver granule is mainly used in coating the DVDR and CDR discs.

The Company’s main suppliers are located in Hong Kong while the Company’s customers are located in both Hong Kong and overseas including Australia, Europe and South America. The Company’s major customers include distributors and retail traders. The Company currently manufactures and ships the products from Hong Kong where the Company operates a state of the art DVDR and CDR manufacturing facilities.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)
3.	Description of business (cont’d)

For the development of the market in Brazil, the Company entered into an agreement on March 20, 2006 with two independent third parties for setting up a subsidiary, Discobrás Indústria E Comércio De Eletro Eletrônica Ltda (“Discobrás”), in Brazil for the new DVDR production facility. The Company was constructing a DVDR production facility in Brazil. The Company relocated some of its DVDR manufacturing equipment from Hong Kong to Brazil. The subsidiary had obtained all required government licenses and all other documents and approvals necessary to operate a DVDR production facility in Brazil. Production in Brazil is expected to start in April 2007.

In order to produce DVDR Discs ("the Products"), the manufacturers need to obtain two licenses:

(1)    license agreement granted from DVDR developer (intellectual property owner) to produce the Products (the “License Agreement”); and

(2)	The license for the manufacture of optical discs issued by the Customs and Excise Department of Hong Kong (the "Manufacturing License").

The applications for the License Agreement and the Manufacturing License are relatively complex and time-consuming. In order to obtain the Manufacturing License, the Company has to submit an application form with all necessary supporting documents to the Optical Disc License Division of the Customs and Excise Department, the production has to be halted for about a month for the Customs and Excise Department to arrange an appointment for the inspection of manufacturing premises and the Company will be informed of the result within 14 working days. The license is valid on the date of payment for a period of 3 years.

Due to historical association with Mega Century Limited (“Mega Century”), a company formerly controlled by Ms. Sze and her family members up till February 7,2005 when the entire equity interest of Mega Century owned by them was transferred to an independent third party, the Company has entered into cooperation agreements with Mega Century and a third party respectively for the production of the Products instead of halting production for a month during the application period for the licenses. With the relocation of certain production lines from Hong Kong to Brazil and the relocation of Hong Kong production facility from Chai Wan to Tsuen Wan in 2006, there will be a month's period for the Customs and Excise Department to inspect the new production facility in Tsuen Wan.

During the years, the Company operated under two cooperation agreements. The first corporation agreement (“Agreement 1”) was entered into on December 1, 2002 between ISTL and Mega Century. The second cooperation agreement (“Agreement 2”) was entered into between IML and an independent third party, Infoscience Holdings Limited (“IHL”) on December 1, 2004. IHL became the wholly-owned subsidiary of the Company with effect from December 1, 2006 (note 7).

Agreement 1

Mega Century is engaged in the business of producing the Products. Mega Century has been granted the License Agreement by DVDR developer to use certain intellectual properties owned by DVDR developer in order to produce the Products. Mega Century is also the holder of the Manufacturing License for the manufacture of optical Disc/Stampers issued by the Customs and Excise Department of Hong Kong. Pursuant to the Agreement 1, during the period from December 1, 2002 to December 31, 2005 (“First Cooperation Period”), Mega Century agrees to share technical know-how with ISTL and ISTL agrees to provide the production facilities, human and other resources (“Combined Facilities”) to produce the Products.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)
3.	Description of business (cont’d)

In accordance with Agreement 1, ISTL is required to purchase from Mega Century at least $1,200,000 worth of Products, cumulatively (the “Minimum Sales”) during the First Cooperation Period. In respect of the Minimum Sales, Mega Century would purchase the necessary raw materials from ISTL at cost (“Production Cost”) incurred by ISTL and Mega Century shall use the Combined Facilities to manufacture the Products and sell to ISTL at the market price for the Products at the time of sale.

For Products manufactured at the Combined Facilities, Mega Century is responsible for paying all the relevant licensee fees and ISTL is responsible for all the recurrent costs and expenses incurred.

Agreement 1 further provides that the legal title and full beneficial ownership of the first 6,500,000 units of the Products (the “Minimum Quantity”) produced at the Combined Facilities within each whole month during the First Cooperation Period shall belong to ISTL and in this connection ISTL shall have the right to sell the Minimum Quantity to the third party buyers and/or to Mega Century.

For all Products manufactured in excess of the Minimum Quantity, the direct production cost is wholly borne by ISTL and the gross profit is shared between Mega Century and ISTL in the proportion of 30% and 70% respectively.

On January 1, 2004, Mega Century, ISTL and ISIEL entered into an agreement amending Agreement 1 whereby ISIEL agreed to be an additional party to Agreement 1 and to undertake ISTL’s rights and obligations with ISTL jointly and severally.

During 2006 and 2005, the production volume at the Combined Facilities was within the Minimum Quantity under Agreement 1. As a result, the Products wholly belonged to the Company in accordance to Agreement 1. Related party sales and purchases are detailed in note 24.

Up to December 31, 2004, the Company fulfilled the Minimum Sales as required by Agreement 1 and, as a result, there was no purchase commitments regarding such Minimum Sales requirement.

An extension agreement was signed on January 1, 2006 for the extension of the First Cooperation Period to December 31, 2006 with a renewal option.

The renewal option for Agreement 1 has not been exercised due to the suspension of production by ISTL and ISIEL during the year. The suspension of production was mainly due to the relocation of certain production lines of ISTL and ISIEL to Brazil and the remaining productions lines being transferred to IML to support the production by IML.

Agreement 2

With respect to Agreement 2, IHL also obtained the relevant License Agreement and Manufacturing License, whereby each of IHL and IML agrees that during the period from December 1, 2004 to December 31, 2005 (the “Second Cooperation Period”) to combine operationally their production facilities and resources to produce the Products similar to the arrangement set forth in Agreement 1.

For the Products manufactured at the combined facilities, IHL is responsible for paying all the relevant licensee fees and IML is responsible for all the recurrent costs and expenses incurred.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)
3.	Description of business (cont’d)

Agreement 2 provides that the legal title and full beneficial ownership of the first 5,000,000 units of the Products (the “Second Minimum Quantity”) produced by the combined production facilities within each whole month during the Second Cooperation Period shall belong to IML and in this connection IML shall have the right to sell the Second Minimum Quantity to third party buyers and/or to IHL. For those quantities in excess of the Second Minimum Quantity, they shall belong to IHL.

An agreement was signed on December 1, 2005 to extend the Second Cooperation Period to December 31, 2006 with a renewal option. An extension agreement was signed on November 29, 2006 to further extend the Second Cooperation Period until December 31, 2008 under the same terms and conditions of the extension agreement signed on December 1, 2005.

4.	Continuance of operations

These financial statements have been prepared on a going concern basis. Due to the fact that the Company is engaged in a capital intensive industry, the Company’s working capital (deficit) as of December 31, 2006 was $(8,560,763). Its ability to continue as a going concern is dependent upon the ability of the Company to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company plans to satisfy its capital needs through revenue generated from its business and financing transactions through the sale of equity and/or debt securities.

Management’s plans for the continuation of the Company as a going concern include financing the Company’s operations through debt financing from the banks, trade creditors and investors with extended credit terms. Further, one of the stockholders of the Company has undertaken to financially support the Company in the course of its operation as necessary. In 2007, the Company commenced trial operations in Brazil and the management of the Company believes that the resulting new markets will generate significant opportunities in South America with growth in both revenues and profits and will enhance the cash flow position of the Company.

5.	Summary of significant accounting policies

Basis of presentation and consolidation

On August 16, 2006, the RTO were completed. Accordingly, accounting for recapitalization is adopted for the preparation of consolidated financial statements. This means that the consolidated financial statements are issued under the name of the legal parent, the Company, but a continuation of consolidated financial statements of Infosmart.

The comparative figures represent the financial position of Infosmart and the results of their operations and their cash flows.

On October 20, 2005, the Restructuring was completed and accordingly, accounting for recapitalization is adopted for the preparation of the comparative figures of the consolidated financial statements. It means that the consolidated financial statements for the year ended December 31, 2005 are issued under the name of the legal parent, Infosmart, but includes the combined financial statements of ISTL and ISIEL.

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

5.	Summary of significant accounting policies (cont’d)

The consolidated financial statements include the accounts of the Company and its subsidiaries. The subsidiaries included in the consolidated financial statements are Infosmart, ISIEL, ISTL, IML, IHL and Discobrás. All significant inter-company accounts and transactions have been eliminated in consolidation.

The results of subsidiaries acquired or disposed of during the years are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal.

Minority Interests

For the development of the market in Brazil, the Company entered into an agreement on March 20, 2006 with two independent third parties for setting up a subsidiary, Discobrás Indústria E Comércio De Eletro Eletrônica Ltda (“Discobrás”), in Brazil. Discobrás has a social capital of $8,046,281 (equivalent to R$17,385,600) and 99.42% or $8,000,000 (equivalent to R$17,285,600) (“Investment Cost”) of which has been subscribed by the Company. As of December 31, 2006, neither one of the two independent third parties satisfied their required capital contribution by any means. As a result, no minority interests have been recognized in the accompanying financial statements.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation of useful lives of property, plant and equipment. Actual results could differ from those estimates.

License usage rights

License usage rights are stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the remaining term of the license obtained by IHL (note 7).

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)
5.	Summary of significant accounting policies (cont’d)

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade receivables. The Company extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. The Company conducts periodic reviews of the client’s financial conditions and payment practices. Further, the Company will maintain an allowance for doubtful accounts based on the management’s expectations on actual losses possibly incurred. Other than set forth below, no customers represented 10% or more of the Company’s net sales.

At December 31, 2006 and 2005, customers representing 10% or more of the Company’s net sales and their related trade receivables are:

Net sales	Year ended December 31
	2006	2005

Laser Corporation	$5,539,155	$1,841,053
AgroDigital	3,443,350	-
ENet	3,763,194	17,164,213

	$12,745,699	$19,005,266

Trade receivables	As of December 31
	2006	2005

Laser Corporation	$1,450,249	$-
AgroDigital	3,312,563	-
ENet	-	1,610,075

	$4,762,812	$1,610,075

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery and the sales price is fixed or determinable and collection is reasonably assured.

Advertising and transportation expenses

Advertising, transportation and other product-related costs are charged to expenses as incurred.

Advertising expenses amounted to $45,463 and $101,590 during 2006 and 2005 respectively and are included in selling and distributing costs.

Transportation expenses amounted to $352,203 and $447,894 during 2006 and 2005 respectively and are included in selling and distributing costs.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

5.	Summary of significant accounting policies (cont’d)

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Dividends

Dividends are recorded in the Company’s financial statements in the period in which they are declared.

The Series B Convertible Preferred Stock carries dividends at 8% per annum payable quarter in cash in US Dollars.

Comprehensive income

The Company has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments of the Company.

Foreign currency translation

The functional currency of the Company is Hong Kong dollars (“HK$”). The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

The exchange rates in effect at December 31, 2006 and 2005 were HK$1 for $0.1286 and $0.1290 respectively. The average exchange rates for 2006 and 2005 were HK$1 for $ 0.1287 and $0.1286 respectively. There is no significant fluctuation in exchange rate for the conversion of HK$ to US dollars after the balance sheet date.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

5.	Summary of significant accounting policies (cont’d)

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

The Company is exposed to certain foreign currency risk from export sales transactions and recognized trade receivables as they will affect the future operating results of the Company. The Company did not have any hedging activities during the reporting period. As the functional currency of the Company is HK$, the exchange difference on translation to US dollars for reporting purpose is taken to other comprehensive income.

Stock-based payment

The Company adopted the SFAS No. 123R, "Share-Based Payment" ("SFAS 123R") using the modified prospective method. Under SFAS 123R, equity instruments issued to service providers for their services are measured at the grant-date fair value and recognized in the statement of operations over the vesting period.

Basic and diluted earnings (loss) per share

The Company reports basic earnings (loss) per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings (loss) per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the year.

Diluted earning (loss) per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the year (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the year.

The weighted average number of shares outstanding for 2005 represents the number of common stock equivalent of Series A Convertible Preferred Stock (110,236,841)(note 2) issued to the Original Infosmart Shareholders for the Exchange transaction as they were mandatory converted to common stock.

The Company’s common stock equivalents at December 31, 2006 include the following:

Convertible redeemable preferred stock Series B	24,459,088
Detachable common stock warrants	28,510,345
Placement agent warrants	2,931,035

55,900,468

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

5.	Summary of significant accounting policies (cont’d)

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less.

Restricted cash

Deposits in an Escrow accounts and deposits in banks for securities of bank overdrafts facilities that are restricted in use are classified as restricted cash under current assets.

Trade receivables

Trade receivables are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. The Company extends unsecured credit to customers in the normal course of business and believes all trade receivables in excess of the allowances for doubtful receivables to be fully collectible. Full allowances for doubtful receivables are made when the receivables are overdue for 1 year and an allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables. Bad debts are written off when identified. The Company does not accrue interest on trade accounts receivable.

Inventories

Inventories are valued at the lower of cost or market value with cost determined on a first-in, first-out basis. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company’s reserve requirements generally increase/decrease due to managements projected demand requirements, market conditions and product life cycle changes. During the reporting years, the Company did not make any allowance for slow-moving or defective inventories.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives. The principal annual rates are as follows:

Production lines and equipment	10% with 30% residual value
Leasehold improvements and others	20%

Construction in progress represents the factory under construction, which is stated at cost less any impairment losses, and is not depreciated. Cost comprises the direct costs of construction. Construction in progress is reclassified to the appropriate category of fixed assets when completed and ready for use.

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

5.	Summary of significant accounting policies (cont’d)

Impairment of long-live assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets. No impairment of long-lived assets was recognized for any of the periods presented.

Off-balance sheet arrangements

Other than the bank guarantee given by a bank to a utility company which exempted the Company’s obligation to pay the required utility deposit (note 17), the Company does not have any off-balance sheet arrangements.

Recent accounting pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”), which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”). SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company does not believe the adoption of SFAS No. 155 will have a material impact on the Company’s consolidated financial position or results of operations.

In March, 2006, the FASB released SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS No. 156”), to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value. SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. SFAS No. 156 will be effective for the Company as of December 31, 2006, the beginning of the Company’s 2007 fiscal year. The Company does not believe the adoption of SFAS No. 156 will have a material impact on the Company’s consolidated financial position or results of operations.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

5.	Summary of significant accounting policies (cont’d)

Recent accounting pronouncements (cont’d)

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes”. This interpretation requires that the impact of a tax position be recognized in the financial statements, if that position is more likely than not to be sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the effect of FIN 48 on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The Company is currently evaluating the effect, if any, of SAB No. 108 on its financial statements.

6.	Reverse acquisition

Pursuant to the Exchange Agreement as detailed in note 2, the Company acquired 100% ownership interest in Infosmart, in consideration for the issuance by the Company of 1,000,000 shares of its Series A Convertible Preferred Stock to the Infosmart Shareholders. The acquisition of Infosmart has been accounted for using the recapitalization accounting treatment which is equivalent to reverse takeover accounting basis with Infosmart being the accounting parent and the Company being the accounting subsidiary. The net deficits of the Company at the completion date on August 16, 2006 are as follows :-

(Unaudited)
Current assets
Cash and cash equivalents	$28,664

Current liabilities
Other payables and accrued liabilities	(50,000)

Net deficits acquired	$(21,336)

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

7. Acquisition of business

Acquisition of Interest in IHL

Pursuant to a Sale and Purchase Agreement dated December 1, 2006, the Company acquired 100% of the equity interest in IHL on November 30, 2006 at a consideration of $0.1286 (approximately HK$1) in cash. The purchase price has been allocated based on the estimated fair values of the assets acquired and liabilities assumed as of the date of acquisition. The following represents the allocation of the purchase price on November 30, 2006:

	Net assets
	at date of	Fair value	Estimated
	acquisition	adjustments	fair value

Cash and cash equivalents	$2,945	$-	$2,945
Trade receivables	48,920	-	48,920
Prepaid expenses and other receivables	63,427	-	63,427
Due from ISTL	4,506,524	-	4,506,524
Property, plant and equipment, net	723,605	-	723,605
Intangible assets - License usage rights	-	2,092,809	2,092,809
Deferred tax assets	-	479,511	479,511
Trade payables	(9,722)	-	(9,722)
Other payables and accrued liabilities	(4,381,005)	-	(4,381,005)
Secured bank loans	(3,527,014)	-	(3,527,014)

	$(2,572,320)	$2,572,320	$-

Cash consideration			$0

IHL holds the relevant License Agreement and Manufacturing License in order to produce the Products (see note 3). Through the acquisition of the equity interest in IHL, the Company secured the renewal of the cooperation agreement with IHL and obtained the right to use the relevant License Agreement and Manufacturing License. The license usage rights will be amortized on a straight line basis starting from January 1, 2007 over the remaining term of the license.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

8.	Professional expenses related to Restructuring and Share Exchange

	Year ended December 31
	2006	2005

Issuance of shares of Infosmart’s
common stock to HIG (Note 8(a))	$1,431,993	$-
Reverse Merger fees (Note 8(b))	450,000	-
Issuance of the Company’s common stock to
professional parties (Note 8(c))	747,000	-
Others	124,397	320,892

	$2,753,390	$320,892

Notes:

8(a).
Under the terms of the Exchange Agreement, immediately prior to the closing of the Exchange Agreement, HIG received 58.82352 shares (exchanged for 55,555.55 shares of the Company’s Series A Convertible Preferred Stock) of Infosmart’s common stock as payment for its services as a finder in connection with the exchange transaction.

8(b).	Keating Securities, LLC. was paid an advisory fee of $450,000.
8(c).	Fees for services rendered by Worldwide Gateway Company Ltd. and Richardson and Patel were settled by issuance of 2,850,000 shares and 459,770 shares of the Company’s common stock.
8(d).	The above professional expenses relate to the Restructuring and Share Exchange which occurred during the year and are non-recurring.

9.	Reversal of commission payable

In 2005, a major customer of the Company granted full forbearance for commission payable by the Company for the previous period.

10.	Other income

	Year ended December 31
	2006	2005

Interest income	$23,821	$7,307
Scrap sales	322,006	211,754
Other income	104,158	83,842

	$449,985	$302,903

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

11.	Income taxes

The components of the income before income taxes are :-

	Year ended December 31
	2006	2005

Hong Kong	$5,247,207	$5,172,783
The British Virgin Islands	(1,720,880)	-
The United States	(1,506,191)	-

	$2,020,136	$5,172,783

The components of the provision for income taxes are :-

	Year ended December 31
	2006	2005
Current taxes
Hong Kong	$377,825	$-

Deferred taxes
Hong Kong	577,767	958,022

	$955,592	$958,022

The Company is subject to income tax in the United States. No provision for income tax in the United States has been made as the Company had no taxable income for the years ended December 31, 2006 and 2005. The statutory tax rate is 34%.

The Company’s subsidiary incorporated in the BVI is not subject to income taxes under the current laws of BVI.

The Company’s subsidiaries operating in Hong Kong are subject to profit tax rate of 17.5% on the estimated assessable profits during the years.

The effective income tax expenses differs from the statutory rate of 34% in the United States as follows:

	Year ended December 31
	2006	2005

Provision for income tax at 34%	$686,846	$1,758,746
Foreign tax rate differential	(280,690)	(853,509)
Increase in valuation allowance	512,105	-
Others	37,331	52,785

Effective income tax expenses	$955,592	$958,022

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

11.	Income taxes (cont’d)

Deferred tax (assets) liabilities as of December 31, 2006 and 2005 are composed of the following:

	As of December 31
	2006	2005

Hong Kong

Operating losses available for future periods	$(475,704)	$(573,653)
Temporary difference on accelerated tax
depreciation on plant and equipment	3,017,241	3,024,983

The United States

Operating losses available for future periods	(512,105)	-
Valuation allowance	512,105	-

Deferred tax liabilities, net	$2,541,537	$2,451,330

Recognized in the balance sheet:
Net deferred tax assets	$(459,823)	$(45,724)
Net deferred tax liabilities	3,001,360	2,497,054

	$2,541,537	$2,451,330

The Company has a federal net operating loss carry forward of $1,506,191 available to offset taxable income through to the year 2026. The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards aggregating $1,506,191, against which the Company has recorded a full valuation allowance in recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. At December 31, 2006, the effect of such limitation, if imposed, has not been determined. The federal net operating loss carry forward of $121,336 up to the date of RTO was expired due to the cumulative ownership change of more than 50 percent over a three-year period.

At December 31, 2006, the Company also had a net operating loss carried forward of $2,718,311 in Hong Kong that is available for offset against future profits for an unlimited period of time.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

12.	Earnings per share

The weighted average number of shares outstanding for 2005 represents the number of common stock equivalent of Series A Convertible Preferred Stock (110,236,841)(note 2) issued to the Original Infosmart Shareholders for the Exchange transaction as they were mandatory converted to common stock.

The Company’s common stock equivalents at December 31, 2006 include the following:

Convertible redeemable preferred stock Series B	24,459,088
Detachable common stock warrants	28,510,345
Placement agent warrants	2,931,035

55,900,468

The Company stock equivalents on issue during the period were non-dilutive and accordingly, the basic and diluted earnings per share are the same.

13.	Prepaid expenses and other receivables

	As of December 31
	2006	2005

Prepaid professional expenses related to Restructuring and
Share Exchange	$-	$28,896
Other prepaid operating expenses	41,409	-
Rental and utility deposits	96,260	49,014
Advance to Mega Century	-	24,882
Advances to IHL	-	1,227,738
Other receivables for advancement	131,808	147,813

	$269,477	$1,478,343

As of December 31, 2005, the advances to IHL and Mega Century were interest-free, unsecured and had no fixed terms of repayment.

14.	Inventories

	As of December 31
	2006	2005

Raw materials	$205,481	$272,124
Finished goods	852,558	1,155,666

	$1,058,039	$1,427,790

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

15.	Plant and equipment

	As of December 31
	2006	2005
Costs
Production lines and equipment	$36,689,884	$21,895,934
Leasehold improvements	1,144,540	954,794
Furniture, fixtures and office equipment	70,247	116,078
Motor vehicles	54,753	54,924

	37,959,424	23,021,730
Accumulated depreciation
Production lines and equipment	6,151,290	4,299,143
Leasehold improvements	637,856	363,144
Furniture, fixtures and office equipment	32,020	42,382
Motor vehicles	29,202	18,308

	6,850,368	4,722,977
Net
Production lines and equipment	30,538,594	17,596,791
Leasehold improvements	506,684	591,650
Furniture, fixtures and office equipment	38,227	73,696
Motor vehicles	25,551	36,616

	31,109,056	18,298,753
Construction in progress, at cost	2,802,484	-

Plant and equipment, net	33,911,540	$18,298,753

An analysis of production lines and equipment acquired under capital leases and pledged to banks for banking facilities (note 17(a)) granted to the Company is as follows:

	Acquired under capital leases		Pledged for banking facilities
	As of December 31		As of December 31
	2006	2005	2006	2005
Costs	$-	$1,677,000	$8,333,280	$4,192,500
Accumulated depreciation	-	(289,283)	(133,230)	(723,206)

Net	$-	$1,387,717	$8,200,050	$3,469,294

	Acquired under capital leases		Pledged for banking facilities
	As of December 31		As of December 31
	2006	2005	2006	2005
Depreciation for the year	$-	$117,390	$133,230	$292,565

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

15.	Plant and equipment (cont’d)

The components of depreciation charged are:

	Year ended December 31
	2006	2005

Included in factory overheads
Production lines and equipment	$1,596,636	$1,481,163

Included in operating expenses
Leasehold improvements	191,634	181,721
Furniture, fixtures and office equipment	21,300	21,862
Motor vehicles	10,959	10,951

	223,893	214,534

	$1,820,529	$1,695,697

During the year ended December 31, 2006, plant and equipment with a cost of $767,535 were disposed of at no consideration resulting in losses of $381,498. There was no disposal for the year ended December 31, 2005.

16.	Other payables and accrued liabilities

	As of December 31
	2006	2005
Customers deposits	$117,306	$201,655
Accrued professional fee	264,327	317,340
Staff costs payable	210,920	173,047
Other loan interest payable	127,632	66,132
Due to the ex-shareholder of IHL	4,277,656	-
Due to a related company, Eternal Scene	514,401	-
Payables for acquisition costs of plant and equipment	2,871,667	-
Other accrued expenses for operations	372,766	344,779

	$8,756,675	$1,102,953

As of December 31, 2006, the balance due to the ex-shareholder of IHL is interest-free, unsecured and has no fixed terms of repayment. $384,560 of the balance due to Eternal Scene, which is controlled by one of the directors of the Company, is interest-bearing at a monthly rate of 2% and the remaining balance is interest-free. For the year ended December 31, 2006, the Company incurred interest of $4,156 on the interest-bearing portion. The entire amount due to Eternal Scene is unsecured and repayable on demand.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

17.	Bank borrowings

	As of December 31
	2006	2005
Secured:
Bank overdrafts repayable on demand	$-	$256,140
Repayable within one year
Non-recurring bank loans	1,738,029	794,066
Other bank borrowings	1,765,625	1,747,847

	3,503,654	2,798,053
Repayable after one year
Non-recurring bank loans	2,893,927	-

	6,397,581	2,798,053

Unsecured:
Bank overdrafts repayable on demand	-	2,883
Repayable within one year
Other bank borrowings	-	1,660,904

	-	1,663,787

	$6,397,581	$4,461,840

As of December 31, 2006, the Company’s banking facilities are composed of the following:

	Amount
Facilities granted	Granted	Utilized	Unused

Letter of credit including:
- Outstanding letter of credit		$578,495
- Letter of credit under trust receipt		1,187,130
	$3,086,400	1,765,625	$1,320,775
Bank overdrafts	514,400	-	514,400
Non-recurring bank loans	4,631,956	4,631,956	-
Invoice discounting	1,543,200	225,675	1,317,525
Bank guarantee for utility deposit	297,066	297,066	-

	$10,073,022	$6,920,322	$3,152,700

As of December 31, 2006, the above banking borrowings were secured by the following:

(a)	first fixed legal charge over 7 DVDR discs production lines with carrying amounts of $8,200,050 (note 15);

(b)	charge over bank deposit of $271,079; and

(c)	joint and several guarantees executed by two beneficial shareholders of the Company, a spouse of one of the beneficial shareholders and a director of the Company’s subsidiary.

The interest rates of bank loans in ISTL and IML were at Hong Kong Prime Rate per annum. Interest rate of bank loan in IHL was at 1.25% over one month Hong Kong Interbank Offered Rate per annum.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

18.	Obligations under capital leases

During the year ended December 31, 2005, the Company leased certain production lines and equipment (Note 15) under non-cancelable leases classified as capital leases. The leases were negotiated for terms ranging from 1 to 2 years. Interest rates were fixed at the contract date. All leases were on a fixed repayment basis. None of the leases included contingent rentals. The following is a schedule of future minimum lease payments for capital leases together with the present value of the net minimum lease payments :-

	As of December 31
	2006	2005

Year ending December 31
2006	$-	$52,919

Total minimum lease payments	-	52,919
Total capital lease charges	-	(227)

Present value of lease payments	-	52,692
Current portion	-	(52,692)

Non-current portion	$-	$-

19.	Other loans

In 2005, a new loan of $1,286,000 was arranged from an independent third party for working capital of the Company. The loan is bearing interest at Hong Kong Prime Rate per annum, unsecured and repayable by 24 monthly installments with the first installment due in January of 2007.

In connection with the acquisition of production lines and equipment with a cost of $2,560,898 in 2004, a debt financing was arranged with an independent third party. The loan bears interest of 5.6% per annum (subject to annual revision), is unsecured and is repayable by 60 monthly installments, with the first installment payment due in April of 2005.

For 2006, the average effective annual interest borrowing rate was approximately of 5.7% (2005 : 5.7%).

The outstanding principal of the other loans are repayable as follows:

	As of December 31,
	2006	2005
Year ending December 31
2006	$-	$1,996,614
2007	1,268,044	505,068
2008	1,175,433	534,090
2009	563,027	564,778
2010	145,742	146,195

Total	3,152,246	3,746,745
Current portion	(1,268,044)	(1,996,614)

Non-current portion	$1,884,202	$1,750,131

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

20.	Advance from a related party

Advance from a related party for working capital are as follows:

	As of December 31
	2006	2005

Prime Corporate	$927,991	$2,217,054

The above advance is interest-free, unsecured and the related party has undertaken not to demand repayment in the next twelve months.

21.	Commitments and contingencies

Operating leases commitments

The Company leases office and factory premises under various non-cancelable operating lease agreements that expire at various dates through years 2007 to 2009, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases include contingent rentals. Minimum future commitments under these agreements payable as of December 31, 2006 are as follows :-

Year ending December 31
2007	$165,076
2008	112,981
2009	83,572
2010	23,596

Rental expense was $169,221 and $518,967 during 2006 and 2005 respectively.

Capital commitments

On March 26, 2006 the Company had entered into a contract with an engineer in Hong Kong to construct the factory in Brazil with contract sum of approximately $2,721,000. As of December 31, 2006, approximately $419,000 of this balance remains outstanding.

Contingencies

The case of Stanley Rosner (“Rosner”) v. World Wide Magic Net, Inc. (n/k/a Cyber) and Burlington Coat Factory, New York State Supreme Court, Nassau County, Index No. 98-006524 remains outstanding. The claim alleges breach of contract, fraud and tortuous interference action and seeks $5,000,000 in compensatory damages, unspecified punitive damages and declaratory relief. By stipulation parties dated May 7, 1998, Rosner agreed to transfer the action to Supreme Court, New York County, after conceding Nassau County was not the proper venue for the action. Since that date, Rosner has neither transferred the case nor pursued it further. No provision has been made in respect of this claim.

The case of In Re: Factory 2-U Stores, Inc. (U.S. Bankruptcy Court, District of Delaware - Adv. Proc. No. 005-30480) remains outstanding.  On March 7, 2006, a complaint was filed against Cyber Merchants in a Chapter 7 bankruptcy proceeding in U.S. Bankruptcy Court in the District of Delaware in the matter captioned In Re: Factory 2-U Stores, Inc. The complaint seeks to recover from Cyber $91,572 in alleged preferential transfers made to the Company by the debtor during the ninety-day period prior to the filing of the debtor's bankruptcy petition. The Company has defended against the preference claim by asserting that such transfers were made in the ordinary course of business. This bankruptcy proceeding is currently scheduled for trial on May 17, 2007.  The Company plans to defend this claim vigorously. No provision has been made in respect of this claim.

22.	Common Stock and Convertible Preferred Stock

	Common stock		Series A		Series B		Additional
	No. of		No. of		No. of		paid-in
	shares	Amount	shares	Amount	shares	Amount	Capital

Balance, January 1, 2006	10,119,040	$1	-	$-	-	$-	$619,877

Issuance of Infosmart’s common stock prior to exchange transaction on August 11, 2006	-	999	-	-	-	-	-
Issuance of Series A shares on August 16, 2006
for the exchange of:
- 1,000 shares of Infosmart’s common stock
held by Original Infosmart Shareholders	-	-	944,445	-	-	-	(21,336)
- 58.82352 shares of Infosmart’s common
stock held by HIG	-	-	55,555	-	-	-	1,431,993
Issuance of common stock for the completion
of the Restructuring and Share Exchange:
on August 16, 2006
- finders fee	2,850,000	627,000	-	-	-	-	-
- legal advise fee	459,770	120,000	-	-	-	-	-
Issuance of Series B shares with detachable
warrants on August 16, 2006	-	-	-	-	1,092,857	3,738,827	5,443,330
Issuance of Placement Agent warrants on
various dates	-	-	-	-	-	(644,800)	644,800
Conversion of Series A to common stock
on October 12, 2006	116,721,360	-	(1,000,000)	-	-	-	-
Conversion of Series B to common stock on
various dates	4,851,256	512,101	-	-	(180,883)	(512,101)	-
Issuance of common stock for the exercise
of warrants	800,000	260,800	-	-	-	-	-

Balance, December 31, 2006	135,801,426	$1,520,901	-	$-	911,974	$2,581,926	$8,118,664

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

22.	Common Stock and Convertible Preferred Stock (cont’d)

Common Stock

Following the closing of the Exchange Agreement, there was an increase in the number of authorized shares of the Company's common stock from 40,000,000 shares to 300,000,000. The shares have no par value.

Preferred Stock

The Company is authorized under its Articles of Incorporation to issue 10,000,000 shares of preferred stock, no par value per share. Of the 10,000,000 shares of preferred stock authorized, 1,200,000 shares were designated as Series A Convertible Preferred Stock and 1,800,000 shares were designated as Series B Redeemable Convertible Preferred Stock pursuant to Certificates of Determination that were approved by the Company's Board of Directors, and filed with and accepted by, the Secretary of State of the State of California prior to the closing of the exchange transaction.

Series A Preferred Stock

Under the terms of the Exchange Agreement, the Infosmart Shares held by the Infosmart Shareholders were exchanged for 1,000,000 shares of the Company’s Series A Preferred Stock (the “Exchange”). Each Series A Preferred share would be convertible into 116.72136 shares of the Company’s common stock (the “Conversion Rate”). The Series A Preferred Shares were automatically converted into shares of the Company’s common stock (the “Mandatory Conversion”) at such time as the Company filed the amendment to its Articles of Incorporation with California’s Secretary of State (the “Amendment”) increasing the authorized number of shares of Common Stock from 40,000,000 to 300,000,000 so that the Company had a sufficient number of authorized and unissued shares of Common Stock so as to permit the conversion of all outstanding shares of the Series A Preferred Stock, and the Company changes its corporate name (collectively, the “Corporate Actions”).

The Corporate Actions were approved on September 5, 2006 by the Company’s Board of Directors and the holders of at least a majority of the Company’s outstanding capital stock. All the required filings were submitted to the United States Securities and Exchange Commission and the Amendment was filed and accepted by California’s Secretary of State on October 11, 2006.

Series B Preferred Stock and Warrants

The consummation of the Exchange was contingent on a minimum of $7 million (or such lesser amount as mutually agreed by Infosmart and the placement agent) being subscribed for, and funded into escrow, by certain accredited and institutional investors (“Investors”) for the purchase of shares of Series B Redeemable Convertible Preferred Stock of the Company promptly after the closing the Exchange under terms and conditions approved by the Company’s board of directors immediately following the Exchange (the “Financing”). The closing of the Financing was contingent on the closing of the Exchange, and the Exchange was contingent on the closing of the Financing.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

22.	Common Stock and Convertible Preferred Stock (cont’d)

Series B Preferred Stock and Warrants (cont’d)

Immediately following the closing of the Exchange, the Company received gross proceeds of approximately $7.65 million in connection with the Financing from the Investors. Pursuant to Subscription Agreements entered into with these Investors, the Company sold 1,092,857.143 shares of the Company’s Series B Preferred Stock with detachable warrants at a price per share of $7.00. Each share of Series B Preferred Stock will be convertible into shares of the Company’s common stock. It will be convertible into shares of the Company’s common stock at the election of the holder at a conversion price equal to $0.261 per share (“Conversion Price”). The Company was required to register the common stock underlying the Series B Preferred Stock and warrants issued in the Financing with the Securities and Exchange Commission for resale by the Investors. After deducting placement agents’ commissions and expenses as detailed below, the Company received net proceeds of approximately $6.89 million in the Financing.

In connection with the issuance of the Series B Preferred Stock to the Investors, the Company issued warrants to the Investors to purchase an aggregate of 29,310,345 shares of common stock, on as-converted basis, of the Company. The warrants have an exercise price of $0.326 per share, subject to adjustments.

Keating Securities, LLC and Axiom Capital Management, Inc. (“Placement Agents”) acted as Placement Agents in connection with the Financing. For their services, the Placement Agents received a commission equal to 8% of the gross proceeds or approximately $587,000 from the offering and a non-accountable expense allowance equal to 2% of the gross proceeds or approximately $153,000.

In addition, the Placement Agents received, for nominal consideration, five-year warrants to purchase 10% of the number of shares of common stock into which the Series B Preferred Stock issued in the Financing are converted to (“Placement Agent Warrants”). The Placement Agent Warrants will be exercisable at any time at a price equal 125% of the conversion price, on a net-issuance or cashless basis. The Placement Agent Warrants have registration rights similar to the registration rights afforded to the holders of Series B Preferred Stock and warrants. The Company also paid for the out-of-pocket expenses incurred by the Placement Agents and all purchasers in the amount of $25,000. Further, the Company issued to the Placement Agent, warrants to purchase an aggregate of 2,931,035 shares of our common stock on an as-converted basis at an exercise price of $0.326 per share. The warrants are fully vested at the time of grant and have a term of five years. The material terms of the Company’s Series B Preferred Stock are summarized below.

Voting: The holders of Preferred Stock (including the Investors acquiring such shares as part of the Financing after the closing of the Exchange) are entitled to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote. Each share of Preferred Stock will carry a number of votes equal to the number of shares of common stock issuable as if converted at the record date.

Dividends: The Series B Convertible Preferred Stock is cumulative, non-participating and carries dividends at 8% per annum payable quarterly in cash in US Dollars.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

22.	Common Stock and Convertible Preferred Stock (cont’d)

Series B Preferred Stock and Warrants (cont’d)

Conversion: The outstanding and unconverted Series B Convertible Preferred Stock shall be converted into shares of the Company’s common stock at the Conversion Price then in effect by delivering to the holders an Automatic Conversion Notice upon the happening of all of the following events: (i) for each of the twenty (20) consecutive Trading Days immediately preceding the date of delivery of the Automatic Conversion Notice, the daily Closing Price of the Common Stock shall be equal to at least two hundred fifty percent (250%) of the Conversion Price in effect as of the date immediately preceding the date of the Automatic Conversion Notice; and (ii) the daily trading volume of the Common Stock for each of the Trading Days during such twenty (20) Trading day period shall be at least 500,000 shares; provided, however, no such conversion is permitted unless at the time of the delivery of the Automatic Conversion Notice and on the Automatic Conversion Date, (A) The Company is in compliance with all of its obligations under this Certificate of Determination and the Transaction Documents, (B) during each of the Trading Days in such twenty (20) day period, the Registration Statement has been effective and has not been suspended by the SEC, (C) as of the Conversion Date, the Registration Statement is effective and has not been suspended by the SEC and no event has occurred which will likely result in the Registration Statement being declared ineffective or suspended by the SEC, and (D) no Triggering Event (as described under “Redemption Rights” in this Form 8-K) has occurred and is continuing.

Any outstanding Series B Convertible Preferred Stock not yet converted will be converted automatically two years from the date of the issuance of such stock at the then effective conversion price.

Additional paid-in capital

The Company allocated the net proceeds ($6,885,000) between the Series B Preferred Stock ($3,738,827) and the warrants ($3,146,173) based upon their relative fair values as of the closing date. The Company determined the fair value of the warrants (including Placement Agent Warrants which were valued at $644,800) using the Black-Scholes option pricing model with the following assumptions: no dividend yield; weighted average risk free rate of 5.05%; volatility of 368% and a contractual life of 5 years. The Company recorded the portion of the proceeds attributable to the stock as mezzanine equity pursuant to EITF Topic D-98, Classification and Measurement of Redeemable Securities after determining the guidance in FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity did not apply. The Company determined that the warrants meet the definition of a derivative instrument as defined in SFAS 133, Accounting for Derivative Instruments and Hedging Activities, but do not require derivative treatment pursuant to the scope exception in paragraph 11(a) of SFAS 133.

The Company evaluated whether the embedded conversion feature in the stock required bifurcation and determined that the economic characteristics and risks of the embedded conversion feature in the stock were clearly and closely related to the stock and concluded that bifurcation was not required under SFAS 133. The Company calculated the intrinsic value of the beneficial conversion feature embedded in the stock ($2,297,157) pursuant to the guidance in EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

23.	Pension plans

The Company participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance (“MPF Scheme”) for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in employment in Hong Kong. Contributions are made by the Company operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of $2,580 (equivalent of HK$20,000). The participants are entitled to 100% of the Company’s contributions together with accrued returns irrespective of their length of service with the Company, but the benefits are required by law to be preserved until the retirement age of 65. The only obligation of the Company with respect to MPF Scheme is to make the required contributions under the plan.

The assets of the schemes are controlled by trustees and held separately from those of the Company. The Company fully complied the contribution requirement and total pension cost was $77,885 and $66,107 for the years ended December 31, 2006 and 2005 respectively.

24.	Related party transactions

Apart from the transactions disclosed elsewhere in the financial statements, the Company had the following material transactions with its related parties during the year ended December 31, 2005:

	Year ended December 31
	2006	2005

Sales of raw materials to Mega Century at costs actual
incurred	$-	$29,197
Purchases of finished goods from Mega Century at
market prices	-	24,677
Factory rentals received from Mega Century at market
rentals	-	2,572

Note: Only the transactions with Mega Century up to February 7, 2005 are regarded as related party transactions as the management considers that Mega Century was no longer a related party following the transfer of entire interest in Mega Century by Ms. Sze and her family members (Note 3).

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

25.	Segment Information

The Company is engaged in the manufacture and distribution of DVDR discs and CDR. The nature of the products, their production processes, the type of their customers and their distribution methods are substantially similar. Information for the products of DVDR and CDR is disclosed under FAS 131, “Disclosures about Segments of an Enterprise and Related Information” as below:

	DVDR and Related Products		CDR		Total
	Year ended December 31		Year ended December 31		Year ended December 31
	2006	2005	2006	2005	2006	2005

Revenue from external customers	$25,622,351	$24,251,654	$1,480,090	$325,552	$27,102,441	$24,577,206
Interest income	22,520	7,210	1,301	97	23,821	7,307
Interest expenses	492,542	515,440	18,780	5,387	511,322	520,827
Depreciation	1,721,108	1,673,235	99,421	22,462	1,820,529	1,695,697
Segment profit	4,512,839	5,420,905	260,687	72,770	4,773,526	5,493,675
Segment assets	42,584,004	23,657,987	2,137,501	35,016	44,721,505	23,693,003
Expenditure for segment assets	14,953,289	1,452,035	2,215,772	2,496	17,169,061	$1,454,531

INFOSMART GROUP INC.
(FORMERLY CYBER MERCHANTS EXCHANGE INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

25.	Segment Information (Cont’d)

A reconciliation is provided for unallocated amounts relating to corporate operations which is not included in the segment information.

	Year ended December 31
	2006	2005

Total consolidated revenue	$27,102,441	$24,577,206

Total profit for reportable segments	$4,773,526	$5,493,675

Unallocated amounts relating to operations:
Professional expenses related to Restructuring and
Share Exchange	(2,753,390)	(320,892)

Income before taxes	$2,020,136	$5,172,783

	As of December 31
	2006	2005

Assets
Total assets for reportable segments	$44,721,505	$23,693,003
Advance to IHL	-	1,227,738

	$44,721,505	$24,920,741

Other than the production lines and equipment with carrying amount of $12,900,406 (2005: $nil) and the construction in progress (note 15) located in Brazil, all of the Company’s long-lived assets are located in Hong Kong. Geographic information about the revenues, which are classified based on location of the customers, is set out as follows:

	Year ended December 31
	2006	2005

Australia	$5,841,997	$2,130,973
Brazil	6,870,908	106,344
Chile	521,747	206,672
Czech Republic	413,237	-
China and Hong Kong	4,264,994	2,970,216
United Kingdom	4,770,317	18,553,687
United States	1,583,684	17,588
Singapore	1,213,742	-
Thailand	398,691	120,198
Other countries	1,223,124	471,528

Total	$27,102,441	$24,577,206

26.	Comparative amounts

Certain amounts included in prior years’ consolidated statement of operations have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income.

Prospectus dated August 7, 2008

INFOSMART GROUP, INC.

19,303,970 Class A Warrants

19,303,970 shares of Common Stock

Until all the securities covered by this prospectus are sold pursuant to the Plan of Distribution in this prospectus, all dealers that buy, sell or trade shares of our common stock or Class A Warrants, whether or not participating in this offering, may be required to deliver a prospectus.